                           SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(A)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

          Filed by the Registrant                    [X]
          Filed by a Party other than the Registrant [ ]

Check the appropriate box:
  [ ]  Preliminary Proxy Statement
  [ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
  [X]  Definitive Proxy Statement
  [ ]  Definitive Additional Materials
  [ ]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12




                       UNIVERSAL HOSPITAL SERVICES, INC.
                (Name of Registrant as Specified in its Charter)

                       Universal Hospital Services, Inc.
                     ------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  [ ] No fee required.
  [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
                   UHS Common Stock, $.01 par value per share
     ---------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:  6,057,229(1)
                                                                  --------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                  $15.50 (2)
     ---------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:   $89,271,646.50 (2)
                                                      --------------------------

(5)    Total fee paid:          $17,854.33 (2)
                       ---------------------------------------------------------

(1) This represents 5,476,359 shares of Common Stock of Universal Hospital Services, Inc. ("UHS"), $.01 par value per share (the "UHS Common Stock"), options to purchase 574,450 shares of UHS Common Stock and rights to purchase an estimated 6,420 shares of UHS Common Stock, all of which are estimated to be outstanding as of February 28, 1998.
(2) Pursuant to Rule 0-11, the filing fee was computed on the basis of the Merger Consideration set forth in the following table:

                                                  Consideration    Aggregate
                                       Number        per Unit    Consideration
                                    -------------  ------------  --------------
  Common Stock                          5,476,359       $15.50   $84,883,356.50
  Options to purchase Common Stock        574,450         7.60*    4,365,820.00
  Rights to purchase Common Stock           6,420       $ 3.50+       22,470.00
                                    -------------  ------------  --------------
        Total Consideration                                      $89,271,646.50
-------------------

  * Based on the weighted average exercise price of such options.
  + Based on estimated employee contribution to the Employee Stock Purchase Plan and Estimated Closing Price of Common Stock during certain periods under such Plan.


[X] Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid:
                             ---------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:
                                                   -----------------------------

(3)  Filing Party:
                   -------------------------------------------------------------

(4)  Date Filed:
                 ---------------------------------------------------------------

UHS
UNIVERSAL HOSPITAL SERVICES, INC.


1250 Northland Plaza
3800 West 80th Street                              January 26, 1998
Bloomington, Minnesota 55431-4442
(612) 893-3200


Dear Shareholder:


  You are cordially invited to attend a Special Meeting of Shareholders of Universal Hospital Services, Inc. ("UHS"), to be held on Wednesday, February 25, 1998 at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota, commencing at 9:00 a.m., Central Time (the "Special Meeting").

  At the Special Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of a newly formed Minnesota corporation controlled by J.W. Childs Equity Partners, L.P. ("Childs") with and into UHS, in which shareholders of UHS will receive $15.50 per share in cash in exchange for their UHS common stock, together with the associated Rights (as defined in the accompanying Proxy Statement) (other than (i) shares as to which dissenters' rights are perfected as described in the Proxy Statement, (ii) any shares owned directly or indirectly by Childs and (iii) shares held by certain persons who have agreed or who later agree that such shares shall remain outstanding). David E. Dovenberg, Vice President and Chief Financial Officer of UHS, has agreed with Childs that he will become President and Chief Executive Officer of UHS following the Merger and will retain his equity interest in UHS following the Merger. Mr. Dovenberg also has agreed to vote in favor of the Merger Agreement at the Special Meeting. The other members of the Company's current senior management team, comprised of myself, Paul W. Larsen, Michael W. Bohman and Duane R. Wenell, will not be retaining equity interests in UHS but have agreed to vote in favor of the Merger Agreement at the Special Meeting and in the Merger will receive the merger consideration of $15.50 per share in exchange for our shares of UHS Common Stock.

  A Special Committee of the Board of Directors consisting exclusively of nonemployee directors of UHS (the "Special Committee"), and the full Board of Directors of UHS, each has unanimously approved the Merger Agreement and unanimously recommends that you vote in favor of approval of the Merger Agreement at the Special Meeting. The Special Committee has received a written opinion from Piper Jaffray Inc., its financial advisor, to the effect that the cash consideration to be received by UHS shareholders is fair from a financial point of view as of January 26, 1998.

  The Merger and certain related matters are described in detail in the accompanying Proxy Statement. See "THE MERGER AND MERGER AGREEMENT" in the Proxy Statement. A copy of the Merger Agreement is attached as Appendix A to the Proxy Statement.

  Approval of the matters related to the Merger to be voted on at the Special Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of UHS common stock. Accordingly, failure to vote or abstentions will have the effect of a vote against approval of the Merger Agreement. Moreover, brokers cannot vote at the Special Meeting without instructions from shareholders entitled to vote at the Special Meeting. Shareholders whose shares are held in brokerage accounts ("street names") are urged to instruct their brokers to vote their shares in favor of approval of the Merger Agreement.

  IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING. WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. YOUR SHARES OF UHS COMMON STOCK WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU HAVE GIVEN IN YOUR PROXY. IF NO INSTRUCTIONS ARE GIVEN ON YOUR PROXY, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED AT THE SPECIAL MEETING FOR APPROVAL OF THE MERGER AGREEMENT AND IN ACCORDANCE WITH THE PROXY STATEMENT ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. IF YOU DO NOT RETURN THE ACCOMPANYING FORM OF PROXY, YOUR SHARES WILL NOT BE VOTED IN FAVOR OF APPROVAL OF THE MERGER AGREEMENT AND WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER AGREEMENT. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD. YOUR PROMPT COOPERATION WILL BE GREATLY APPRECIATED.

                                    Thomas A. Minner
                                    Chairman of the Board and Chief
                                      Executive Officer

                       UNIVERSAL HOSPITAL SERVICES, INC.
                              1250 NORTHLAND PLAZA
                             3800 WEST 80TH STREET
                       BLOOMINGTON, MINNESOTA 55431-4442

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON WEDNESDAY, FEBRUARY 25, 1998


To the Shareholders of Universal Hospital Services, Inc.:


  Notice is hereby given that a Special Meeting of the shareholders of Universal Hospital Services, Inc. ("UHS") will be held at 9:00 a.m., Central Time, on Wednesday, February 25, 1998, at the Radison Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota for the following purposes:

       (1) to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of November 25, 1997 (the "Merger Agreement"), pursuant to which (a) UHS Acquisition Corp. ("Merger Sub"), a Minnesota corporation controlled by J.W. Childs Equity Partners, L.P., a Delaware limited partnership ("Childs"), will be merged with and into UHS (the "Merger"), and
  (b) each outstanding share of UHS's common stock, $.01 par value per share ("UHS Common Stock"), together with the associated Rights (as defined in the accompanying Proxy Statement) (other than (i) shares as to which dissenters' rights are perfected, (ii) any shares owned directly or indirectly by Childs and (iii) shares held by certain persons who have agreed or who later agree that such shares shall remain outstanding), will be converted into the right to receive $15.50 per share in cash (the "Merger Consideration"); and

       (2) to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  A copy of the Proxy Statement relating to the Special Meeting (which includes as Appendix A thereto a copy of the Merger Agreement) is attached to this Notice.

  Only holders of record of UHS Common Stock at the close of business on [record date] are entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of UHS Common Stock is necessary to approve the Merger Agreement.

  THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS AND THE FULL BOARD OF DIRECTORS OF UHS EACH UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

  If the Merger is consummated, holders of UHS Common Stock who do not vote their shares in favor of the Merger Agreement and who strictly comply with Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA") (the "Dissenting Shareholders") will be entitled to statutory dissenters' appraisal rights. For a description of the rights of Dissenting Shareholders and of the procedures to be followed by Dissenting Shareholders in order to assert such rights and obtain payment for their shares of UHS Common Stock, see Sections 302A.471 and 302A.473 of the MBCA, copies of which are included as Appendix C to the accompanying Proxy Statement, as well as the information set forth under the caption "RIGHTS OF DISSENTING SHAREHOLDERS" in the accompanying Proxy Statement.

  Your attention is directed to the Proxy Statement and the Appendices for more complete information regarding the Merger Agreement and UHS.

  January 26, 1998                         By Order of the Board of Directors,

                                           /s/ Paul W. Larsen

                                           Paul W. Larsen
                                           Secretary

  YOUR VOTE IS IMPORTANT. ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE SPECIAL MEETING.

                       UNIVERSAL HOSPITAL SERVICES, INC.
                                PROXY STATEMENT

                        SPECIAL MEETING OF SHAREHOLDERS
                  TO BE HELD ON WEDNESDAY, FEBRUARY 25, 1998



                                  INTRODUCTION

  This Proxy Statement is being furnished to the shareholders of Universal Hospital Services, Inc. ("UHS" or the "Company") in connection with a special meeting of shareholders of UHS (the "Special Meeting") to be held on Wednesday, February 25, 1998 at 9:00 a.m., Central Time, at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota. The accompanying proxy is being solicited by UHS's Board of Directors and is to be voted at the Special Meeting or at any adjournments or postponements thereof.

  At the Special Meeting, holders of shares of common stock of UHS, $.01 par value per share ("UHS Common Stock"), will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated as of November 25, 1997 (the "Merger Agreement"), by and among UHS Acquisition Corp. ("Merger Sub"), a Minnesota corporation controlled by J.W. Childs Equity Partners, L.P. ("Childs"), a Delaware limited partnership, Childs and UHS, which approval will also constitute approval of the transactions contemplated thereby. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

  The Merger Agreement provides for the merger of Merger Sub with and into UHS (the "Merger"), with UHS being the surviving corporation after the Merger. In the Merger, each share of UHS Common Stock outstanding immediately prior to the Effective Time, together with the associated Rights (as defined herein) (other than (i) shares as to which dissenters' rights are perfected, (ii) any shares owned directly or indirectly by Childs and (iii) shares held by certain persons who have agreed or who later agree that such shares shall remain outstanding) will be converted into the right to receive a cash payment of $15.50, without interest (the "Merger Consideration").

  Approval of the matters related to the Merger to be voted on at the Special Meeting requires the affirmative vote of the holders of a majority of the outstanding shares of UHS Common Stock. Accordingly, failure to vote or abstentions will have the effect of a vote against the Merger for the purpose of determining whether approval by the holders of a majority of the outstanding shares of UHS Common Stock is obtained. Moreover, brokers cannot vote at the Special Meeting without instructions from shareholders entitled to vote at the Special Meeting. Shareholders whose shares are held in brokerage accounts ("street names") are urged to instruct their brokers to vote their shares in favor of the Merger Agreement. Certain members of UHS management have agreed to vote an aggregate of approximately 18.4% of the outstanding shares of UHS Common Stock in favor of the Merger Agreement at the Special Meeting.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  IF THE PROPOSED MERGER IS CONSUMMATED, HOLDERS OF UHS COMMON STOCK WHO COMPLY WITH THE REQUIREMENTS OF SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT (THE "MBCA") ARE ENTITLED TO STATUTORY DISSENTERS' APPRAISAL RIGHTS. IN ORDER TO PERFECT DISSENTERS' RIGHTS, A SHAREHOLDER MUST SEND A NOTICE TO THE CORPORATION BEFORE THE DATE OF THE VOTE AND MUST NOT VOTE IN FAVOR OF THE MERGER AGREEMENT BY PROXY OR OTHERWISE. A COPY

OF SECTIONS 302A.471 AND 302A.473 OF THE MBCA IS ATTACHED TO THE PROXY STATEMENT AS APPENDIX C. SEE "RIGHTS OF DISSENTING SHAREHOLDERS."

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UHS OR CHILDS. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH SOLICITATION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UHS OR CHILDS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. NEITHER UHS NOR CHILDS UNDERTAKES ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN SUBSEQUENT TO THE DATE HEREOF.

  On November 25, 1997, the last full trading day prior to the public announcement that UHS and Childs had entered into the Merger Agreement, the high and low sales prices for UHS Common Stock as reported on The Nasdaq Stock Market were $12.00 and $11.94 per share, respectively, and the closing sale price on such date was $12.00 per share.


  Only holders of record of UHS Common Stock at the close of business on January 26, 1998 are entitled to notice of and to vote at the Special Meeting. At the close of business on January 26, 1998, a total of 5,480,829 shares of UHS Common Stock were outstanding, each being entitled to one vote. This Proxy Statement is first being sent to shareholders on or about January 27, 1998.

  In addition to the solicitation of proxies by mail, certain UHS directors, officers and employees may solicit proxies by telephone, telecopy and personal contact, without separate compensation for such activities. The Company has also retained Morrow & Co., Inc. to solicit proxies, by mail, in person or by telephone, at an estimated cost of $5,000 plus reimbursement of reasonable out-of-pocket expenses. Expenses in connection with the solicitation of proxies will be paid by the Company. The Company has been advised that the directors and executive officers of Merger Sub or J.W. Childs Associates, Inc. may communicate in person, by telephone or otherwise with shareholders of the Company for the purpose of assisting in the solicitation of proxies in favor of the proposal to approve the Merger Agreement. Certain information concerning such individuals is set forth in Schedule I to this Proxy Statement.


           THE DATE OF THIS PROXY STATEMENT IS JANUARY 26, 1998.

                               TABLE OF CONTENTS

                                                                                     Page
                                                                                     ----
INTRODUCTION

SUMMARY ...........................................................................    1
      Universal Hospital Services, Inc. ...........................................    1
      J.W. Childs Equity Partners, L.P.; Merger Sub ...............................    1
      Matters to be Considered at the Special Meeting; Vote Required...............    1
      The Special Meeting; Record Date; Quorum ....................................    1
      Structure of the Merger......................................................    2
      Recommendation of the Special Committee and
            the Board of Directors; Fairness of the Merger ........................    2
      Opinion of UHS Financial Advisor.............................................    2
      Reasons for the Merger.......................................................    2
      Interests of Certain Persons in the Merger...................................    4
      Employment Agreements........................................................    4
      Continuing Shareholders......................................................    5
      Certain Effects of the Merger................................................    5
      Certain Federal Income Tax Consequences of the Merger........................    6
      Conduct of Business if the Merger is Not Consummated.........................    6
      Effective Time of the Merger.................................................    6
      Conditions to Consummation of the Merger.....................................    6
      Regulatory Approvals.........................................................    6
      Termination of the Merger Agreement..........................................    7
      Accounting Treatment.........................................................    7
      The Support/Voting Agreements................................................    7
      Dissenters' Rights...........................................................    7
      Market Price for UHS Common Stock............................................    8
      Exchange Agent; Surrender of Stock Certificates..............................    8

SELECTED FINANCIAL DATA............................................................    9

THE SPECIAL MEETING................................................................   10
      Introduction.................................................................   10
      Matters to be Considered at the Meeting......................................   10
      Voting Information...........................................................   10
      Solicitation, Revocation and Use of Proxies..................................   11

SPECIAL FACTORS....................................................................   11
      Background of the Merger.....................................................   11
      Reasons for the Merger and Recommendation
            of the Special Committee and the
            Board of Directors; Fairness of the Merger ............................   20
      Opinion of UHS Financial Advisor.............................................   22
      Certain Projections..........................................................   27
      Certain Effects of the Merger................................................   31
      Certain Federal Income Tax Consequences......................................   31
      Interests of Certain Persons in the Merger...................................   32

THE MERGER AND MERGER AGREEMENT                                                       37
      General...................................................................      38
      Effective Time of the Merger..............................................      38
      Payment for Shares........................................................      38
      Payment of Stock Options and Rights.......................................      39
      Representations and Warranties............................................      39
      Operations of UHS Prior to the Merger.....................................      41
      Restriction on Solicitation...............................................      42
      Additional Covenants of UHS, Childs and Merger Sub........................      43
      Conditions to Consummation of the Merger..................................      44
      Employment Matters........................................................      45
      Indemnification of Officers and Directors.................................      45
      Termination...............................................................      46
      Expenses..................................................................      47
      Regulatory Approvals......................................................      47
      Accounting Treatment......................................................      47

THE SUPPORT/VOTING AGREEMENTS...................................................      48

FINANCING THE MERGER............................................................      49
      Financing.................................................................      49
      Management Agreement......................................................      51
      Fees and Expenses.........................................................      51

RIGHTS OF DISSENTING SHAREHOLDERS...............................................      51

STOCK OWNERSHIP OF MANAGEMENT AND
      CERTAIN BENEFICIAL OWNERS.................................................      54

MARKET PRICE AND DIVIDEND INFORMATION FOR
      UHS COMMON STOCK..........................................................      56

PURCHASES OF UHS COMMON STOCK...................................................      57
      Purchases by UHS..........................................................      57
      Purchases by David E. Dovenberg...........................................      57
      Recent Transactions.......................................................      57

DESCRIPTION OF UHS CAPITAL STOCK................................................      57
      UHS Common Stock..........................................................      58
      Undesignated Preferred Stock..............................................      58
      Provisions of the Company's Restated Articles and Bylaws
            and the Minnesota Business Corporation Act..........................      58
      Rights and Junior Preferred Shares........................................      59
      Transfer Agent and Registrar..............................................      59

COMPLIANCE WITH SECTION 16(a)
  OF THE SECURITIES EXCHANGE ACT OF 1934........................................      60

INDEPENDENT ACCOUNTANTS.........................................................      60

INFORMATION CONCERNING CHILDS, MERGER SUB AND DAVID E. DOVENBERG................      60

SHAREHOLDER PROPOSALS...........................................................      61

OTHER MATTERS.....................................................................    61

OTHER INFORMATION; YEAR 2000 ISSUE DISCLOSURE.....................................    61

AVAILABLE INFORMATION.............................................................    61

INCORPORATION OF DOCUMENTS BY REFERENCE...........................................    61

SCHEDULE I--Certain Information regarding the Directors and Executive Officers of
               Merger Sub, Childs and the General Partner of Childs...............   I-1

APPENDIX A--Agreement  and Plan of Merger.........................................   A-1

APPENDIX B--Opinion of Piper Jaffray Inc..........................................   B-1

APPENDIX C--Sections 302A.471 and 302A.473 of the Minnesota Business
               Corporation Act--Dissenters' Appraisal Rights......................   C-1

APPENDIX D--Chronology of Events Leading to the MEDIQ Agreement...................   D-1

APPENDIX E--Support/Voting Agreement, among David E. Dovenberg, Jean Marie Dovenberg,
               UHS, J.W. Childs Equity Partners, L.P. and
               UHS Acquisition Corp. dated November 25, 1997 .....................   E-1

APPENDIX F--Form of Support/Voting Agreements, among certain members of management and UHS, J.W. Childs Equity Partners, L.P.
               and UHS Acquisition Corp. dated November 25, 1997 .................   F-1

                                    SUMMARY

  The following is a summary of certain information contained in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Proxy Statement and the appendices hereto and incorporated herein by reference. Shareholders are urged to review carefully the entire Proxy Statement and the appendices hereto.

UNIVERSAL HOSPITAL SERVICES, INC.

  UHS is a Minnesota corporation with its principal offices at 1250 Northland Plaza, 3800 West 80th Street, Bloomington, Minnesota 55431-4442. UHS provides movable medical equipment to hospitals and other healthcare providers through equipment management programs utilizing Pay-Per-Use as the system for charging customers only for actual equipment usage.

J.W. CHILDS EQUITY PARTNERS, L.P.; MERGER SUB

  Childs is a $463 million institutional private equity fund managed by J.W. Childs Associates, L.P., a Boston-based private investment firm. Childs invests in equity positions primarily in established small and middle-market growth companies. Its principal executive offices are located at One Federal Street, 21st Floor, Boston, Massachusetts 02110. Childs is a Delaware limited partnership.

  Merger Sub is a wholly owned subsidiary corporation of Childs organized under the laws of the state of Minnesota on November 13, 1997 for the purposes of entering into the Merger Agreement and effecting the Merger. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by the Merger Agreement. Its principal executive offices are located at One Federal Street, 21st Floor, Boston, Massachusetts 02110.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING; VOTE REQUIRED

  At the Special Meeting, shareholders will be asked to consider and vote upon a proposal to approve the Merger Agreement. Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of UHS Common Stock. See "THE SPECIAL MEETING--Matters to be Considered at the Meeting" and "--Voting Information."

THE SPECIAL MEETING; RECORD DATE; QUORUM

  The Special Meeting of Shareholders of UHS will be held on February 25, 1998, 9:00 a.m. Central Time, at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota. Only holders of record of UHS Stock at the close of business on January 26, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were 5,480,829 shares of UHS Common Stock outstanding, with each share entitled to cast one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of UHS Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at such meeting. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Special Meeting. However, proxies that reflect abstentions and broker nonvotes and proxies that are not returned will have the same effect as a vote against approval of the Merger Agreement because the affirmative vote of the holders of a majority of the outstanding shares is required to approve the Merger Agreement. See "THE SPECIAL MEETING --Voting Information."

STRUCTURE OF THE MERGER

  The Merger Agreement provides for the merger of Merger Sub with and into UHS, with UHS being the surviving corporation after the Merger (the "Surviving Corporation"). In the Merger, each share of UHS Common Stock outstanding immediately prior to the effective time of the Merger (the "Effective

Time"), together with the associated Rights (other than (i) shares as to which dissenters rights are perfected, (ii) any shares owned directly or indirectly by Childs and (iii) shares held by certain persons who have agreed or who later agree that such shares shall remain outstanding) will be converted into the right to receive the Merger Consideration, without interest (collectively the "Converted Shares"). In the Merger, each outstanding share of common stock of Merger Sub will be exchanged for one share of common stock of the Surviving Corporation. See "THE MERGER AND MERGER AGREEMENT--General," "--Consideration to be Received by Shareholders" and "--Payment for Shares."

RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

  A Special Committee of the Board of Directors of UHS consisting exclusively of nonemployee directors of UHS (the "Special Committee"), as well as the full Board of Directors of UHS (the "Board of Directors"), each has unanimously determined, based upon factors it deemed relevant, that the terms of the Merger Agreement are fair to, and in the best interests of, UHS and its shareholders, and each has unanimously approved the Merger Agreement and unanimously recommends that the UHS shareholders vote FOR the proposal to approve the Merger Agreement. See "SPECIAL FACTORS--Background of the Merger" and "--Reasons for the Merger and Recommendation of the Special Committee and Board of Directors; Fairness of the Merger."

OPINION OF UHS FINANCIAL ADVISOR

  Piper Jaffray Inc. ("Piper Jaffray"), an investment banking firm, has rendered a written opinion to the Special Committee to the effect that as of the effective date of such opinion, and subject to the assumptions, factors and limitations set forth therein, the Merger Consideration is fair to the UHS shareholders from a financial point of view. The full text of the written opinion of Piper Jaffray, which sets forth the assumptions made, procedures followed, matters considered and limits of review, is attached as Appendix B to this Proxy Statement. SHAREHOLDERS ARE URGED TO AND SHOULD READ THE OPINION OF PIPER JAFFRAY CAREFULLY. See "SPECIAL FACTORS--Opinion of UHS Financial Advisor."

REASONS FOR THE MERGER

  The decision of the Special Committee and the Board of Directors to approve and recommend the Merger Agreement was the product of the Special Committee's extended evaluation process described under "SPECIAL FACTORS--Background of the Merger." In November 1996, the Company first announced that its Board of Directors had undertaken a review of strategic alternatives to enhance shareholder value. After conducting an auction process coordinated by Piper Jaffray to generate the best price reasonably attainable for the Company's shareholders, UHS entered into a definitive agreement dated as of February 10, 1997 providing for MEDIQ Incorporated to acquire UHS for $17.50 in cash per share of UHS Common Stock. However, as a result of continued opposition by the Federal Trade Commission (the "FTC") to the proposed transaction with MEDIQ Incorporated, the parties mutually terminated that agreement on September 22, 1997. Thereafter, the Board of Directors re-engaged in the process of exploring alternatives to enhance shareholder value and appointed the Special Committee to review possible alternative transactions involving the sale of or other similar transaction involving the Company. After numerous meetings of the Special Committee and with the advice and assistance of its legal counsel and financial advisors, the Special Committee determined that the Merger presented the best opportunity for the Company to achieve its objective of enhancing shareholder value.

  In determining to approve and recommend the Merger Agreement, the Special Committee and the Board of Directors considered a number of factors, including the following:

       (a) the fact that the Merger Consideration represents a substantial premium over (i) the trading price of the UHS Common Stock on the last full trading day prior to the Company's November 1996 announcement that it was evaluating strategic alternatives, including the possible sale of the Company, and (ii) the trading price for the UHS Common Stock on the last full trading day prior to the announcement of the execution of the Merger Agreement;

       (b) the fact that the Merger Consideration was within a range of per share going concern values as determined by the Special Committee based on presentations by Piper Jaffray and the financial projections prepared by management as described under "SPECIAL FACTORS--Certain Projections;"

       (c) the Special Committee's review in late 1996 and early 1997 of strategic alternatives to enhance shareholder value and the Board of Directors' continued belief that a transaction such as the Merger offered the best opportunity to achieve such objective (see "SPECIAL FACTORS--Background of the Merger" and Appendix D to this Proxy Statement);

       (d) that the Company had publicly announced that it was potentially for sale in late 1996, that UHS had previously conducted an auction process in early 1997, that UHS had sought firm offers from other credible interested parties who had expressed an interest in UHS following termination of its agreement with MEDIQ Incorporated, and, that in light of the process that had been followed, it was unlikely that UHS could consummate a transaction on more favorable terms than the Merger;

       (e) that the disruptive effect of another extended auction process, including possible continued employee loss and difficulty attracting new customers, could have a material adverse effect on the Company's operating performance and, therefore, shareholder value;

       (f) that further evaluation of non-binding preliminary expressions of interest by parties other than Childs in acquiring the Company at prices potentially higher than the Merger Consideration, which expressions of interest were subject to numerous uncertainties, conditions and contingencies, would have created a substantial risk that a transaction with Childs would not be consummated;

       (g) that Childs offered the second highest value to shareholders in the auction process conducted in early 1997, that Childs had demonstrated an in-depth understanding of UHS's business, and that the Special Committee believed that Childs could consummate a transaction relatively quickly, with minimal disruption to the Company, its customer base and personnel;

       (h) the terms and conditions of the Merger Agreement, which terms and conditions the Special Committee believed increased the likelihood that the Merger would be consummated;

       (i) the presentations of Piper Jaffray at numerous meetings of the Special Committee, the opinion as of November 25, 1997 of Piper Jaffray that the Merger Consideration is fair, from a financial point of view, to the Company's shareholders (see "SPECIAL FACTORS--Background of the Merger" and "- -Opinion of UHS Financial Advisor") and the Special Committee's belief that Piper Jaffray's analysis was reasonable; and

       (j) that the Merger Agreement permits the Company to terminate the Merger Agreement in response to an unsolicited Superior Proposal (as defined herein) provided that UHS pays the $2,600,000 Break-Up Fee (as defined herein) (see "THE MERGER AND MERGER AGREEMENT--Restriction on Solicitation" and "-- Termination").

  See "SPECIAL FACTORS--Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER


  In considering the recommendations of the Special Committee and the Board of Directors with respect to the Merger Agreement, the shareholders of UHS should be aware that certain members of UHS's management, including Thomas A. Minner, David E. Dovenberg, Michael W. Bohman, Paul W. Larsen and Duane R. Wenell, and the Board of Directors, including, Messrs. Minner, Bohman and Larsen and Karen
E. Bohn, Samuel B. Humpries and Terrence D. McGrath have interests in the Merger that are different from, or in addition to, the interests of UHS shareholders generally, including but not limited to, in case of the employee directors and other executive officers, rights to certain payments under the Top-Management Change-in-Control Severance Plan, the UHS Supplemental Pension Plan, the UHS Long-Term Incentive Plan and the UHS Annual Incentive Plan in the event of employment termination under certain circumstances. The approximate aggregate amounts payable to each of UHS's executive officers under such plans upon termination of employment, assuming current base salaries is as follows: Mr. Minner, approximately $1,189,000; Mr. Bohman, approximately $657,400; Mr. Larsen, approximately $614,500; Mr. Wenell, approximately $575,600; and all executive officers (excluding Mr. Dovenberg) as a group, approximately $3,036,500; Because he has agreed to serve as President and Chief Executive Officer of the Surviving Corporation, Mr. Dovenberg will not be entitled to severance payments but will be entitled to receive, assuming current base salary, approximately $28,100 under the UHS Supplemental Pension Plan, approximately $11,500 under the UHS Long-Term Incentive Plan and approximately $5,600 under the UHS Annual Incentive Plan at the Effective Time upon the termination of such plans. In addition, under his Employment Agreement (as defined below), Mr. Dovenberg will be entitled after the Merger to an annual salary of $200,000 and a bonus of up to 100% of such annual base salary.

  In addition, in the Merger, members of the Special Committee and the Board of Directors and other executive officers will receive the Option Consideration (as defined herein) in exchange for each Option (as defined herein) held by them immediately prior to the Effective Time. The Option Consideration payable upon consummation of the Merger to executive officers and directors is as follows: Mr. Minner, $712,015; Mr. Bohman, $391,383; Mr. Larsen, $391,383; Mr. Wenell, $391,383; Mr. Bohn, $73,000; Mr. Humphries, $73,125; and
Mr. McGrath $73,125 and all executive officers and directors as a group, $2,105,414. In the Merger, Options held by Mr. Dovenberg will not canceled in exchange for the Option Consideration, but will remain issued and outstanding options to purchase shares of common stock of the Surviving Corporation. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger."

EMPLOYMENT AGREEMENT

  Pursuant to a letter agreement dated November 25, 1997 (the "Employment Agreement"), David E. Dovenberg, Vice President and Chief Financial Officer of the Company, has agreed to serve as President and Chief Executive Officer of the Surviving Corporation. Mr. Dovenberg, who is not a director of UHS, will become a member of the Board of Directors of the Surviving Corporation after the Merger. In addition, Childs anticipates that certain other employees of the Company (exclusive of current senior management) will enter into employment agreements with Merger Sub pursuant to which such employees will become executive officers of the Surviving Corporation. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger--Employment Agreements."

CONTINUING SHAREHOLDERS


  David E. Dovenberg and his spouse have agreed that in the Merger shares of UHS Common Stock held by them, individually and jointly (collectively, the "Dovenberg Shares"), will not be canceled and converted into the right to receive the Merger Consideration, but instead will "roll over" and remain issued and outstanding as fully paid and nonassessable shares of common stock of the Surviving Corporation. Such "roll over" shares will be valued at a price equal to the Merger Consideration. Similarly, Mr. Dovenberg has agreed that in the Merger, all Options (as defined herein) held by him will not be canceled in exchange for the Option Consideration (as defined herein), but instead will remain issued and outstanding options to purchase shares of common stock of the Surviving Corporation. As of the Record Date, there were 170,787 Dovenberg Shares, representing approximately 3.1% of the then outstanding shares, and Mr. Dovenberg held Options to purchase an additional 49,440 shares. Although no final determination has been made, Childs anticipates that, immediately following the Merger, Mr. Dovenberg, individually or jointly with his spouse, will hold shares of common stock of the Surviving Corporation and options to acquire such shares representing in the aggregate approximately 13% of the aggregate number of such shares that would then be outstanding on a fully diluted basis.


  In addition, Childs anticipates that certain other employees of the Company (exclusive of current senior management) to be designated by Childs will be given the opportunity to invest in shares of common stock of the Surviving Corporation for cash on a basis equivalent to the Merger Consideration and/or the opportunity to "roll over" their shares of UHS Common Stock and/or Options into the Surviving Corporation. Promissory notes used to purchase common stock of the Surviving Corporation are expected to have a ten-year term, be secured by a pledge of the shares of common stock of the Surviving Corporation owned by such employees and bear interest at a rate equal to the weighted average of the interest rates applicable to the Surviving Corporation's senior bank debt borrowings during the term of such promissory notes, See "FINANCING THE MERGER." Although it has not been definitely determined which employees of the Company will be given such opportunity, it is estimated that as of the Record Date such employees, including the Surviving Corporation Executives (as defined herein), held no more than approximately 4,800 shares of UHS Common Stock, representing less than 0.1% of the then outstanding shares, and Options to purchase no more than 64,000 shares. Although no final determination has been made, Childs anticipates that, immediately following the Merger, such employees of the Company who will be given such opportunity will hold shares of common stock of the Surviving Corporation and/or options to acquire such shares representing in the aggregate approximately 4% to 7% of the aggregate number of such shares that would then be outstanding on a fully diluted basis. The remaining shares of common stock of the Surviving Corporation outstanding immediately following the Merger (expect of represent in the aggregate approximately 93% to 96% of the aggregate number of such shares that would then be outstanding on a fully diluted basis) will be owned by Childs and certain of its affiliates and/or other investors selected by Childs and by Mr. Dovenberg. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger-- Continuing Shareholders."

CERTAIN EFFECTS OF THE MERGER

  As a result of the transactions contemplated by the Merger Agreement, the current holders of shares of UHS Common Stock, other than shares held by certain persons who have agreed or who later agree that such shares shall remain outstanding (the "Continuing Shareholders"), will no longer have any continuing interest in UHS. See "CONTINUING SHAREHOLDERS." As of the Effective Time, UHS Common Stock will no longer be quoted on The Nasdaq Stock Market, and the registration of UHS Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be terminated.

  After the Merger, the Surviving Corporation's Board of Directors will be composed of individuals designated by Childs, and the officers of Merger Sub at the Effective Time will be the initial officers of the Surviving Corporation after the Merger until their respective successors are duly appointed or elected and qualified.

  Upon consummation of the Merger, the maturity date of certain UHS indebtedness will be accelerated. See "SPECIAL FACTORS--Certain Effects of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The receipt of cash for UHS Common Stock in the Merger or pursuant to the exercise of dissenters' rights under the MBCA will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local, foreign and other tax laws. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences." All shareholders should consult their own tax advisers.

CONDUCT OF BUSINESS IF THE MERGER IS NOT CONSUMMATED

  If the Merger does not occur, UHS will continue its current operations. However, for the reasons discussed under the caption "SPECIAL FACTORS-- Background of the Merger," UHS may continue to explore strategic alternatives, including a business combination or sale of UHS.

EFFECTIVE TIME OF THE MERGER

  If the Merger Agreement is approved by the requisite vote of UHS shareholders, the Merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Minnesota or at such later time as is specified in such articles of merger. The filing is expected to occur promptly after approval of the Merger Agreement by the shareholders of UHS at the Special Meeting and satisfaction or waiver of the other conditions to the Merger contained in the Merger Agreement. UHS and Childs currently contemplate that such filing will occur on or about _____, 1998. There can be no assurance that all conditions to the Merger contained in the Merger Agreement will be satisfied or waived. See "THE MERGER AND MERGER AGREEMENT--General" and "--Effective Time."

CONDITIONS TO CONSUMMATION OF THE MERGER

  The Merger is subject to various closing conditions, including the expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the requisite approval of UHS shareholders and the receipt of financing. See "THE MERGER AND MERGER AGREEMENT--Conditions to Consummation of the Merger." Childs has received certain committments with respect to financing of the Merger. See "FINANCING THE MERGER."

REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and specified waiting period requirements have been satisfied. Pursuant to the HSR Act, each of UHS and Childs filed with the FTC and the Antitrust Division and the FTC a pre-merger notification and report form with respect to the Merger on or before December
5, 1997. In the notification and report forms, Childs and UHS requested early termination of the waiting period under the HSR Act, and early termination was received on December 19, 1997.

See "THE MERGER AND THE MERGER AGREEMENT--Regulatory Approvals."

TERMINATION OF THE MERGER AGREEMENT

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the filing of Articles of Merger with the Minnesota Secretary of State, notwithstanding the approval of the Merger Agreement by the shareholders of UHS, under the following circumstances: by (i) written mutual consent of Childs and UHS; (ii) by either UHS or Childs if (a) the Merger is not consummated on or before April 30, 1998 or (b) any governmental entity or authority issues an order, decree or ruling or takes any other final and non-appealable action which permanently restrains, enjoins or otherwise prohibits the Merger; (iii) by UHS if (a) UHS enters into a definitive agreement providing for a Superior Proposal (as hereinafter defined) or (b) Merger Sub or Childs breaches in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement not curable or not cured within thirty days after notice of such breach; (iv) by Childs if (a) UHS breaches in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement not curable or not cured within thirty days after notice of such breach, (b) the Board of Directors of UHS withdraws or modifies in a manner adverse to Merger Sub or Childs its approval or recommendation of the Merger or approves any Acquisition Proposal (as hereinafter defined) by a party not affiliated with Merger Sub or Childs, (c) UHS enters into any agreement in principle or definitive agreement with respect to any Acquisition Proposal or (d) the Board of Directors of UHS resolves to do any of the foregoing. Upon termination in certain circumstances, UHS will be required to pay the Break-Up Fee to Childs. See "THE MERGER AND MERGER AGREEMENT--Termination."

ACCOUNTING TREATMENT

  It is intended that the transactions contemplated by the Merger Agreement will be accounted for as a recapitalization, consisting of an equity investment by investors, debt financing and the redemption of shares in the Merger for the Merger Consideration.

THE SUPPORT/VOTING AGREEMENTS

  Childs has entered into certain Support/Voting Agreements, dated as of November 25, 1997 (the "Support/Voting Agreements"), with certain members of UHS management, specifically, Thomas A. Minner, Paul W. Larsen, Michael W. Bohman, Duane R. Wenell and David E. Dovenberg, and Mr. Dovenberg's spouse (collectively, the "Supporting Shareholders"), pursuant to which the Supporting Shareholders have severally agreed to vote in favor of the Merger Agreement all shares of UHS Common Stock that they owned on November 25, 1997, consisting of an aggregate of 1,007,520 shares of UHS Common Stock or approximately 18.4% of the shares outstanding as of the Record Date. See "THE SUPPORT/VOTING AGREEMENTS." In the Merger, the Supporting Shareholders other than Mr. Dovenberg and his spouse will receive the Merger Consideration in exchange for their shares.

DISSENTERS' RIGHTS

  Under the Minnesota Business Corporation Act (the "MBCA"), any holder of UHS Common Stock that does not vote in favor of the Merger Agreement and who strictly complies with the procedural requirements of Section 302A.473 of the MBCA, the full text of which is included in Appendix C to this Proxy Statement, will be entitled to statutory dissenters' appraisal rights, which include the right to make written demand for the payment of "fair value" of such holder's shares of UHS Common Stock. See "RIGHTS OF DISSENTING SHAREHOLDERS."

MARKET PRICE FOR UHS COMMON STOCK

  On November 25, 1997, the last full trading day prior to the public announcement that UHS and Childs had entered into the Merger Agreement, the high and low sales prices for UHS Common Stock as reported on The Nasdaq Stock Market were $12.00 and $11.94 per share, respectively, and the closing sale price on such date was $12.00 per share. On January 23, 1998, the closing price for shares of UHS Common Stock, as reported on The Nasdaq Stock Market, was $15.125. See "MARKET PRICE AND DIVIDEND INFORMATION FOR UHS COMMON STOCK."

  SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THEIR SHARES OF UHS COMMON STOCK.

EXCHANGE AGENT; SURRENDER OF STOCK CERTIFICATES

  Norwest Bank Minnesota, N.A. (161 North Concord Exchange, South St. Paul, Minnesota 55075 (612) 450-4064), or another bank or trust company designated by Childs and reasonably acceptable to the Company, will act as the exchange agent (the "Exchange Agent") for the Merger. At the Effective Time, the Surviving Corporation will remit to the Exchange Agent an amount equal to the aggregate Merger Consideration and Option Consideration necessary to pay the holders of the Converted Shares and Options entitled thereto pursuant to the Merger Agreement. Instructions with regard to the surrender of certificates formerly representing shares of UHS Common Stock, together with the letter of transmittal to be used for that purpose, will be mailed to shareholders (other than Continuing Shareholders) as soon as practicable after the Effective Time, but in no event later than five business days thereafter. Certificates should not be surrendered until the letter of transmittal is received. As soon as practicable following the surrender by the shareholder of certificate(s) formerly representing UHS Common Stock and receipt from the shareholder of a duly completed and validly executed letter of transmittal and any other item specified by the letter of transmittal, the Exchange Agent will pay the Merger Consideration multiplied by the number of shares of UHS Common Stock represented by such certificate(s) to such shareholder by check or draft less any amount to be withheld under applicable federal income tax regulations. See "THE MERGER AND MERGER AGREEMENT--Payment for Shares."

                            SELECTED FINANCIAL DATA

  The selected financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for and as of each of the years in the five-year period ended December 31, 1996 are derived from the audited financial statements of UHS. The selected financial data presented below as of and for the nine months ended September 30, 1997 and 1996 have been derived from unaudited interim financial statements of UHS. In the opinion of management, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, except for expenses related to the strategic alternative process in 1997 and the write-down of Demand Positive Airway Pressure ("DPAP") inventory in 1996, necessary to fairly state the information set forth therein. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for a full year. The selected financial data presented below are qualified in their entirety by, and should be read in conjunction with, the financial statements and notes thereto and other financial statistical information included in the documents incorporated by reference herein. See "INCORPORATION OF DOCUMENTS BY
REFERENCE."

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,               YEARS ENDED DECEMBER 31,
                                        ----------------     ------------------------------------------------
                                         1997     1996          1996      1995     1994     1993       1992
                                        ------   -------     ---------- --------  ------ --------   ---------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
Equipment rentals.....................  $41,175  $37,119      $50,743  $45,870  $38,980  $36,162     $36,813
Sales of supplies and equipment.......    3,794    4,204        5,555    6,585    7,826    9,543      11,291
Other.................................      520      452          642      581      483      450         410
                                        ------   -------     ---------- --------  ------ --------   ---------
  Total revenues......................   45,489   41,775       56,940   53,036   47,289   46,155      48,514
Costs and expenses:
Cost of equipment rentals.............    9,873    9,743       13,332   11,841   10,018    9,052       8,064
Rental equipment depreciation.........   10,700    9,018       12,603   10,800    9,527    8,699       8,381
Cost of supplies and equipment
  sales...............................    2,967    3,367        4,422    5,352    6,419    7,872       9,508
Disposal of DPAP inventory............       --    1,030        2,213       --       --       --          --
Selling, general and administrative...   14,215   14,411       20,001   18,560   16,561   15,769      14,730
Shareholder value expenses............    1,130
Interest..............................    2,296    1,691        2,518    1,784    1,268    1,071       2,147
                                        ------   -------     ---------- --------  ------ --------   ---------
  Total costs and expenses............   41,181   39,260       55,089   48,337   43,793   42,463      42,830
                                        ------   -------     ---------- --------  ------ --------   ---------
Income before income taxes and
extraordinary loss....................    4,308    2,515        1,851    4,699    3,496    3,692       5,684
Income taxes..........................    1,941    1,090          919    1,949    1,499    1,522       2,352
                                        ------   -------     ---------- --------  ------ --------   ---------
Income before extraordinary loss......    2,367    1,425          932    2,750    1,997    2,170       3,332
Extraordinary loss, net of taxes(1)...       --       --           --       --       --       --         154
                                        ------   -------     ---------- --------  ------ --------   ---------
Net income............................    2,367    1,425          932    2,750    1,997    2,170       3,178
Redeemable preferred stock
dividends.............................       --       --           --       --       --       --         101
Accretion of redemption premium
on redeemable preferred stock.........       --       --           --       --       --       --          92
                                        ------   -------     ---------- --------  ------ --------   ---------
Net income available to common
shareholders..........................  $ 2,367  $ 1,425      $   932  $ 2,750  $ 1,997  $ 2,170     $ 2,985
                                        ======   =======     ========== ========  ====== ========   =========
Earnings per common share
before extraordinary loss(2)..........  $  0.42  $  0.26      $  0.17  $  0.50  $   .37  $   .40     $   .70
Extraordinary loss per common
share, net of taxes...................       --       --           --       --       --       --        (.03)
Earnings per common share(2)..........  $  0.42  $  0.26      $  0.17  $  0.50  $   .37  $   .40     $   .67
                                        ======   =======     ========== ========  ====== ========   =========
Weighted average common
shares outstanding....................    5,641    5,512        5,495    5,502    5,449    5,393       4,481
                                        ======   =======     ========== ========  ====== ========   =========
BALANCE SHEET DATA (AT PERIOD END):
Working capital.......................  $ 5,924  $ 9,064      $ 6,812  $ 2,258  $ 3,954  $ 4,493     $ 5,151
Total assets..........................   79,696   80,561       79,707   66,849   53,184   46,152      44,675
Total long-term debt (excluding
current maturities)...................   31,191   37,730       35,193   20,788   15,735   12,950      14,707
Common shareholders' equity(3)........  $32,309  $29,515      $29,128  $28,712  $26,035  $23,883     $21,504
Book value per share..................  $  5.90  $  5.35      $  5.30  $  5.22  $  4.78  $  4.43     $  4.80
Ratio of earnings to fixed charges....     2.87     2.48         1.73     3.63     3.74     4.42        3.60

                         (Footnotes on following page)

(1) As a result of refinancing and early retirement of debt, UHS wrote off $153,760 (net of tax benefit of $108,000) of deferred debt placement costs during 1992.

(2) Earnings per share of UHS Common Stock is calculated by dividing net income, less redeemable preferred stock dividends and the increase in the redeemable preferred stock redemption premium, by the weighted average of common and common equivalent shares outstanding during the year. Common equivalent shares include the dilutive effect of stock options. The increases in the redeemable preferred stock redemption premium and the amount of redeemable preferred stock dividends were $193,094 for the year ended December 31, 1992. The redeemable preferred stock was retired during 1992.

(3) No UHS Common Stock cash dividends have been declared or paid by UHS.


(4) Book value at September 30, 1997 was derived by dividing total shareholder's equity at September 30, 1997 ($32,308,985) by the total number of shares outstanding as of September 30, 1997 (5,475,959).

                              THE SPECIAL MEETING

INTRODUCTION

  This Proxy Statement is being furnished to the shareholders of UHS in connection with the Special Meeting to be held on Wednesday, February 25, 1998 at 9.00 a.m., Central Time, at the Radisson Hotel South, 7800 Normandale Boulevard, Bloomington, Minnesota. The accompanying proxy is being solicited by UHS's Board of Directors and is to be voted at the Special Meeting or any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED AT THE MEETING

  At the Special Meeting, the shareholders of UHS will be asked to consider and vote upon a proposal to approve the Merger Agreement, as well as any other matters that may properly come before the Special Meeting and any postponements or adjournments thereof. In addition to approval of the Merger Agreement, shareholders may be asked to approve a proposal to adjourn the Special Meeting to permit further solicitation of proxies if there are not a majority of affirmative votes to approve the Merger Agreement at the Special Meeting. A proxy voting against the proposal to approve the Merger Agreement will not be voted to approve a proposal to adjourn the Special Meeting. It is not anticipated that any other matters will be brought before the Special Meeting. However, if other matters should properly come before the Special Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion, unless such authority is withheld.

VOTING INFORMATION


  Holders of record of UHS Common Stock at the close of business on the Record Date are entitled to vote at the Special Meeting. On that date, 5,480,829 shares of UHS Common Stock were outstanding and held by approximately 1,200 shareholders. Each outstanding share of UHS Common Stock is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of UHS Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at such meeting. Abstentions and broker nonvotes are counted for purposes of determining whether a quorum exists at the Special Meeting. However, proxies that reflect abstentions and broker nonvotes and proxies that are not returned will have the same effect as a vote against approval of the Merger Agreement because the affirmative vote of the holders of a majority of the outstanding shares of UHS Common Stock is required to approve the Merger Agreement.


  Because 5,480,829 shares of UHS Common Stock were outstanding as of the Record Date, the affirmative vote of at least 2,740,415 shares of UHS Common Stock is a condition to the consummation of the Merger. The Supporting Shareholders have agreed, pursuant to the Support/Voting Agreements to vote an aggregate of 1,007,520 shares of UHS Common Stock, representing approximately 18.4% of the shares outstanding on the Record Date, in favor of the Merger Agreement. See "SPECIAL FACTORS--Background of the Merger."

SOLICITATION, REVOCATION AND USE OF PROXIES

  UHS will pay the costs of soliciting proxies from its shareholders and the costs of reporting and mailing this Proxy Statement, the enclosed proxy and any other material furnished to its shareholders in connection with the Special Meeting. In addition to the solicitation of proxies by mail, certain UHS directors, officers and employees may solicit proxies by telephone, telecopy and personal contact, without separate compensation for such activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of UHS Common Stock, and such persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. The Company has also retained Morrow & Co., Inc. to solicit proxies, by mail, in person or by telephone, at an estimated cost of $5,000 plus reimbursement of reasonable out-of-pocket expenses. The Company has been advised that the directors and executive officers of Merger Sub or J.W. Childs Associates, Inc. may communicate in person, by telephone or otherwise with shareholders of the Company for the purpose of assisting in the solicitation of proxies in favor of the proposal to approve the Merger Agreement. Certain information concerning such individuals is set forth in
Schedule I to this Proxy Statement.

  Any person giving a proxy in the form accompanying this Proxy Statement has the power to revoke it at any time before it is exercised. The proxy may be revoked by filing with the Secretary of UHS an instrument of revocation or a duly executed proxy bearing a later date. Such filing must be made to the attention of the Secretary of UHS by mailing or delivering such filing to the principal executive offices of UHS located at 1250 Northland Plaza, 3800 West 80th Street, Bloomington, Minnesota 55431-4442, Attention: Secretary. The proxy may also be revoked by affirmatively electing to vote in person while attending the meeting. However, a shareholder who attends the meeting need not revoke his or her proxy and vote in person unless he or she wishes to do so. All valid proxies will be voted at the meeting in accordance with the instructions given. If no instructions are given, the shares represented by the proxy will be voted at the Special Meeting FOR approval of the Merger Agreement and in accordance with this Proxy Statement on any other business that may properly come before the Special Meeting and any postponements or adjournments thereof.


                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  The decision of the Special Committee and the Board of Directors to approve and recommend the Merger Agreement was the product of an extended evaluation process. Since the Company's initial public offering in 1992, the Board of Directors and management of the Company have evaluated and considered various alternatives for enhancing shareholder value. Over the last few years the Board of Directors has generally believed that the trading prices of the UHS Common Stock (to the extent unaffected by publicity concerning the Company's possible sale) have not reflected the potential value of the Company. The Company believes that the market price for the UHS Common Stock has been adversely affected by several factors, including (i) a limited public float and low average daily trading volumes of the UHS Common Stock, (ii) a limited number of market makers and investment banking firms preparing research reports with respect to the Company, (iii) a limited number of comparable public companies against which investors could evaluate the Company's performance and (iv) earnings being below expectations on several occasions over the last several years.

  Primarily during 1996, UHS initiated or explored a number of efforts aimed at enhancing shareholder value, such as share repurchases, strategic partnerships with medical equipment manufacturers, strategic acquisitions and measures aimed at improving operating margins, such as salary and work force reductions and deferral of new office openings. However, these efforts failed to have any significant positive effect on the Company's share price.

  The Company intensified its exploration of strategic alternatives to enhance shareholder value during the second half of 1996. During this period, a number of the Company's significant shareholders expressed their concerns that the then current market prices for UHS Common Stock did not reflect the intrinsic value of the Company and indicated their belief that the Company should promptly take steps to enhance shareholder value.

  On November 11, 1996, UHS announced that its Board of Directors had undertaken a review of strategic alternatives to enhance shareholder value. After conducting an auction process coordinated by Piper Jaffray, UHS entered into a definitive agreement on February 10, 1997 (the "MEDIQ Agreement") providing for MEDIQ Incorporated ("MEDIQ") to acquire UHS for $17.50 in cash per share of UHS Common Stock. A full chronology of events leading to the execution of the MEDIQ Agreement, including the participation therein by David E. Dovenberg, the Chief Financial Officer of UHS, and Childs, is set forth in Appendix D to this Proxy Statement.

  During February and March 1997, UHS and MEDIQ prepared for the anticipated closing of the merger and the anticipated integration of the companies' businesses. Steps taken by MEDIQ included informing many UHS employees that they would not continue to be employed following the closing. On April 4, 1997, the Company's shareholders approved the MEDIQ Agreement.

  On April 10, 1997, the Company announced that it had received a request for additional information (known as a "second request") from the FTC in connection with the MEDIQ Agreement. This second request extended the waiting period under the HSR Act during which the FTC was permitted to review the proposed transaction between the Company and MEDIQ.

  From April 1997 through July 1997, UHS and MEDIQ sought to provide all information requested by the FTC and to respond to the FTC's concerns. On July 24, 1997, UHS and MEDIQ agreed to extend from August 30, 1997 to October 31, 1997 the date after which either party could terminate the MEDIQ Agreement. On July 29, 1997, the FTC voted to oppose MEDIQ's acquisition of UHS, and on August 22, 1997, the FTC filed an action in the U.S. District Court for the District of Columbia seeking a preliminary injunction against MEDIQ to block MEDIQ's acquisition of UHS.

  During the period of the FTC's review, the Company's Board of Directors met frequently to discuss with management and legal counsel the status of the FTC process, the Company's operating performance, as well as the Board of Directors' and management's concerns over employee departures, employee morale and the impact that the uncertainty surrounding the pending transaction was having or might be likely to have on the Company's employees and customers. In particular, management informed the Board of Directors that, since announcement of the proposed MEDIQ transaction, the Company had lost over 30 (or approximately 30% - 40%) of its promotional and sales personnel, in addition to a significant number of corporate support and marketing personnel. On August 7, 1997, Piper Jaffray and Dorsey & Whitney LLP, legal counsel for the Company, made a presentation to the Board of Directors addressing potential steps which the Board of Directors could consider in the event that the MEDIQ Agreement was terminated.

  As a result of continued opposition by the FTC to the proposed MEDIQ transaction, UHS and MEDIQ terminated the MEDIQ Agreement on September 22, 1997. Thereafter, on September 26, 1997, the Board of Directors held a special meeting with representatives of its financial and legal advisors to consider the advisability of re-establishing a special committee and to review the Company's alternatives for enhancing shareholder value. Representatives of Piper Jaffray made a presentation to the Board of Directors regarding (i) the strategic alternatives previously reviewed by the Board of Directors, (ii) the similarities to and changes from the Company's circumstances at the time such alternatives were previously reviewed and (iii) the process undertaken in connection with the prior review of strategic alternatives. Representatives of Piper Jaffray also reviewed with the Board of Directors the phone calls that they had received from eight parties expressing an interest in acquiring or combining with UHS following the Company's announcement that the MEDIQ Agreement was terminated. One of the parties expressing an interest in a significant investment in UHS was Childs. Steven G. Segal, Managing Director, and Edward D. Yun, Associate, acted as representatives of Childs in negotiations with the Company. Childs had indicated that, subject to, among other things, satisfactory completion of due diligence, it would be willing to propose a transaction in which shareholders would have the opportunity to receive $15.50 in cash per share of UHS Common Stock, that it was in a position to proceed quickly toward signing a definitive agreement and that it was not willing to participate in another auction process involving the Company. Of the remaining seven expressions of interest, none indicated a purchase price per share and only one was from a party who had submitted a bid in the prior auction process.

  Based on the foregoing review, at its meeting on September 26, 1997, the Board of Directors determined that a sale of or other similar transaction involving the Company continued to present the best opportunity to enhance shareholder value. The Board of Directors then re-established the Special Committee and authorized the Special Committee to review and evaluate possible alternative transactions.

  On September 29, 1997, the Special Committee held a meeting to determine the steps that should be taken in evaluating the possible sale of or other similar transaction involving the Company. At this meeting, Kaplan, Strangis and Kaplan, P.A., legal counsel to the Special Committee, and Piper Jaffray reviewed the previous auction process conducted by the Company, as well as the recent contacts Piper Jaffray had received from interested parties. Piper Jaffray reviewed in detail with the Special Committee the recent expression of interest by Childs and Childs' participation in the previous auction process. It was noted that Childs had delivered the second highest final proposal in the previous auction process, in which prior process Childs had also indicated its willingness to effect a transaction providing for shareholders to receive $15.50 in cash per share of UHS Common Stock, and that Childs' previous proposal had contemplated that David E. Dovenberg would become Chief Executive Officer of the Company following such transaction. It was also noted that Childs had demonstrated an in-depth understanding of UHS's business and had expressed an interest in moving quickly to complete a transaction. It was further noted, however, that Childs was unwilling to participate in another extended auction process. The Special Committee also discussed concerns that the disruptive effect of an extended auction process, including possible continued employee loss and difficulty attracting new customers, could have a material adverse effect on the Company's operating performance and, therefore, on shareholder value. With advice from its financial and legal advisors, the Special Committee considered the implications of the alternative processes available to the Company in evaluating a possible sale transaction, including engaging in exclusive negotiations with a single party as well as pursuing new or renewed expressions of interest in the Company. The Special Committee directed Piper Jaffray to assist UHS management in preparing updated financial projections in order to allow Piper Jaffray to assist the Special Committee in its financial analysis of any proposed transaction. The Special Committee also instructed Piper Jaffray to continue to respond to and explore inquiries from other interested parties.

  On October 5, 1997, the Special Committee held a telephonic meeting during which Piper Jaffray updated the Special Committee on its process of preparing updated financial projections and described a number of additional unsolicited inquiries that Piper Jaffray had received from third parties interested in a possible transaction with the Company. No specific terms of any transaction were proposed by any of these third parties.

  On October 10, 1997, the Special Committee held a meeting at which it reviewed with representatives of Piper Jaffray the Company's historical and updated projected financial information. Representatives of Piper Jaffray then reviewed Piper Jaffray's financial analysis of the Company. Based on this analysis, the Special Committee continued to believe that a transaction involving per share consideration in the range of prices suggested by recent and prior indications of interest was the best alternative available to enhance shareholder value.
The Special Committee also discussed with its legal and financial advisors the alternative steps that might be taken in evaluating a potential transaction, including pursuing exclusive negotiations toward a definitive agreement with a single party as well as pursuing new or renewed expressions of interest. The Special Committee extensively discussed its concerns about engaging in a process that might jeopardize the Company's ability to consummate a transaction favorable to the Company's shareholders. Of particular concern to the Special Committee was their belief that the disruptive effect of an extended auction process, including possible continued employee loss and difficulty attracting new customers, could have a material adverse effect on the Company's operating performance and, therefore, shareholder value. In addition, since termination of the MEDIQ Agreement and the Company's announcement that it was re-engaging in the process of exploring strategic alternatives to enhance shareholder value, no indication of interest had yet been received by the Company that proposed consideration per share of UHS Common Stock higher than that proposed by Childs. Based on the foregoing, the Special Committee directed Piper Jaffray to communicate with Childs, the most interested and active potential transaction participant and the participant with the most in-depth understanding of UHS's business, and to seek to generate a concrete proposal from Childs as quickly as possible. The Special Committee also instructed Piper Jaffray to continue to respond to inquiries from other interested parties with the prospect of developing additional concrete proposals as quickly as possible.


  On October 15, 1997, the Special Committee met with representatives of Piper Jaffray to discuss the process and a timetable for continuing to evaluate a possible transaction. Representatives of Piper Jaffray indicated, based on conversations with representatives of Childs, that Childs was anxious to complete due diligence and negotiation of a definitive agreement, that Childs believed it could negotiate and sign a definitive agreement within 30 days, and that Childs insisted that it would move forward only if it were allowed to proceed on an exclusive basis with the Company. The Special Committee discussed at length Childs' insistence on exclusivity and determined that such exclusivity was likely to be a genuine and significant issue for Childs, based upon Childs' investment of time and money in preparing the second highest final proposal in the prior auction process and the fact that Childs had indicated that it had opportunities to proceed on an exclusive basis with several other prospective transaction candidates. In addition, since the termination of the MEDIQ Agreement and the Company's announcement that it was re-engaged in the process of exploring strategic alternatives, no indication of interest had yet been received by the Company that proposed consideration per share of UHS Common Stock higher than that proposed by Childs. The Special Committee discussed with its financial and legal advisors alternative ways to proceed with the process. After extensive discussion, the Special Committee decided to proceed with Childs as expeditiously as possible, but determined that it was not yet appropriate to deal exclusively with Childs, based upon (i) the inquiries that Piper Jaffray had received expressing an interest in UHS after termination of the MEDIQ Agreement and (ii) the fact that the Company had not yet received a firm offer from Childs. Nonetheless, the Special Committee believed that the Company should not risk losing a potential Childs' transaction, because such a transaction appeared to be at a favorable price and to have a high probability of completion on a timely basis. During a recess of the meeting, representatives of Piper Jaffray contacted representatives of Childs to schedule prompt commencement of the process of updating its previous due diligence and drafting of a definitive agreement. Following the recess, the Special Committee authorized Piper Jaffray to provide an information package containing updated financial projections to parties that had expressed a credible interest in a transaction with UHS, subject to receipt of a written confidentiality agreement, and to request that each such party submit a firm written transaction offer to Piper Jaffray on or before October 24, 1997. The request for offers specifically provided that the Company reserved the right to consider each party's offer to be their best and final offer.

  Thereafter, Piper Jaffray distributed the information package and written request for a transaction offer to six parties that had expressed a credible interest in a transaction with UHS since the termination of the MEDIQ Agreement and that had a confidentiality agreement with the Company. On October 16, 1997, Childs provided a due diligence request list to Piper Jaffray. From October 17, 1997 to October 23, 1997, representatives of Piper Jaffray answered various follow-up questions relating to the information package sent to the six parties. On October 21, 1997, Childs called Piper Jaffray to express its concern and dissatisfaction that the Company appeared to be engaging in a process that involved other parties. Piper Jaffray confirmed that Piper Jaffray had been authorized to continue discussions with parties other than Childs. Childs reiterated that it was not interested in participating in another extended process and desired exclusive dealings with the Company. On October 23,

1997, members of the Company's management met with representatives of Childs to assist Childs in its conduct of an updated due diligence review of the Company. These meetings were conducted first with senior management personnel who were not expected to play a continuing role in the management of UHS after any Childs transaction as well as with David E. Dovenberg who was expected to be asked by the parties to play a continuing management role and maintain an equity interest in UHS following any Childs transaction. Later that day meetings were also held by Childs with David E. Dovenberg and members of mid-level UHS management that were expected to be asked to play an active management role following any transaction with Childs.

  On October 24, 1997, Piper Jaffray received two non-binding preliminary indications of interest and one offer, subject to conditions, to acquire UHS.
Of the two preliminary indications of interest, one proposed a cash purchase price of $16.50 per share of UHS Common Stock ("Proposal A") and one suggested a cash purchase price in the range of $15.00 to $17.00 per share ("Proposal B"). The offer ("Proposal C"), which expired by its terms on October 31, 1997,
proposed cash consideration of $14.00 per share.   Each of the parties
submitting a proposal stated that it needed to complete a due diligence review of the Company.

  On October 27, 1997, the Special Committee held a meeting to review in detail Proposals A, B and C (together, the "Other Proposals"), as well as the current status of meetings and discussions with Childs. Piper Jaffray also reviewed with the Special Committee a letter from a UHS employee who had concerns about the Company and suggestions for changes. This letter did not present a specific proposal to buy the Company. The Special Committee reviewed the relative terms, conditions and contingencies of the Other Proposals. In particular, the Special Committee noted that the bidder presenting Proposal A ("Bidder A") a corporate/strategic buyer that was financially capable of consummating a transaction and further noted that Proposal A did not contain a financing contingency. However, the Special Committee noted that Proposal A was only a non-binding preliminary indication of interest and was subject to a number of conditions and contingencies. In addition, it was noted that Bidder A did not participate in the auction process earlier in the year and that, according to Bidder A, Bidder A had only recently shifted its strategic focus in such a manner as to become interested in exploring an acquisition of UHS. With respect to Proposal B, the Special Committee noted that Proposal B contained a financing contingency and that the Proposal B bidder ("Bidder B"), an investment fund, had stated that it was unable to proceed with a transaction until Bidder B had completed another pending transaction. With respect to Proposal C, the Special Committee noted that Proposal C had a financing contingency, that Proposal C expired on October 31, 1997 and that the Proposal C bidder ("Bidder C"), an investment fund, expected a 5% rollover of management equity. After a thorough consideration of the Other Proposals, the Special Committee discussed at length its concerns that to engage in any discussions with, or to permit a due diligence investigation by, Bidders A, B or C might jeopardize the Company's ability to consummate a transaction with Childs, given Childs' repeated requests for exclusivity. Based on its review of the Other Proposals, upon consultation with its financial and legal advisors, the Special Committee determined to continue the process with Childs in accordance with an expedited two-week timetable proposed by Childs and instructed Piper Jaffray to engage in certain further discussions with each of Bidder A and Bidder B. Specifically, the Special Committee instructed Piper Jaffray to seek to arrange meetings between Bidder A and UHS management at the end of that two-week period, with an understanding that such meetings would not be held if a definitive agreement was reached with Childs. The Special Committee also instructed Piper Jaffray to clarify with Bidder B the contingencies in Proposal B that appeared to involve significant potential delays.

  On October 28, 1997, the Company delivered copies of the schedules to the MEDIQ Agreement to Childs, as well as a draft of a merger agreement. On October 30 and 31, 1997, legal counsel to the Company met with Childs' counsel and made available certain information and documents to Childs' counsel in connection with Childs' due diligence review.

  On October 29, 1997, MEDIQ announced that its Board of Directors had determined to initiate a process to explore strategic alternatives available to MEDIQ to maximize shareholder values, including the possible sale of MEDIQ, and that it had retained the investment banking firm of Smith Barney Inc. to assist in the process.

  On November 1, 1997, legal counsel for Childs provided to the Company's legal counsel proposed changes to the draft agreement.


  On November 3, 1997, the Special Committee met to review the status of negotiations and discussions with Childs and the status of the Other Proposals. Piper Jaffray reported that Bidder A had indicated that Proposal A was subject to Bidder A conducting detailed business due diligence to address a number of that bidder's specific concerns relative to UHS's business. In addition, Proposal A was subject to further internal review and board approval by Bidder
A. Piper Jaffray also reported that Bidder A had indicated that its preliminary proposed purchase price for the Company could be adversely affected by market volatility and that Bidder A might have a preference or at least a willingness to discuss a stock for stock transaction. The Special Committee and its legal counsel discussed the impact of recent stock market volatility on Proposal A.
In particular, the Special Committee was concerned about the significant overall stock market declines that had occurred on the New York Stock Exchange, The Nasdaq Stock Market and other trading markets on October 27, 1997. Piper Jaffray also reported that Proposal B remained contingent upon Bidder B completing the financing and closing of a major pending transaction and that, in order for Bidder B to obtain this financing, it would be required to conduct a road show. The Special Committee also discussed the impact that MEDIQ's October 29, 1997 announcement that it was potentially for sale might have on the Company's process of evaluating a possible transaction. Piper Jaffray and legal counsel also reviewed for the Special Committee the status of discussions with Childs. Piper Jaffray reported that Childs and its counsel had indicated that they expected to complete their business, legal and accounting due diligence on or before November 7, 1997. After extensive discussion of the status of the proposed Childs transaction relative to the terms, conditions and contingencies of the Other Proposals, the Special Committee decided to meet on November 7, 1997 to discuss in detail the terms of a proposed transaction with Childs and thereafter to inform Childs of any significant issues relative to the proposed Childs transaction.

  On November 7, 1997, the Special Committee met to review the status of the Other Proposals, the status of Childs' due diligence review of UHS and the terms of a proposed transaction agreement with Childs. Piper Jaffray reported that it had no further contact with Bidder B, but that this bidder continued to be engaged in a major pending transaction. Piper Jaffray reported that Bidder A continued to express its preliminary interest in the Company and in commencing its management interview process. Piper Jaffray had scheduled meetings between Bidder A and management of UHS to be held on November 13, 1997, a date by which the Special Committee believed it would better be able to assess the likelihood that an agreement with Childs could be reached. Piper Jaffray reported that Childs had substantially completed its business and accounting due diligence of the Company and that they had been informed that Childs' management was scheduled to meet to review Childs' proposed transaction with UHS on November 10, 1997. Legal counsel reviewed in detail with the Special Committee the terms of a proposed transaction with Childs, including the advantages to UHS of structuring the transaction as a first step tender offer by Childs for UHS shares, followed by a merger. Piper Jaffray reviewed with the Special Committee the range of termination fees applicable to recent announced transactions of comparable size and type to the proposed UHS transaction with Childs. The Special Committee also discussed Childs' request that the Company provide a "lock-up" option allowing Childs to acquire shares representing 19.9% of the outstanding UHS Common Stock in certain circumstances. Following the meeting, counsel to the Special Committee contacted counsel for Childs to describe issues of importance to the Company relative to the proposed Childs transaction and to schedule a meeting on November 10, 1997 for all parties and their counsel to meet in Minneapolis to further negotiate a definitive agreement. During this call, legal counsel for the Special Committee communicated to legal counsel for Childs that the Company would not agree to execute a lock-up option agreement with Childs.

  On November 10, 1997, representatives of the Company and of Childs met to discuss and negotiate the terms of a proposed transaction and the merger agreement. At this meeting, Childs' representatives informed Company representatives that a transaction structured as a first step tender offer followed by a merger would pose significant issues for Childs. Representatives of Childs also expressed their dissatisfaction that the Company was not proceeding with Childs on an exclusive basis. At this meeting, David E. Dovenberg also met with members of UHS's management and with the Chairman of the Special Committee to briefly discuss his plans (as prospective Chief Executive Officer of the Company) with respect to the Company's operations and employees following the transaction and matters of transition management.


  On November 11, 1997, the Special Committee met to discuss the status of negotiations with Childs and to review issues that remained unresolved after the November 10, 1997 negotiation session. Specifically, the Special Committee considered whether the Company should require that Childs structure the transaction as a first step tender offer followed by a merger and whether the agreement should contain a financing condition to Childs' obligation to close. After consultation with its financial and legal advisors, the Special Committee determined that Childs would not agree to a merger transaction structured as a first step tender offer followed by a merger or that did not contain a financing condition. The Special Committee discussed at length the significance of the meetings scheduled to be held on November 13, 1997 with Bidder A relative to the risk of not completing a transaction with Childs. The Special Committee evaluated the transaction as currently proposed by Childs as compared to Proposal A, which proposal remained subject to significant uncertainties, conditions and contingencies, namely: (i) that Bidder A did not participate in the auction process earlier in the year and that, according to Bidder A, Bidder A had only recently shifted its strategic focus in such a manner as to become interested in exploring an acquisition of UHS; (ii) that Bidder A needed to identify and become satisfied with a cohesive UHS management team capable of operating UHS to the satisfaction of Bidder A; (iii) that Bidder A had indicated that the $16.50 per share price might be adversely affected by market volatility; (iv) that Proposal A remained subject to internal review, including board approval, by Bidder A; and (v) that Bidder A needed to conduct a detailed business due diligence investigation and had expressed specific due diligence concerns regarding the impact on the Company's business of Medicare and Medicaid reimbursement policies. Representatives of Piper Jaffray expressed their belief, based on their conversations with Childs, that allowing Bidder A to meet with UHS management and conduct other due diligence posed a substantial risk that Childs would discontinue the process of negotiating a transaction agreement with the Company. The Special Committee again discussed with Piper Jaffray Childs' insistence on exclusivity and Piper Jaffray's belief that such exclusivity was likely to be a genuine and significant issue for Childs' based upon Childs' investment of time and money in preparing the second highest final proposal in the prior auction process and the fact that Childs had indicated that it had opportunities to proceed on an exclusive basis with several other prospective transaction candidates. After substantial discussion, the Special Committee determined to postpone management meetings with Bidder A for one week and instructed Piper Jaffray to communicate this to Bidder A. The Special Committee instructed its legal counsel to continue to negotiate a transaction agreement with Childs without requiring a tender offer, and instructed counsel to seek to minimize agreement provisions that would tend to preclude any other transaction. In particular, among other things, the Special Committee believed that the amount of any termination fee payable to Childs and the circumstances under which such a fee would be payable should be limited. In addition, legal counsel for the Special Committee confirmed that Childs would not require the Company to enter into a lock-up option.

  On November 14, 1997, the Special Committee again met to discuss the status of negotiations with Childs, the terms of the proposed transaction agreement and the draft commitment letters received by Childs with respect to the financing of its transaction with UHS. In particular, the Special Committee discussed the amount of the termination fee and circumstances under which such a fee would be payable to Childs, the conditions to Childs' obligation to close a transaction and the date after which either party should be permitted to terminate the merger agreement.

  On November 17, 1997, the Special Committee again met to discuss the status of negotiations with Childs. The Special Committee determined to proceed to finalize negotiations with Childs. The Special Committee also instructed Piper Jaffray to attempt to maintain the interest of other prospective bidders, including Bidder A, during this period in the event that no definitive agreement with Childs was executed.

  On November 21, 1997, the Special Committee met to discuss the terms and conditions of the proposed transaction agreement and the items subject to further negotiation with Childs. Following a discussion of these matters and a review of the definitive transaction agreement in substantially final form, the Special Committee authorized legal counsel to continue to negotiate these remaining items in the manner proposed at the meeting. Thereafter, throughout the period from November, 21, 1997 to November 25, 1997, representatives of the Company and Childs continued to engage in discussions and negotiations with respect to the definitive transaction agreement and the financing commitments for the transaction.

  The definitive Merger Agreement was approved by both the Special Committee and the Board of Directors at a special meeting held on November 25, 1997, and was
signed by the Company and Childs on the evening of November 25, 1997.   At their
respective meetings, each of the Special Committee and the Board of Directors reviewed the process undertaken by the Special Committee (as described above) and the factors on which the Special Committee based its decision to approve the Merger Agreement and recommend to the Board of Directors that it approve the Merger Agreement (as discussed below under "--Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors; Fairness of the Merger").

  On November 26, 1997, the Company and Childs issued a joint press release announcing the Merger Agreement.

  On the afternoon of November 26, 1997, the Company and Piper Jaffray received by telecopy an unsolicited letter (the "November 26 Letter") from Bidder A confirming Bidder A's continuing interest in the Company as indicated in Bidder A's October 24, 1997 non-binding preliminary indication of interest letter, attaching a copy of the October 24, 1997 letter and requesting to begin Bidder A's due diligence of the Company as soon as possible.


  On December 1, 1997, legal counsel for the Company provided a written notice to Childs and Childs' legal counsel of the November 26 Letter, providing copies of the November 26 Letter and the October 24, 1997 letter attached thereto. On December 1, 1997, Bidder A and its investment banker each contacted Piper Jaffray and reiterated Bidder A's interest in UHS. In the course of its conversations with each of Bidder A and its investment banker, Piper Jaffray was informed that: (i) Bidder A had reviewed the Merger Agreement; (ii) Bidder A believed that it could close a transaction with the Company before the end of February 1998; (iii) Bidder A's interest remained contingent upon satisfactory completion of Bidder A's due diligence review of UHS; (iv) Bidder A would need to meet with UHS management in order to confirm that there existed a cohesive UHS management group capable of operating UHS to the satisfaction of Bidder A; and (v) Bidder A was aware of the termination fee provided by the Merger Agreement and the $16.50 price per share to UHS shareholders suggested by Proposal A would not be affected by this termination fee.

  On December 2, 1997, the Board of Directors met with representatives of Dorsey & Whitney LLP and Piper Jaffray to review and evaluate the November 26 Letter and to consider the Board's obligations with respect to the November 26 Letter under the Merger Agreement and fiduciary principles. Piper Jaffray informed the Board of Directors of its conversations on December 1, 1997 with each of Bidder A and its investment banker. The Board extensively discussed with its financial and legal advisors the significant uncertainties, conditions and contingencies previously identified with respect to Proposal A, namely: (i) that Bidder A did not participate in the auction process earlier in the year and that, according to Bidder A, Bidder A had only recently shifted its strategic focus in such a manner as to become interested in exploring an acquisition of UHS; (ii) that Bidder A needed to identify and become satisfied with a cohesive UHS management team capable of operating UHS to the satisfaction of Bidder A; (iii) that Bidder A had indicated that the $16.50 per share price might be adversely affected by market volatility; (iv) that Proposal A remained subject to internal review, including board approval, by Bidder A; and (v) that Bidder A needed to conduct a detailed business due diligence investigation and had expressed specific due diligence concerns regarding the impact on the Company's business of Medicare
and Medicaid reimbursement policies.   To a lesser extent, the Board of
Directors also considered the possibility that Bidder A might be considering an acquisition of MEDIQ. Based on the FTC's actions in connection with the MEDIQ Agreement, the Board of Directors did not believe that Bidder A would be permitted to own both MEDIQ and UHS and, as a result, the Board of Directors had concerns about the earnestness of Bidder A's interest in the Company and the likelihood that a transaction with Bidder A could be consummated. After substantial discussion and review, the Board of Directors adjourned the meeting to December 5, 1997 in order to accommodate the conflicting schedules of certain directors and to arrange for a presentation at such meeting by counsel to the Special Committee.

  On December 4, 1997, the Company and certain of its representatives received by telecopy a letter from Childs informing the Board of Directors of Childs' views on the subject of the November 26 Letter. In particular, Childs indicated its belief (i) that UHS would be in material breach of the Merger Agreement if it were to provide information and access to Bidder A on the basis of the November 26 Letter, (ii) that, based on advice by Childs' legal counsel, any such material breach would give Childs the right to terminate the Merger Agreement, (iii) that Childs could enjoin "any arrangement which might be entered into with [Bidder A]", (iv) that Proposal A was highly speculative and subject to change, as a result of its general non-binding nature, its contingency upon satisfactory asset reviews, appraisals and credit reviews and its being conditioned on Bidder A's management approvals and internal review,
(v) that there did not appear to be a business fit between Bidder A and UHS, and
(vi) that UHS would risk substantial disruption to its business, and thus potential erosion of Company performance and shareholder value, in the event that UHS announced a potential transaction with Bidder A.

  On December 5, 1997, the Board of Directors met with representatives of Dorsey & Whitney LLP, Piper Jaffray and Kaplan, Strangis and Kaplan, P.A., counsel to the Special Committee, to further review and evaluate the November 26 Letter. Representatives of Kaplan, Strangis and Kaplan, P.A. made a presentation regarding the Special Committee's receipt and consideration of Proposal A in connection with its deliberations on and prior to November 25, 1997. In addition, the Board of Directors discussed the December 4, 1997 letter from Childs and the issues identified therein with respect to the November 26 Letter. The Board of Directors also discussed with its financial and legal advisors the requirements of the Merger Agreement. In particular, it was noted that the Company was precluded under the Merger Agreement from soliciting, initiating or encouraging any inquiry, proposal or indication of interest from, and was generally precluded from furnishing information to or negotiating with, any third party in connection with any acquisition proposal, except under certain
circumstances in response to an unsolicited bona fide written proposal.   Based
upon its review and with the advice of its financial and legal advisors, the Board of Directors concluded that the November 26 Letter from Bidder A represented only a general, non-binding expression of interest with respect to a potential transaction with UHS, and, as such, that it was not sufficiently specific to constitute "a bona fide written proposal." Thereafter, the Company promptly notified Bidder A, in writing, with a copy to Childs and its counsel, of its conclusion.

REASONS FOR THE MERGER AND RECOMMENDATION OF THE SPECIAL COMMITTEE
  AND THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

  The Special Committee, at a special meeting held on November 25, 1997, unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors, at a special meeting held immediately thereafter, ratified the actions of the Special Committee and also unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Special Committee and the Board of Directors have determined that the Merger Agreement is fair to and in the best interest of the shareholders of the Company and recommend that the Company's shareholders vote FOR the authorization and adoption of the Merger Agreement.

  The unamimous decisions of the Special Committee and the full Board of Directors to approve and recommend the Merger Agreement was the product of the Special Committee's lengthy evaluation process described under "SPECIAL FACTORS--Background of the Merger."


  Other than the recommendations of the Special Committee and the Board of Directors that the Company's shareholders vote in favor of the Merger Agreement, none of David E. Dovenberg, Childs, Merger Sub nor any of the persons or entities listed on Schedule I hereto has made any recommendation with respect to the Merger or any other transaction contemplated thereby.

  In determining to approve and recommend the Merger Agreement, the Special Committee and the Board of Directors considered a number of factors, including the following:

       (a) the historical trading prices for the UHS Common Stock; the fact that the Merger Consideration of $15.50 per share represents a 100% premium over the $7.75 closing price per share on November 8, 1996 (the last full trading day prior to the announcement by the Company that it had retained Piper Jaffray as financial advisor to assist the Board in evaluating strategic alternatives, including the possible sale of the Company) and a premium of approximately 29% over the closing sales price of $12.00 per share for the UHS Common Stock as reported on The Nasdaq Stock Market on November 25, 1997 (the last full trading day prior to the announcement of the execution of the Merger Agreement);

       (b) the fact that the Merger Consideration was within a range of per share going concern values as determined by the Special Committee based on presentations by Piper Jaffray and the financial projections prepared by management as described under "--Certain Projections;"

       (c) the Special Committee's prior review of the potential strategic alternatives to enhance shareholder value conducted in connection with the MEDIQ Agreement and the Board of Directors' continued belief that a transaction such as the Merger offered the best opportunity to achieve such objective (see "--Background of the Merger" and Appendix D to this Proxy Statement);

       (d) that the Company had publicly announced that it was potentially for sale in late 1996, that UHS had previously conducted an auction process in early 1997, that UHS had sought firm offers from other credible interested parties who had expressed an interest in UHS following termination of the MEDIQ Agreement, and, that in light of the process that had been followed, it was unlikely that UHS could consummate a transaction on more favorable terms than the Merger;

       (e) that the disruptive effect of another extended auction process, including possible continued employee loss and difficulty attracting new customers, could have a material adverse effect on the Company's operating performance and, therefore, shareholder value;

       (f) that further evaluation of non-binding preliminary expressions of interest by parties other than Childs in acquiring the Company at prices potentially higher than the Merger Consideration, which expressions of interest were subject to numerous uncertainties, conditions and contingencies, would have created a substantial risk that a transaction with Childs would not be consummated;

       (g) that Childs offered the second highest value to shareholders in the auction process conducted in early 1997, that Childs had demonstrated an in-depth understanding of UHS's business, and that the Special Committee believed that Childs could consummate a transaction relatively quickly, with minimal disruption to the Company, its customer base and personnel;

       (h) the terms and conditions of the Merger Agreement, which terms and conditions the Special Committee believed increased the likelihood that the Merger would be consummated;

       (i) the presentations of Piper Jaffray at numerous meetings of the Special Committee, the opinion as of November 25, 1997 of Piper Jaffray that the Merger Consideration is fair, from a financial point of view, to the Company's shareholders (see "--Background of the Merger" and "--Opinion of UHS Financial Advisor") and the Special Committee's belief that Piper Jaffray's analysis was reasonable; and

       (j) that the Merger Agreement permits the Company to terminate the Merger Agreement in response to an unsolicited Superior Proposal (as defined herein) provided that UHS pays the $2,600,000 Break-Up Fee (as defined herein) (see "THE MERGER AND MERGER AGREEMENT--Restriction on Solicitation" and "--Termination").

   In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Special Committee and the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions. The Special Committee and the Board of Directors did not attempt to determine the liquidation value of the Company and gave little consideration to the book value of the Company (which was $5.90 per share at September 30, 1997) because it believed that those measures of asset value were not relevant to the market value of the Company's business.

   The Special Committee and the Board of Directors evaluated the factors described above in light of their knowledge of the business and operations of the Company, and their business judgment, and concluded that the Merger Consideration was fair to and in the best interests of the Company and its shareholders.

   The Special Committee and the Board of Directors believe that the Merger is procedurally fair because: (1) the Special Committee consisted of disinterested directors (none of whom will be directors or investors in the Surviving Corporation or Childs) appointed to represent the interests of the Company's shareholders and to negotiate on an arm's length basis with Childs and Merger Sub on behalf of such shareholders; (2) the Special Committee retained and was advised by Kaplan, Strangis and Kaplan, P.A., counsel separate from counsel for the Company; and (3) the Special Committee retained Piper Jaffray to render an opinion concerning the fairness, from a financial point of view, of the cash consideration to be received by the Company's shareholders in the Merger. In addition, the Special Committee and the Board of Directors believe that the Merger is procedurally fair because the Merger

Consideration and the other terms and conditions of the Merger Agreement resulted from active arm's length bargaining between the Special Committee, on the one hand, and Childs and Merger Sub, on the other hand.

   In light of these approvals and factors, the Special Committee and the Board of Directors did not consider it necessary to provide for the approval of the Merger Agreement by the affirmative vote of at least a majority of the unaffiliated shareholders of the Company.


   Childs' and Merger Sub's purpose in engaging in the transactions contemplated by the Merger Agreement is to capitalize on opportunities that they believe exist in the current business of the Company and to create value; there can be no assurance, however, that such value will be realized. None of Childs, Merger Sub nor David E. Dovenberg has undertaken any formal evaluation of the fairness of the Merger to the shareholders of UHS and did not find it practicable to quantify or otherwise attach relative weights to the various factors (described below) considered by them. Based, however, upon their consideration of, among other things, (i) historical market prices for UHS Common Stock (including the fact that the Merger Consideration of $15.50 per share of UHS Common Stock is substantially higher than the market price per share of UHS Common Stock on the last full trading day prior to public announcement that UHS and Childs had entered into the Merger Agreement), (ii) the factors taken into account by, and the conclusions of, the Special Committee and the Board of Directors of UHS noted above (subject, however, to the more limited facts and information available to Childs, Merger Sub and Mr. Dovenberg) and (iii) that the Special Committee and the Board of Directors of UHS has received the written opinion of Piper Jaffray to the effect that, as of the date thereof, the cash consideration to be received by shareholders of UHS in the Merger is fair to such shareholders from a financial point of view, each of Childs, Merger Sub and Mr. Dovenberg believes that the Merger is fair to the shareholders of UHS.

OPINION OF UHS FINANCIAL ADVISOR


   In November 1996, the Board of Directors of UHS retained Piper Jaffray to review and analyze a variety of strategic alternatives available to UHS to enhance shareholder value. In January 1997, Piper Jaffray was retained to act as financial advisor to the special committee created in December 1996 and, if requested, to render an opinion as to the fairness, from a financial point of view, to UHS shareholders of the consideration to be received by such shareholders in any proposed transaction. On September 22, 1997, UHS terminated its proposed merger with MEDIQ, and the prior engagement of Piper Jaffray terminated. On September 26, 1997, the UHS Board of Directors established the Special Committee, which retained Piper Jaffray pursuant to an engagement letter dated September 29, 1997 (the "Engagement Letter").


   At a meeting of the Special Committee on November 25, 1997, Piper Jaffray delivered its written opinion to the Special Committee to the effect that, as of such date, and subject to the assumptions, factors and limitations set forth therein, the cash consideration to be received by the UHS shareholders pursuant to the Merger Agreement is fair, from a financial point of view, to the UHS shareholders. On January 26, 1998, in connection with the mailing of the Proxy Statement, Piper Jaffray reaffirmed its opinion as of such date. A copy of Piper Jaffray's written opinion dated January 26, 1998, which sets forth the assumptions made, matters considered and limits on the review taken, is attached as Appendix B to this Proxy Statement and is incorporated herein by reference (the "Piper Jaffray Opinion"). The November 25, 1997 opinion of Piper Jaffray is substantially identical to the Piper Jaffray Opinion attached as Appendix B. UHS shareholders are urged to read the Piper Jaffray Opinion in its entirety. The description of the Piper Jaffray Opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. The Piper Jaffray Opinion is directed only to the financial terms of the Merger Agreement and does not constitute a recommendation to any UHS shareholder as to how such shareholder should vote at the UHS Special Meeting. A copy of the Piper Opinion has been attached as Appendix B to this Proxy Statement. The materials presented to the Special committee and the Board of Directors by Piper Jaffray in support of the Piper Jaffray Opinion are available for inspection at the offices of UHS.


  In arriving at its opinion, Piper Jaffray reviewed and analyzed, among other things, (i) the Merger Agreement; (ii) certain publicly available information concerning UHS; (iii) certain financial forecasts and projections prepared by UHS's management; (iv) the historical stock prices and trading volumes of UHS Common Stock; (v) publicly available financial data of publicly held companies which it deemed generally comparable to UHS; (vi) the financial terms of certain other recent business combinations, which it deemed generally relevant; and (vii) a financing commitment letter to Childs by Bankers Trust Company. In addition, Piper Jaffray held discussions with members of the management of UHS concerning the financial condition, current operating results and business outlook for UHS and the background and rationale of the proposed Merger. Piper Jaffray visited UHS's headquarters and Minneapolis district office, and performed such other studies, analyses, inquiries and investigations as it deemed appropriate.

   In connection with its review, Piper Jaffray relied upon and assumed the accuracy and completeness of the financial and other information provided to it by UHS or otherwise made available to Piper Jaffray, and did not attempt independently to verify such information. Piper Jaffray assumed, in reliance upon the assurances of the management of UHS, that the information provided to Piper Jaffray by UHS was prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflected the best currently available estimates and judgments of UHS's management as to the expected future financial performance of UHS, and that the management of UHS was not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray also assumed that there were no material changes in UHS's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to Piper Jaffray. In addition, Piper Jaffray did not assume responsibility for performing any appraisals or valuations of specific assets or liabilities of UHS and was not furnished with any such appraisals or valuations. Further, the Piper Jaffray Opinion was based on economic, monetary and market conditions existing on, and the information made available to Piper Jaffray as of, November 25, 1997.

   Set forth below is a summary of the material analyses Piper Jaffray relied upon in rendering its opinion:

   Stock Trading History

   Piper Jaffray reviewed the stock trading history of UHS Common Stock. Piper Jaffray presented the following stock price data for UHS relative to specified periods since announcement on November 11, 1996 that the Board of Directors had determined to review strategic alternatives, including a possible sale of the Company, and relative to prices immediately prior to and since the announcement:

        1 day prior to announcement of first transaction (11/8/96)    $ 7.75
        30 trading day average ended 11/24/97                          12.48
        30 trading day average ended 11/8/96                            7.31
        60 trading day average ended 11/24/97                          12.56
        60 trading day average ended 11/8/96                            7.11
        52 week (11/24/96 to 11/24/97)
            High                                                       17.38
            Low                                                         9.25
        Low since IPO (6/9/92)                                          4.63
        High prior to 11/8/96                                          10.88
        High after 11/8/96                                             17.38

  Piper Jaffray also presented stock price and volume performance data for UHS Common Stock for specified periods.

  Comparable Transaction Analysis

  Piper Jaffray reviewed and analyzed certain financial data from a group of six selected mergers and acquisitions in the medical equipment rental business completed between June 1987 and September 1996 and deemed comparable to the Merger. The group of comparable transactions consisted of (in acquired/acquiror format): Southern Medical Mart Inc./HealthCor Holdings Inc., NMR of America Inc./Medial Resources Inc., KCI Medical Services-Certain Assets/MEDIQ-PRN Life Support Services, ATI Medical Inc./MEDIQ-PRN Life Support Services, Medirec/Dinetic Concepts Inc., 1987 management buyout of Universal Hospital Services, Inc. For these transactions, Piper Jaffray analyzed the ratio of target company value (market capitalization plus debt less cash) to target latest twelve months

("LTM") sales; target company value to LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"); and target equity value (market capitalization) to LTM net income. For these transactions, this analysis showed that the ratio of target company value to target LTM sales ranged from 0.8 to 2.3, with a mean of 1.5 and median of 1.4, compared with a multiple of 2.0 for UHS based on the Merger Consideration; the ratio of target company value to LTM EBITDA ranged from 4.1 to 7.2, with a mean of 5.1 and a median of 4.9, compared with a multiple of 4.8 for UHS based on the Merger Consideration; and the ratio of target equity value to LTM net income ranged from 9.3 to 26.5, with a mean of
16.7 and a median of 15.6, compared with a multiple of 25.4 for UHS based on the Merger Consideration. All LTM numbers for UHS were as of September 30, 1997 and were adjusted by adding back an inventory write down and expenses related to the strategic alternatives process.

  Discounted Cash Flow Analysis

  Using a discounted cash flow analysis, Piper Jaffray calculated a range of theoretical per share values for UHS, based on the net present value of implied future cash flows of UHS and a terminal value assuming UHS is sold in 2002 at a multiple of EBITDA. Piper Jaffray used internal financial planning data prepared by management of UHS for 1997 through 2002 that reflect UHS as a standalone entity. Piper Jaffray calculated the range of net present values for UHS based on a range of discount rates of 15% to 19% and a range of terminal value multiples of forecasted 2002 EBITDA of 4.0x to 6.0x. This analysis yielded a range of estimated present values for UHS of between $8.52 per share and $18.48 per share.

  Comparable Company Analysis

  Piper Jaffray compared selected financial data and ratios for UHS to the corresponding data and ratios for two groups of companies deemed comparable to UHS, all of which are publicly traded companies whose primary business is small equipment rental, with the first comparable group of two companies healthcare related, and the second group of eight companies non-healthcare related. The group of comparable healthcare companies consisted of Angelica Corp. and MEDIQ. The group of comparable non-healthcare companies consisted of: Cort Business Services Co., Comdisco Inc., Electro Rent Corp., Globe Business Resources, G&K Services Inc., Leasing Solutions Inc., McGrath Rent Corp. and Xtra Corp. The financial data and ratios compared as part of this analysis included the stock price as a percentage of the 52-week high; the multiple of company value to LTM EBITDA; the multiple of market price to LTM earnings per share; the multiple of market price to estimated 1997 earnings per share; the multiple of market price to estimated 1998 earnings per share; sales (LTM); EBITDA margin (LTM); earnings before interest and taxes ("EBIT") margin (LTM); net margin (LTM); three-year historical revenue growth; three-year historical earnings per share growth; and five-year projected earnings per share growth.

  This analysis showed that this group of equipment rental companies had a stock price as a percentage of the 52-week high ranging from 85.3% to 97.6% for healthcare related companies (71.5% to 94.9% for non-healthcare related companies), with a mean of 91.5% and a median of 91.5% for healthcare related companies (84.1% and 84.0%, respectively, for non-healthcare related companies); a multiple of company value to LTM EBITDA ranging from 5.2 to 8.5 for healthcare related companies (2.9 to 13.4 for non-healthcare related companies), with a mean of 6.9 and a median of 6.9 for healthcare related companies (6.1 and 6.2, respectively, for non-healthcare related companies); a multiple of market price to LTM earnings per share ranging from 10.2 to 25.7 for non-healthcare related companies, with a mean of 18.8 and a median of 19.0 (with a mean of 33.6 for healthcare related companies); a multiple of market price to estimated 1997 earnings per share ranging from 20.6 to 23.8 for healthcare related companies (15.2 to 25.3 for non-healthcare related companies), with a mean of 22.2 and a median of 22.2 for healthcare related companies (19.3 and 18.4, respectively, for non-healthcare related companies); a multiple of market price to estimated 1998 earnings per share ranging from 12.6 to 19.8 for non-healthcare related companies, with a mean of 15.9 and a median of 15.4 (with a mean of 15.9 for healthcare related companies); sales (LTM) ranging from $150 million to $502 million for healthcare related companies ($84 million to $2,763 million for non-healthcare related companies), with a mean of $326 million and a median of $326 million for healthcare related companies ($547 and $228 million, respectively, for non-healthcare related companies); EBITDA margin (LTM) ranging from 7.7% to 39.9% for healthcare related companies (21.2% to 91.7% for non-healthcare related companies), with a mean of 23.8% and a median of 23.8% for healthcare related companies (56.8% and 62.3%, respectively, for non-healthcare related companies); EBIT margin (LTM) ranging from 4.3% to 20.0% for healthcare related companies (11.7% to 58.9% for non-healthcare related companies), with a mean of 12.1% and a median of 12.1% for healthcare related companies (27.3% and 20.5%, respectively, for non-healthcare related companies); net margin (LTM) ranging from 0.8% to 1.1% for healthcare related companies (4.3% to 17.7% for non-healthcare related companies), with a mean of 1.0% and a median of 1.0% for healthcare related companies (9.2% and 7.5%, respectively, for non-healthcare related companies); three-year historical revenue growth ranging from 1.7% to 29.2% for healthcare related companies (6.7% to 55.4% for non-healthcare related companies), with a mean of 15.5% and a median of 15.5% for healthcare related companies (18.7% and 14.9%, respectively, for non-healthcare related companies); three-year historical earnings per share growth ranging from (13.0)% to 61.6% for non-healthcare related companies, with a mean of 23.9% and a median of 25.0% (with a mean of (21.8)% for healthcare related companies); and five-year projected earnings per share growth ranging from 11.5% to 23.0% for non-healthcare related companies, with a mean of 16.8% and a median of 16.7% (with a mean of 12.0% for healthcare related companies).

  By comparison, Piper Jaffray determined that the transaction price represented by the Merger Consideration yielded a ratio of company value to LTM EBITDA of
4.8 for UHS; a multiple of market price to LTM earnings per share for UHS of 25.4; a multiple of market price to estimated 1997 earnings per share for UHS of 22.6; and a multiple of market price to estimated 1998 earnings per share for UHS of 18.5. UHS operating data summarized by Piper included EBITDA margin
(LTM) of 41.3%; EBIT margin (LTM) of 15.0%; net margin (LTM) of 5.7%; three-year historical revenue growth of 9.1%; three-year historical earnings per share growth of 7.7%; and five-year projected earnings per share growth of 22.0%. All LTM numbers for UHS were as of September 30, 1997 and were adjusted by adding back an inventory write down and expenses related to the strategic alternatives process.

  Although the summary set forth above does not purport to be a complete description of the analyses performed by Piper Jaffray, the material analyses performed by Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is not, however, necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting part or all of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the Piper Jaffray Opinion. In addition, Piper Jaffray may have given various analyses more or less weight than other analyses but no analysis was given materially more weight than any other analysis. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

  In performing its analyses, Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of UHS. The analyses performed by Piper Jaffray are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Piper Jaffray's analysis of the fairness of the cash consideration to be paid in connection with the Merger to UHS shareholders. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, the Piper Jaffray Opinion was one of many factors taken into consideration by the Special Committee in making its determination to approve the Merger Agreement.

  Piper Jaffray was selected by UHS on the basis of its experience in valuing securities in connection with mergers and acquisitions and its knowledge of UHS. Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Piper Jaffray was initially retained to act as financial advisor to the Board of Directors, and acted as financial advisor to the special committee previously created by the UHS Board of Directors from January 3, 1997 until the execution of the MEDIQ Agreement on February 10, 1997. Piper Jaffray has acted as financial advisor to the current Special Committee since September 29, 1997. Although Piper Jaffray assisted the Special Committee in certain of the negotiations leading to the Merger Agreement, Piper Jaffray was not asked to, and did not, propose the specific Merger Consideration. The Merger Consideration was determined by arms-length negotiations between UHS and Childs after consultation by each of the parties with their respective financial advisors as to various matters, including preliminary ranges of value.

  Piper Jaffray has from time to time issued research reports and recommendations on the UHS Common Stock and, in the ordinary course of business, has acted as a market maker in UHS Common Stock. Karen M. Bohn, a Managing Director and the Chief Administrative Officer of Piper Jaffray Companies, Inc., the parent of Piper Jaffray Inc., is a director of UHS and a member of the Special Committee.

  Pursuant to the Engagement Letter, for acting as financial advisor to the Special Committee, UHS has agreed to pay Piper Jaffray (i) a fee of $175,000 in cash upon Piper Jaffray rendering an opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by UHS shareholders in connection with a transaction such as the Merger; (ii) $25,000 in cash upon Piper Jaffray rendering an updated opinion at the time of mailing of this Proxy Statement to the UHS shareholders; and (iii) in the event a sale or merger of UHS, including the Merger, is consummated pursuant to an agreement or commitment which is entered into before September 29, 2000, a success fee payable in cash equal to 1.8% of the consideration paid in such transaction for the equity of UHS, including options (approximately $1,606,890), less the $425,000 in fees previously paid to Piper Jaffray pursuant to the engagement letter dated January 3, 1997 (which were paid in connection with the proposed MEDIQ transaction). To date, Piper Jaffray has been paid an aggregate of $200,000 of fees pursuant to the Engagement Letter. The aggregate estimated amount that Piper Jaffray will receive pursuant to the Engagement Letter if the Merger is consummated is $1,810,000 (including amounts previously paid). Whether or not the Merger is consummated, UHS has also agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Piper Jaffray as financial advisor to UHS.

CERTAIN PROJECTIONS

  During the course of inviting parties, including Childs, to express an interest in a transaction with UHS both in December 1996/January 1997 ("First Round") and October 1997 ("Second Round"), UHS made available certain information to all interested parties (including Childs) that included historical and projected financial information.

  First Round Projections

  The financial portion of the information, which UHS indicated it was making available to all interested parties in the First Round, included the following financial estimates for 1996 and financial projections for the years 1997 through 2001.

  Material assumptions on which the financial projections for the First Round are based include the following:

  1. Rental revenues are projected to grow at 10% annually in the years 1998 through 2001. This future growth assumes the addition of four new offices per year as well as growth with existing customers and the addition of new customers. In 1997, the Company will receive the incremental benefit of the BERS acquisition in addition to a 10% growth of base UHS revenues.

  2. Sales revenue is projected to increase slightly in 1997 due to the BERS acquisition which would be partially offset by a continuing trend by a major vendor of disposables to market its products directly to some of UHS's larger customers. Sales revenue is not projected to grow after 1997.

  3. The direct costs associated with rental and repair of equipment are variable costs and are projected at 9.3% of rental revenue from 1997 through 2001. All other rental costs (costs associated with operating district offices such as vehicles, computers and occupancy) are budgeted for no growth in 1997 and projected to grow at 9% annually from 1998 through 2001 in order to support continued revenue growth.

  4. Rental depreciation reflects depreciation of the rental equipment portfolio and is dependent on new rental equipment purchases which are projected to increase gradually. The costs of new rental equipment are depreciated, on average, over six years.

  5. Compensation and benefits (other than any district incentive compensation) for all sales people and district administration is projected to grow at 8% in each year from 1998 through 2001 over 1997 budgeted amounts, reflecting the impact of inflation and growth in infrastructure. Corporate general and administrative costs (other than profit sharing expenses) are projected to grow at 4% in each year primarily reflecting inflationary growth. The projections take into consideration a district incentive of 2% of rental revenue after 1997 and a corporate profit sharing plan equal to 11% of pre-bonus operating income in each year.

  6. The average cost of borrowing on the UHS revolving credit facility is assumed to be approximately 8%.

  7. Beginning in 1997, the projections assume a 42% combined federal and state tax rate.

  8. Rental equipment purchases are estimated to be $13.5 million in 1996, $19.5 million in 1997 and $20.5 million in 1998. Purchases grow by $1.5 million each year from 1999 through 2001. Approximately 40% to 45% of rental equipment purchases can be classified as maintenance expenditures (replacing equipment that is taken out of service) and the remainder represents incremental additions to the portfolio.

  9. The projections do not assume any external financing, acquisitions, divestitures or material one-time events, including costs associated with the disposal of the Company's DPAP inventory, costs related to the Company's expense control initiatives and professional fees and Directors' compensation costs relating to the Board of Directors' review of strategic alternatives for enhancing shareholder value, all as described in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                     1996       1997       1998     1999    2000     2001
                                                    -------   --------   -------  -------  -------  -------
                                                            (in thousands, except for per share data)
Revenues:
 Equipment rentals                                  $50,651    $58,478  $64,326  $70,758  $77,834  $85,617
 Sales of supplies and
  equipment and other                                 6,275      6,709    6,709    6,709    6,709    6,709
                                                    -------   --------   -------  -------  -------  -------
  Total Revenues                                     56,926     65,187   71,035   77,467   84,543   92,326
                                                    -------   --------   -------  -------  -------  -------
Costs and expenses:
 Costs of  equipment
  rentals                                            13,142     13,722   15,011   16,422   17,965   19,654
Rental equipment
  depreciation                                       12,532     15,001   17,133   18,266   19,199   20,399
 Cost of supplies and
  equipment and sales                                 4,521      4,629    5,032    5,032    5,032    5,032
 Selling, general and
  administrative                                     20,595     21,793   23,007   24,539   26,222   28,015
 Interest                                             2,441      2,845    2,680    2,446    2,122    1,690
                                                    -------   --------   -------  -------  -------  -------
Total costs and expenses                             53,231     57,990   62,863   66,705   70,540   74,790
                                                    -------   --------   -------  -------  -------  -------
Income before income
 taxes                                                3,695      7,197    8,172   10,762   14,003   17,536
Income taxes                                          1,625      3,023    3,432    4,520    5,881    7,365
                                                    -------   --------   -------  -------  -------  -------
 Net income                                         $ 2,070    $ 4,174  $ 4,740  $ 6,242  $ 8,122  $10,171
                                                    =======   ========   =======  =======  =======  =======
Earnings per share                                    $0.38      $0.75    $0.84    $1.09    $1.39    $1.73
                                                    =======   ========   =======  =======  =======  =======

  Second Round Projections

  The financial portion of the information, which UHS indicated it was making available to all interested parties in the Second Round, included the following financial estimates for 1997 and financial projections for the years 1998 through 2002.

  Material assumptions on which the financial projections for the Second Round include the following:

  1. Rental revenues are projected to grow at 9.3% for 1998 and at 10% annually in the years 1999 through 2002. This future growth assumes the addition of two new offices in 1998 and four new offices per year in the years 1999 through 2002 as well as growth with existing customers and the addition of new customers.

  2. Sales revenue is projected to grow at 7.7% for 1998. Sales revenue is not expected to grow after 1998.

  3. The direct costs associated with rental and repair of equipment are projected at 9.5% of rental revenue for 1998 and 9.3% of the rental revenue from 1999 through 2002. All other rental costs (costs associated with operating district offices such as vehicles, computers and occupancy) are budgeted to grow at 4.4% for 1998 and at 9% annually from 1999 through 2002 in order to support continued revenue growth.

  4. Compensation and benefits (other than any district incentive compensation) for all sales people and district administration is projected to grow at 5.2% in 1998 over the anticipated 1997 amount, and projected to grow at 8% in each year from 1999 through 2002, reflecting the impact of inflation and growth in infrastructure. In the First Round, corporate general and administrative costs (other than profit sharing expenses) were projected to grow at 4% in each year primarily reflecting inflationary growth; however, in the Second Round, corporate general and administrative costs (other than profit sharing expenses) are projected to increase 6.6% for 1998 (after adjusting 1997 for approximately $1.341 million of nonrecurring expenses), at 5.5% for 1999, 5% for 2000 and 4% for years 2001 and 2002, primarily reflecting the impact of inflation and growth in infrastructure. The projections take into consideration a district incentive of 2% of rental revenue after 1997 and a corporate profit sharing plan equal to 10.1% of pre-bonus operating income in 1998 and 11% of pre-bonus operating income in each year 1999 through 2002.

  5. The average cost of borrowing on the UHS revolving credit facility is assumed to be approximately 7.5% in 1998 and 1999 and 8% for the years 2000 through 2002.

  6. For 1997, the projections assume a 45% combined federal and state tax rate and 42% thereafter.

  7. Rental equipment purchases are estimated to be $20.2 million in 1998. Rental equipment purchases are estimated to be $21.7 million in 1999, $21.8 million in 2000, $24.1 million in 2001 and $30.3 million in 2002. Approximately 40% to 45% of rental equipment purchases can be classified as maintenance expenditures (replacing equipment that is taken out of service) and the remainder represents incremental additions to the portfolio.

  8. The projections for the Second Round do not assume any external financing, acquisitions, divestitures or material one-time events, excluding the addition of approximately $1.341 million of nonrecurring expenses included in 1997 selling, general and administrative expenses associated with the Company's review of strategic alternatives for enhancing shareholder value, as described in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

                                              1997     1998     1999     2000   2001     2002
                                             -------  -------  ------   ------  ------  -------
                                                (in thousands, except for per share data)
Revenues:
 Equipment rentals                           $54,757  $59,839 $65,823  $72,406 $79,646  $87,611
 Sales of supplies and
  equipment and other                          5,931    6,385   6,385    6,385   6,385    6,385
                                             -------  -------  ------   ------  ------  -------
    Total Revenues                           $60,688  $66,224 $72,208  $78,791 $86,031  $93,996
                                             -------  -------  ------   ------  ------  -------
Costs and expenses:
 Costs of equipment
  rentals                                     13,103   14,081  15,274   16,710  18,281   20,000
 Rental equipment
  depreciation                                14,500   16,348  17,738   18,839  20,211   21,874
 Cost of sales                                3,954,    4,135   4,135    4,135   4,135    4,135
 Selling, general and
  administrative                              20,805   20,854  22,517   24,182  25,857   27,645
 Interest                                      2,987    2,659   2,690    2,454   2,022    1,672
                                             -------  -------  ------   ------  ------  -------
  Total costs and expenses                    55,349   58,077  62,354   66,320  70,506   75,326
Income before income
 taxes                                         5,339    8,147   9,854   12,471  15,525   18,670
Income taxes                                   2,408    3,422   4,139    5,238   6,521    7,841
                                             -------  -------  ------   ------  ------  -------

 Net income                                  $ 2,931  $ 4,725 $ 5,715  $ 7,233 $ 9,004  $10,829
                                             =======  =======  ======   ======  ======  =======
Net earnings per share                         $0.52    $0.81   $0.97    $1.21   $1.50    $1.78
                                             =======  =======  ======   ======  ======  =======

  UHS does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Proxy Statement only because the information was provided to Childs. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Securities and Exchange Commission (the

"Commission") or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. UHS's internal operating projections are, in general, prepared solely for internal use in connection with capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revisions based on actual experience and business developments. The projections were based on a number of material assumptions specified therein and summarized above. These assumptions are beyond the control of UHS, Childs or Merger Sub or their respective financial advisors, and require a degree of economic forecasting (both general and specific to UHS's business) that is inherently uncertain and subjective. None of UHS, Childs or Merger Sub or their respective financial advisors assumes any responsibility for the accuracy of any of the projections. The inclusion of the foregoing projections should not be regarded as an indication that UHS, Childs or Merger Sub or any other person who received such information considers it an accurate prediction of future events. Neither UHS nor Childs intends to update, revise or correct such projections if they become inaccurate (even in the short term).

  The foregoing projections involve numerous risks and uncertainties. The Company's actual results may differ significantly from those discussed herein. Factors that might cause such a difference include, but are not limited to, the effect of changing economic or business conditions, increased utilization of the Bazooka bed, the impact of competition and other risk factors described more fully in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (incorporated herein by reference thereto) under the captions "Industry Assessment," "Rental Equipment Build Up" and "Business."

CERTAIN EFFECTS OF THE MERGER

  As a result of the transactions contemplated by the Merger Agreement, the current shareholders of UHS, other than the Continuing Shareholders, will not have any continuing equity interest in UHS. See "--Continuing Shareholders." As of the Effective Time, UHS Common Stock will no longer be quoted on The Nasdaq Stock Market, and the registration of UHS Common Stock under the Exchange Act will be terminated. Following such deregistration, the Company, as the Surviving Corporation, will be relieved of the obligation to file periodic reports with the Commission and to comply with the proxy rules under the Exchange Act, and its officers and directors and shareholders owning more than 10% of the shares of common stock of the Surviving Corporation will be relieved of the reporting requirements and "short swing" trading restrictions under Section 16 of the Exchange Act.

  After the Merger, the Surviving Corporation's Board of Directors will be composed of individuals designated by Childs, and the officers of Merger Sub at the Effective Time will be the initial officers of the Surviving Corporation after the Merger until their respective successors are duly appointed or elected and qualified.

  Upon consummation of the Merger, the maturity date of certain UHS indebtedness will be accelerated. Childs expects that the Surviving Corporation will pay off all such indebtedness of UHS.

  The preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement dated November 8, 1996, between UHS and Norwest Bank Minnesota, National Association (the "Rights Agreement") are not currently exercisable and, pursuant to the Merger Agreement, UHS has taken all action necessary (i) to render the Rights inapplicable to the Merger and the transactions contemplated by the Merger Agreement and the Support/Voting Agreements and (ii) to ensure that a "Distribution Date" (as defined in the Rights Agreement) will not occur by reason of the announcement or consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and the Support/Voting Agreements. The Rights will terminate at the Effective Time and thereafter the shareholders of UHS will not have any further rights with respect thereto.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Under currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below are expected to arise in connection with the Merger. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Merger for a UHS shareholder who is a citizen or resident of the United States and who, as of the Effective Time, holds shares of UHS Common Stock as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, except as expressly set forth below, the following discussion does not apply to Continuing Shareholders and may not apply to UHS shareholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. Neither UHS nor Childs has requested either the Internal Revenue Service or counsel to rule or issue an opinion on the federal income tax consequences of the Merger. ALL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

  For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of shares of UHS Common Stock for cash by each holder of such shares (including any Dissenting Shareholders). Accordingly, the federal income tax consequences to the holders of UHS Common Stock will generally be as follows:

       (a) Such shareholder may recognize a capital gain or loss by reason of the consummation of the Merger.

       (b) The capital gain or loss, if any, will be long-term, mid-term or short-term depending upon whether the shares of UHS Common Stock have been held for more or less than 12 months or more than 18 months as of the Effective Time.

       (c) The amount of capital gain or loss to be recognized by each holder of UHS Common Stock will be measured by the difference between the amount of cash received by such shareholder in connection with the Merger (including cash received for Dissenting Shares) and such shareholder's tax basis in the UHS Common Stock at the Effective Time.

  Cash payments made pursuant to the Merger (including any cash paid to holders of Dissenting Shares) will be reported to the extent required by the Code to shareholders of UHS and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain shareholders by reason of the events specified in Section 3406 of the Code and the Treasury regulations promulgated thereunder, which include failure of a shareholder to supply UHS or its agent with such shareholder's taxpayer identification number. Accordingly, each UHS shareholder will be asked to provide the shareholder's correct taxpayer identification number on a Substitute Form W-9 which is to be included in the letter of transmittal to be sent to shareholders relating to their shares of UHS Common Stock. Withholding may also apply to UHS shareholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient.

  The Company has been advised by Childs, based on advice of its tax advisors, that a Continuing Shareholder whose shares of UHS Common Stock remain issued and outstanding as shares of common stock of the Surviving Corporation will not be considered to transfer shares of UHS Common Stock in a taxable exchange. A Continuing Shareholder will therefore not recognize income or loss with respect to such continuing stock ownership by reason of the Merger. See "--Interests of Certain Persons in the Merger--Continuing Shareholders."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendations of the Special Committee and the Board of Directors with respect to the Merger Agreement, the shareholders of UHS should be aware that certain members of UHS's management and the Board of Directors have interests in the Merger that are different from, or in addition to, the interests of UHS shareholders generally, as described below. The Special Committee and the Board of Directors were aware of these interests and considered them in approving the Merger, the Merger Agreement and the transactions contemplated thereby.

  UHS Stock Options

  Upon consummation of the Merger, each option to acquire shares of UHS Common Stock outstanding immediately prior to the Effective Time under the Company's 1992 Long-Term Incentive and Stock Option Plan, as amended (the "ISO Plan"), and the Company's 1992 Directors' Stock Option Plan, as amended (the "Directors Plan"), whether vested or unvested (each an "Option" and collectively, the "Options") (other than Options held by certain persons (the "Continuing Optionholders") who have agreed or who later agree that such Options shall remain outstanding), will automatically become immediately vested and exercisable and each holder of an Option will have the right to receive from the Surviving Corporation a cash payment (less applicable withholding taxes) in an aggregate amount equal to the difference between the Merger Consideration less the applicable exercise price per share applicable to such Option for all shares subject to the Option as expressly stated in the applicable stock option agreement or other agreement (the "Option Consideration"). UHS has agreed to take such other actions (including, without limitation, giving requisite notices to holders of Options advising them of such accelerated vesting and rights pursuant to the Merger Agreement and obtaining any requisite consents from holders of Options) as are necessary to fully advise holders of Options of their rights under the Merger Agreement and the Options and to facilitate their timely exercise of such rights. From and after the Effective Time, other than as expressly set forth in the Merger Agreement, no holder of an Option (other than the Continuing Option Holders) will have any rights in respect thereof other than to receive payment for such holder's Options equal to the Option Consideration, and the Company shall take all necessary actions to terminate UHS's stock option plans, agreements and similar arrangements. The Option Consideration payable upon consummation of the Merger to executive officers of UHS other than David E. Dovenberg pursuant to outstanding Options under the ISO Plan is as follows: Thomas A. Minner, $712,015; Michael W. Bohman, $391,383; Paul W. Larsen, $391,383; Duane R. Wenell, $391,383; and all executive officers as a group, $1,886,164. The Option Consideration payable upon consummation of the Merger to non-employee directors of UHS, who constituted all of the members of the Special Committee, pursuant to outstanding Options under the Directors' Plan is as follows: Karen M. Bohn, $73,000; Samuel B. Humphries, $73,125; Terrance D. McGrath, $73,125; and all non-employee directors as a group, $219,250. The Dovenberg Shares will not be exchanged for the Merger Consideration, but instead will remain issued and outstanding as shares of common stock of the Surviving Corporation, and upon consummation of the Merger, all Options held by him will not be canceled in exchange for the Option Consideration, but instead all such Options will remain issued and outstanding options to purchase shares of common stock of the Surviving Corporation. See "--Continuing Shareholders."

  Employee Stock Purchase Plan

  In accordance with the Merger Agreement, outstanding purchase rights under UHS's 1992 Employee Stock Purchase Plan (the "ESPP") will be exercised upon the earlier of the next scheduled purchase date under the ESPP or immediately prior to the Effective Time. Other than the Continuing Shareholders, each participant in the ESPP, including executive officers of UHS participating therein, accordingly will be issued shares of UHS Common Stock at that time upon payment to the Company of the consideration required by the ESPP, and such shares shall be canceled at the Effective Time and converted into the right to receive the Merger Consideration to which each such participant is entitled for such shares. Pursuant to the Merger Agreement, the Company will take all necessary action to terminate the ESPP as of the Effective Time, and no purchase rights shall be subsequently granted or exercised under the ESPP.

  Employment Agreements


  David E Dovenberg is currently employed as Vice President and Chief Financial Officer of the Company. Mr Dovenberg currently does not have an employment agreement. In fiscal year 1997, Mr. Dovenberg earned a salary of approximately $159,000. In addition, as a fiscal year member of management, he participates in the UHS Long-Term-Incentive Plan and UHS Annual Incentive Plan, each described in the Company's 1996 Annual Report on form 10-K incorporated herein by reference. In fiscal year 1997, Mr. Dovenberg earned a bonus under such plans of approximately $28,000 and, in addition, will receive approximately $11,500 under the UHS Long-Term Incentive Plan and approximately $5,600 under the UHS Annual Incentive Plan at the Effective Time upon the termination of such plans. As a member of management, Mr. Dovenberg is also entitled to severance payments under the Severance Plan and the UHS Supplemental Pension Plan (each as described herein under the heading "--Management Change in Control Agreements") upon a "change in control" and qualifying termination of employment or the plan. Because he has agreed to serve as President and Chief Executive Officer of the Surviving Corporation, Mr. Dovenberg will not receive any severance payments upon consummation of the Merger, but will be entitled to receive, assuming current base salary, approximately $28,100 under the UHS Supplemental Pension Plan at the Effective Time upon the termination of such plan. Pursuant to a letter agreement dated November 25, 1997 between Merger Sub and Mr. Dovenberg, (the "Employment Agreement"), from and after the Effective Time, Mr. Dovenberg has agreed to serve as President and Chief Executive Officer of the Surviving Corporation for a term of three years from the Effective Time, subject to earlier termination pursuant to the terms thereof (the "Term"). The Employment Agreement then automatically renews for successive one-year terms unless written notice of termination is given by either party no less than 30 days prior to the renewal date. The Employment Agreement provides that during the Term, Mr. Dovenberg will be a member of the Board of Directors of the Surviving Corporation, will receive an annual base salary of $200,000, subject to annual adjustment based on changes in the consumer price index, and will receive a bonus of up to 100% of such annual base salary, based on achievement of certain EBITDA targets. The Employment Agreement also provides for Mr. Dovenberg's participation in one or more stock option plans to be adopted by the Surviving Corporation as more fully set forth in Exhibit A to the Employment Agreement. Under the Employment Agreement, if Mr. Dovenberg's employment is terminated by the Surviving Corporation without cause or because of death or disability, or by Mr. Dovenberg because the Surviving Corporation has materially breached the Employment Agreement, reduced or reassigned a material portion of Mr. Dovenberg's duties, reduced Mr. Dovenberg's annual base salary (other than in certain specified circumstances), required Mr. Dovenberg to relocate outside the greater Minneapolis, Minnesota area, of if the Employment Agreement is not renewed on expiration of the Term or the first one-year renewal term, or because certain other specified events have occurred the Surviving Corporation will continue to pay Mr. Dovenberg his base salary) and provide his benefits for a period of 18 months from the date of termination. In addition, the Employment Agreement contains certain confidentiality and noncompetition provisions. The foregoing discussion of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which has been filed as an Exhibit to the Schedule 13E-3 (as defined herein).

  In addition, Childs anticipates that Merger Sub will enter into employment agreements with (i) Gerald L. Brandt, Director of Finance of the Company, pursuant to which Mr. Brandt will become Vice President and Chief Financial Officer of the Surviving Corporation; (ii) Robert H. Braun, Director of Rental and Sales-West of the Company, pursuant to which Mr. Braun will become Vice President of Rental and Sales-West of the Surviving Corporation; (iii) Randy C. Engen, District Manager of Madison and Milwaukee of the Company, pursuant to which Mr. Engen will become Vice President of Business Development of the Surviving Corporation; (iv) Michael R. Johnson, Director of Human Resources and Administration of the Company, pursuant to which Mr. Johnson will become Vice President of Human Resources and Administration of the Surviving Corporation;
(v) Gary L. Preston, Division II Manager of the Company, pursuant to which Mr. Preston will become Vice President of Rental and Sales-East of the Surviving Corporation (collectively, the "Surviving Corporation Executives"). Although no final determination has been made, each of these employment agreements is expected to provide for (i) the employment of the respective Surviving Corporation Executive for a term of three years, subject to earlier termination pursuant to the terms thereof with automatic renewals for successive one-year terms unless written notice of termination is given by either party no less than 30 days prior to the renewal date, (ii) payment of a base salary during the employment term and a bonus of up to 100% of base salary based on achievement of certain EBITDA targets, (iii) participation by the Surviving Corporation Executives in one or more stock option plans to be adopted by the Surviving Corporation and (iv) certain confidentiality and noncompetition provisions.

  Stockholders' Agreement

   The Employment Agreement also provides that Mr. Dovenberg will enter into a stockholders' agreement (the "Stockholders' Agreement") with the other equity investors in the Surviving Corporation governing certain aspects of the relationship among such equity investors and the Surviving Corporation. Childs and Merger Sub also expect that any employment agreement between Merger Sub or the Surviving Corporation and any Surviving Corporation Executive will provide for execution of the Stockholders' Agreement by such Surviving Corporation Executive in connection with such Surviving Corporation Executive's acquisition of equity securities, or options therefor, of the Surviving Corporation. The Stockholders' Agreement would, among other things, (i) restrict the ability of Mr. Dovenberg (or the Surviving Corporation Executive) to transfer his shares of common stock of the Surviving Corporation; (ii) give the Surviving Corporation and Childs certain rights to purchase shares of such common stock held by Mr. Dovenberg (or the Surviving Corporation Executive) in the event of the termination of his employment with the Surviving Corporation for any reason;
(iii) give Mr. Dovenberg (or the Surviving Corporation Executive) certain rights to require the Surviving Corporation to purchase shares of such common stock held by him, in the event of the termination of his employment with the Surviving Corporation, other than any such termination by the Surviving Corporation other than for Cause or resignation by him without Good Reason (as such terms are defined in the Stockholders' Agreement); and (iv) provide the parties thereto with certain "tagalong", "dragalong", and "piggyback" registration rights. The foregoing discussion of the Stockholders' Agreement does not purport to be complete and is qualified in its entirety by reference to the Stockholders' Agreement, a form of which is attached as an Exhibit to the Employment Agreement, which has been filed as an Exhibit to the Schedule
13E-3.

  Continuing Shareholders


  David E. Dovenberg and his spouse have agreed that in the Merger the Dovenberg Shares will not be canceled and converted into the right to receive the Merger Consideration, but instead will "roll over" and remain issued and outstanding as fully paid and nonassessable shares of common stock of the Surviving Corporation. Such "roll over" shares will be valued at a price equal to the Merger Consideration. Similarly, Mr. Dovenberg has agreed that in the Merger, all Options held by him will not be canceled in exchange for the Option Consideration, but instead will remain issued and outstanding options to purchase shares of common stock of the Surviving Corporation. As of the Record Date, there were 170,787 Dovenberg Shares, representing approximately 3.1% of the then outstanding Shares and Mr. Dovenberg held Options to purchase an additional 49,440 shares. Although no final determination has been made, Childs anticipates that, immediately following the Merger, Mr. Dovenberg, individually or jointly with his spouse, will hold shares of common stock of the Surviving Corporation and options to acquire such shares representing in the aggregate approximately 13% of the aggregate number of such shares that would then be outstanding on a fully diluted basis.


  In addition, Childs anticipates that certain other employees of the Company (exclusive of current senior management) to be designated by Childs will be given the opportunity to invest in shares of common stock of the Surviving Corporation for cash and/or promissory notes on a basis equivalent to the Merger Consideration and/or the opportunity to "roll over" their shares of UHS Common Stock and/or Options into the Surviving Corporation. Promissory notes used to purchase common stock of the Surviving Corporation are expected to have a ten-year term, be secured by a pledge of the shares of common stock of the Surviving Corporation owned by such employees and bear interest at a rate equal to the weighted average of the interest rates applicable to the Surviving Corporation's senior bank debt borrowings during the term of such promissory notes. See "FINANCING THE MERGER." Although it has not been definitely determined which employees of the Company will be given such opportunity, it is estimated that, as of the record date, such employees, including the Surviving Corporation Executives, would hold no more than approximately 4,800 shares of UHS Common Stock, representing less than 0.1% of the then outstanding shares and options to purchase no more than approximately 64,000 shares. Although no final determination has been made, Childs anticipates that, (i) no more than 35 employees of the Company (excluding Mr. Dovenberg and the Surviving Corporation Executives) will be given such opportunity, based on Childs' evaluation, in consultation with Mr. Dovenberg, of such employees' knowledge, experience and potential contribution to the business of the Surviving Corporation, and (ii) immediately following the Merger, such employees of the Company who will be given such opportunity will hold shares of common stock of the Surviving Corporation and/or options to acquire such shares representing in the aggregate approximately 4% to 7% of the aggregate number of such shares that would then be outstanding on a fully diluted basis.

  The remaining shares of common stock of the Surviving Corporation outstanding immediately following the Merger (expect to represent in the aggregate approximately 93% to 96% of the aggregate number of such shares that would then be outstanding on a fully diluted basis) will be owned by Childs and certain of its affiliates and/or other investors selected by Childs.

  Management Change in Control Agreements


  Effective January 1994, UHS adopted the Top Management Change-in-Control Severance Plan (the "Severance Plan"). The Severance Plan is designed to encourage continuity of management in the event of a change in control of UHS. The consummation of the Merger will constitute a "change of control" under the Severance Plan. Under the Severance Plan, each of UHS's five executive officers is eligible to receive a severance payment of up to three times his base salary in the event of a change in control of UHS and termination of such officer within three years of such change in control for reasons other than death, total disability or "just cause" (as defined in the Severance Plan) and voluntary termination without "good reason," which is defined in the Severance Plan as an aggregate reduction of 10% or more in such officer's base salary and benefits, a material reduction in the nature and scope of such officer's authorities or duties, or a required relocation of such officer to a location more than 35 miles from such officer's existing job location other than a required relocation to those locations at which UHS maintained operations prior to the change in control. The approximate amount payable to each of UHS's executive officers upon a qualifying termination, assuming current base salaries, is as follows:
Mr. Minner, $850,686; Mr. Bohman, $581,667; Mr. Larsen, $552,912; Mr. Wenell,
$506,250 and all executive officers and directors as a group (excluding Mr. Dovenberg), $2,491,515. Mr. Dovenberg has agreed to serve as President and Chief Executive Officer of the Surviving Corporation after the Merger. Accordingly, he will not receive any severance payments under the Severance Plan. See "-- Employment Agreements."


  UHS has certain other compensatory arrangements with its executive officers which will result from a change in control of UHS. In addition to payment of the Option Consideration referred to above under the heading "--UHS Stock Options," executive officers of UHS are entitled to receive a lump sum payment equal to the present value of all benefits accrued under the UHS Supplemental Pension Plan upon any qualifying termination of such executive officer's employment (as defined under the Severance Plan) within thirty-six months after a change of control (as defined under the Severance Plan). The Merger would constitute a "change in control" under the Severance Plan. The estimated amounts payable to each of UHS's executive officers under UHS's Supplemental Pension Plan upon termination of employment, assuming current base salaries are as follows: Mr. Minner, approximately $291,000; Mr. Bohman, approximately
$57,000; Mr. Larsen, approximately $44,000; Mr. Wenell, approximately
$53,000; and all executive officers and directors as a group (excluding Mr. Dovenberg), approximately $445,000. David E. Dovenberg and Childs have agreed that after the Merger the UHS Supplemental Pension Plan will terminate and Mr. Dovenberg will receive a lump sum payment equal to the present value of all benefits accrued under such Plan. The estimated amount payable to Mr.
Dovenberg under the UHS Supplemental Pension Plan, assuming current base salary, is approximately $28,100.

     In the event of such a change in control and a qualifying termination of the employee or such plan, executive officers of UHS, including Mr. Dovenberg, are also entitled to payment of a pro rata portion of all awards granted under the UHS Long-Term Incentive Plan and UHS Annual Incentive Plan based on achievement of performance objectives during that portion of the performance periods elapsed prior to the change in control. The estimated amounts payable to each of UHS's executive officers under the UHS Long-Term Incentive Plan are as follows: Mr. Minner, approximately $34,700; Mr. Dovenberg, approximately $11,500; Mr. Bohman, approximately $12,600; Mr. Larsen, approximately $12,000; Mr. Wenell, approximately $11,000; and all executive officers and directors as a group, approximately $81,800. The estimated amounts payable to each of UHS's executive officers under the UHS Annual Incentive Plan are as follows: Mr. Minner, approximately $12,600; Mr. Dovenberg, approximately $5,600; Mr. Bohman, approximately $6,100; Mr. Larsen, approximately $5,600; Mr. Wenell, approximately $5,300; and all executive officers and directors as a group, approximately $35,200.

  Other Change in Control Agreements

  The Company is a party to certain Change in Control Agreements (the "Change in Control Agreements") with seven employees who are not executive officers of the Company. Upon a qualifying termination of employment after the merger, such employees subject to the Change in Control Agreements will receive the greater of the severance benefits derived from the severance pay plan for displaced UHS employees (the "General Severance Plan") or the Change in Control Agreement. Provisions of welfare benefits required under any Change in Control Agreement shall be of like kind and coverage with the severed employees' contribution equal to that prior to termination.

  Indemnification of Officers and Directors

  Under the Merger Agreement, subject to the occurrence of the Effective Time, the Surviving Corporation will until the six year anniversary date of the Effective Time, cause its articles of incorporation and bylaws to continue to provide indemnification provisions for the benefit of those individuals who have served as directors or officers of UHS at any time prior to the Effective Time which are comparable to such provisions as are currently contained in UHS's articles of incorporation and bylaws. Under the Merger Agreement, the Surviving Corporation shall obtain and maintain in effect for a period of not less than six years after the Effective Time, the directors' and officers' liability insurance policies maintained by UHS as of the date of the Merger Agreement (provided that the Surviving Corporation may substitute therefor a policy or policies providing substantially equivalent coverage containing similar terms and conditions so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated by the Merger Agreement, occurring prior to, and including the date on which the Effective Time occurs (the "Effective Date") upon a qualifying termination of employment after the Merger provided, that in no event is the Surviving Corporation required to expend more than 250% of the annual premiums paid as of the date of the Merger Agreement by the Company for such coverage (the "Maximum Premium") and if the Surviving Corporation is unable to obtain such amount of insurance for such aggregate premium, the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of the Maximum Premium. See "THE MERGER AND
MERGER AGREEMENT--Indemnification of Officers and Directors."

  Certain Relationships

  Karen M. Bohn, a director of UHS and a member of the Special Committee, is a Managing Director and the Chief Administrative Officer of Piper Jaffray Companies, Inc., the parent of Piper Jaffray. As described above under "-- Opinion of UHS Financial Advisor," Piper Jaffray will receive a fee in connection with the financial advisory services rendered by Piper Jaffray to the Company in connection with the Merger and the transactions described under "-- Background of the Merger."

                        THE MERGER AND MERGER AGREEMENT

  At a special meeting held on November 25, 1997, the Special Committee unanimously determined that the Merger is fair to, and in the best interests of, the shareholders of UHS, approved the Merger Agreement and the transactions contemplated thereby, and determined to recommend to the UHS shareholders that they vote for approval and adoption of the Merger Agreement. Thereafter, at a special meeting of the Board of Directors, the Board of Directors unanimously ratified the actions of the Special Committee and approved the Merger Agreement and such transactions. Following these meetings, on November 25, 1997, UHS, Childs and Merger Sub entered into the Merger Agreement.

  The description of the Merger Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by, and made subject to, the Merger Agreement, a copy of which is attached as Appendix A to this Proxy Statement and incorporated herein by reference.

GENERAL

  UHS, Childs and Merger Sub entered into the Merger Agreement as of November 25, 1997. If the shareholders of UHS approve the Merger Agreement, Merger Sub will be merged with and into UHS, with UHS being the Surviving Corporation after the Merger. At the Effective Time, each share of UHS Common Stock outstanding immediately prior to the Effective Time, together with the associated Rights (other than (i) shares as to which dissenters' rights are perfected, (ii) any shares owned directly or indirectly by Childs and (iii) shares held by certain persons who have agreed or who later agree that such shares shall remain outstanding) will be converted into the right to receive the Merger Consideration. See "--Payment for Shares" and "--Payment of Stock Options and Rights." As of the Effective Time, the shares of UHS Common Stock will no longer be quoted on The Nasdaq Stock Market, and the registration of UHS Common Stock under the Exchange Act will be terminated. See "SPECIAL FACTORS--Certain Effects of the Merger." Dissenting shares will be converted to cash in the manner described under the caption "RIGHTS OF DISSENTING SHAREHOLDERS."

EFFECTIVE TIME OF THE MERGER

  If the Merger Agreement is approved by the requisite vote of UHS shareholders, the Merger will become effective upon the filing of articles of merger with the Secretary of State of the State of Minnesota or at such later time as is specified in such articles of merger. The filing is expected to occur promptly after approval of the Merger Agreement by the shareholders of UHS at the Special Meeting and satisfaction or waiver of the other conditions to the Merger contained in the Merger Agreement, including receipt of all required regulatory approvals as of such date, which UHS and Childs currently contemplate will occur on or about _____, 1998. There can be no assurance that all conditions to the Merger contained in the Merger Agreement will be satisfied or waived. See "-- Conditions to Consummation of the Merger."

Payment for Shares


  Norwest Bank Minnesota, N.A. or another bank or trust company designated by Childs and reasonably acceptable to the Company will act as the Exchange Agent for the Merger. At the Effective Time, the Surviving Corporation will remit to the Exchange Agent an amount equal to the aggregate Merger Consideration and Option Consideration necessary to pay the holders of the Converted Shares and Options entitled thereto pursuant to the Merger Agreement. Instructions with regard to the surrender of certificates formerly representing shares of UHS Common Stock, together with the letter of transmittal to be used for that purpose, will be mailed to shareholders (other than Continuing Shareholders) as soon as practicable after the Effective Time, but in no event later than five business days thereafter. Certificates should not be surrendered until the letter of transmittal is received. As soon as practicable following the surrender by the shareholder of certificate(s) formerly representing UHS Common Stock and receipt from the shareholder of a duly completed and validly executed letter of transmittal and any other item specified by the letter of transmittal, the Exchange Agent will pay the Merger Consideration multiplied by the number of shares of UHS Common Stock represented by such certificate(s) to such shareholder by check or draft less any amount to be withheld under applicable federal income tax regulations.

  After the Effective Time, holders of certificates formerly representing UHS Common Stock will cease to have any rights as shareholders of UHS, except as provided in the Merger Agreement or under applicable state corporation law, and such holder's sole right will be to receive the Merger Consideration with respect to such shares (or, in the case of dissenting shares, the statutorily determined "fair value"). If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificates so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer and other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation and the Exchange Agent that such taxes have been paid or are not applicable. At the Effective Time, the stock transfer books of the Company will be closed and there will not be any registration of transfers of shares of UHS Common Stock thereafter on the records of the Company. Other than as described above, no service charges, brokerage commissions or transfer taxes will be payable by UHS shareholders in connection with the surrender of their shares of UHS Common Stock.

  To the extent permitted by law, the appointment of the Exchange Agent will be terminated six months following the Effective Time. Any portion of the Merger Consideration remaining undistributed upon termination of the Exchange Agent's appointment will be returned to the Surviving Corporation, and any holders of theretofore unsurrendered certificates formerly representing shares of UHS Common Stock may thereafter surrender to the Surviving Corporation such certificates and (subject to abandoned property, escheat or similar laws) receive in exchange therefor the Merger Consideration to which they are entitled.

  In no event will former holders of shares of UHS Common Stock be entitled to receive payment of any interest on the Merger Consideration.

  SHAREHOLDERS OF UHS SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A DULY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

Payment of Stock Options and Rights

  Upon the consummation of the Merger, each Option (other than Options held by the Continuing Optionholders) will automatically become immediately vested and exercisable and each holder of an Option will have the right to receive from the Surviving Corporation the Option Consideration. Under the Merger Agreement, UHS has agreed to take such actions as are necessary to fully advise holders of Options of their rights under the Merger Agreement and the Options. From and after the Effective Time, no holder of an Option (other than the Continuing Optionholders) shall have any rights other than to receive payment for such holder's Options equal to the Option Consideration. See "SPECIAL FACTORS-- Interests of Certain Persons in the Merger--UHS Stock Options."

  Under the Merger Agreement, any outstanding purchase rights under the ESPP will be exercised upon the earlier of the next scheduled purchase date under the
ESPP or immediately prior to the Effective Time.   Other than the Continuing
Shareholders, each participant in the ESPP will be issued shares of UHS Common Stock upon payment to the Company of the consideration required by the ESPP that will be canceled at the Effective Time and converted into the right to receive the Merger Consideration to which each such participant is entitled for such shares.

Pursuant to the Merger Agreement, the Company will take all necessary action to terminate the ESPP as of the Effective Time, and no purchase rights shall be subsequently granted or exercised under the ESPP. See "SPECIAL FACTORS-- Interests of Certain Persons in the Merger--Employee Stock Purchase Plan."

REPRESENTATIONS AND WARRANTIES


  The Merger Agreement contains various representations and warranties of UHS, relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specific exceptions and generally apply only to facts and circumstances existing as of November 25, 1997, the date of the Merger Agreement): (i) the due organization, power, authority and good standing of UHS; (ii) the governmental authorizations, certificates, licenses, consents and approvals required to carry on the business of UHS; (iii) the absence of direct or indirect beneficial ownership of any other subsidiary business association or entity; (iv) the absence of any voting trusts, proxies or similar agreements to which UHS is a party; (v) the due authorization of the Merger Agreement and the Support/Voting Agreements by the Board of Directors of UHS and the due execution and delivery of the Merger Agreement and the Support/Voting Agreements by UHS; (vi) the validity and enforceability of the Merger Agreement and the Support/Voting Agreements; (vii) the capital structure of UHS, including but not limited to the valid issuance of the capital stock of UHS; (viii) the absence of any violation of the articles of incorporation and bylaws of UHS or any applicable law; (ix) except for requirements under the HSR Act, the MBCA, the state securities or "Blue Sky" laws or regulations (the "Blue Sky laws"), The Nasdaq Stock Market or the Exchange Act, the absence of any other consent, approval, order or authorization to be obtained from any court, arbitral tribunal, administrative agency or commission or other governmental authority in order to consummate the Merger;
(x) the completeness and accuracy of all documents required to be filed by UHS under the Exchange Act or the Securities Act of 1933, as amended, prior to the Effective Date, including without limitation annual reports, quarterly reports and proxy statements of UHS filed pursuant to the Exchange Act; (xi) the preparation and presentation of the financial statements of UHS; (xii) the absence of certain changes or events that have had or would reasonably be expected to have a material adverse effect on the assets, financial position, results of operations, prospects or business ("Material Adverse Effect") of UHS; (xiii) the conduct of the business in the ordinary course and in a manner consistent with past practice; (xiv) the absence of pending or threatened litigation; (xv) the absence of any declaration or payment of dividends with respect to capital stock; (xvi) compliance of this Proxy Statement, and any amendments or supplements thereto, with the applicable requirements, rules and regulations of the Exchange Act; (xvii) the accuracy of information in this Proxy Statement and information provided by UHS for inclusion in the Transaction Statement on Schedule 13e-3 filed with the Commission pursuant to Rule 13E-3 of the Exchange Act (the "Schedule 13E-3"); (xviii) certain tax matters; (xix) the absence of undisclosed liabilities which are material to the business, assets, operations, prospects or financial condition of UHS;
(xx) compliance with all applicable laws and regulations; (xxi) holding of all permits required for the conduct of business; (xxii) certain contracts to which UHS is a party; (xxiii) except as disclosed on the Disclosure Schedule to the Merger Agreement, the absence of any broker's or finder's fees in connection with the transactions contemplated by the Merger Agreement; (xxiv) the employee benefits plans of UHS; (xxv) the Merger will not trigger any rights under the Rights Agreement; (xxvi) compliance with Minnesota state takeover laws; (xxvii) the vote of UHS Shareholders required to approve the merger; (xxviii) intellectual property; (xxix) the absence of unlawful contributions or payments; (xxx) insurance policies; (xxxi) condition of property owned or leased; (xxxii) compliance with environmental laws and regulations and the absence of knowledge of any violation thereof or any release of a Regulated Material (as defined in the Merger Agreement); (xxxiii) the absence of any untrue statement of material fact in the representations and warranties of UHS contained in the Merger Agreement or any of omission to state a material fact necessary to make a statement in such representations or warranties not misleading; and (xxxiv) receipt of a fairness opinion of Piper Jaffray.

  The Merger Agreement contains various representations and warranties of Childs and Merger Sub relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specific exceptions and generally apply only to facts and circumstances existing as of November 25, 1997, the date of the Merger Agreement): (i) the due organization, power, authority and good standing of Childs and Merger Sub; (ii) the power and authority and governmental authorizations, certificates, licenses, consents and approvals required to carry on the business of Childs and Merger Sub;
(iii) the due authorization of the Merger Agreement by all requisite corporate or partnership action of Childs and Merger Sub and the due execution and delivery of the Merger Agreement by Childs and Merger Sub; (iv) the validity and enforceability of the Merger Agreement; (v) the capital structure of Merger Sub;
(vi) the absence of any violation of the articles of incorporation or bylaws of Merger Sub, the certificate of limited partnership or partnership agreement of Childs, any applicable law or any material contract of Childs or Merger Sub;
(vii) except for requirements under the HSR Act, the MBCA, the Blue Sky laws, the rules of The Nasdaq Stock Market or the Exchange Act, the absence of any other consent, approval, order or authorization required to be obtained to consummate the Merger; (viii) the absence of pending or threatened litigation;
(ix) the existence of adequate financing to consummate the Merger; (x) compliance of the Schedule 13E-3 with the requirements, rules and regulations of the Exchange Act; (xi) the accuracy of information in the Schedule 13E-3 and any information provided by Childs or Merger Sub for inclusion in this Proxy Statement; (xii) the solvency of the Surviving Corporation; and (xiii) the absence of any untrue statement of material fact in the representations and warranties of Childs or Merger Sub contained in the Merger Agreement or any omission to state a material fact necessary to make a statement in such representations or warranties not misleading.

OPERATIONS OF UHS PRIOR TO THE MERGER

  Under the Merger Agreement, UHS has agreed that, prior to the Effective Time, the business of UHS will be conducted in accordance with certain restrictions set forth in the Merger Agreement. Among other things, UHS has agreed that UHS will operate only in the usual, regular and ordinary course and consistent with past practice and will use its reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. In addition, UHS will: (a) maintain insurance coverage and its books, accounts and records in the usual manner consistent with prior practices; (b) comply in all material respects with all laws, ordinances and regulations of governmental entities applicable to UHS;
(c) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (d) perform in all material respects its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case other than where the failure to so maintain, comply or perform, either individually or in the aggregate, would result in a material adverse effect on UHS.

  Under the Merger Agreement, UHS has agreed that UHS will not do any of the following without Childs's prior written consent prior to the Effective Time:
(a) amend its articles of incorporation or bylaws; (b) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for shares of, capital stock of UHS, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property; (c) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of UHS's capital stock; (d) create any subsidiary of UHS; (e) except as required by the Merger Agreement and pursuant to option agreements outstanding on the date of the Merger Agreement or under the ESPP as in effect on the date of the Merger Agreement, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any indebtedness or any options, rights or warrants to acquire, or securities convertible into, shares of capital stock; (f) acquire, lease or dispose or agree to acquire, lease or dispose of any capital assets or any other assets other than in the ordinary course of business and consistent with past practice; (g) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business and consistent with past practice (and in the case of incurring additional indebtedness, in any event in an amount not more than $3,000,000 in excess of the amount reflected on the latest balance sheet dated September 30,
1997); (h) acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase or lease of assets from suppliers or vendors in the ordinary course of business consistent with past practice); (i) permit any insurance policy naming UHS as a beneficiary or a loss payable payee to be canceled or terminated without notice to Childs, except in the ordinary course of business and consistent with past practice; (j) assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person or entity; (k) make any loans or advances other than in the ordinary course of business and consistent with past practice; (l) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, distribution or manufacturing rights of any type or scope for any period extending beyond the Effective Time with respect to any products or services of UHS; (m) release any third party from its obligations under any existing standstill agreement or arrangement or under any confidentiality, non-competition or other similar agreement; (n) change any of its methods of accounting in effect at December 31, 1996; (o) make or rescind any express or deemed election relating to any federal, state, county, local or foreign tax or make any election relating to such tax, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, (except, in the case of clause (n) or clause (o), as may be required by law or generally accepted accounting principles); (p) except for certain instances, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy; and (q) enter into any contract, agreement, commitment, arrangement or understanding to do any of the things described in clauses (a) through (q) above.

  In addition to the above restrictions, except for certain permitted exceptions described in the Disclosure Schedule to the Merger Agreement, UHS has agreed that it will not do any of the following (except as required to comply with applicable law): (a) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee; (b) increase in any manner the compensation or fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in such employee's benefits or compensation relative to the level in effect prior to such amendment); (c) pay any benefit not provided under any existing plan or arrangement; (d) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, other than such plans and arrangements which are made in the ordinary course of business consistent with past practice); (e) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or employee benefit plan other than in the ordinary course of business consistent with past practice; or (f) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing.

Restriction on Solicitation

  UHS has agreed that, prior to the Effective Time it will not and will use its best efforts to cause the officers, directors, employees, representatives and agents of UHS not to, directly or indirectly, solicit, initiate or encourage any inquiry, proposal, offer or indication of interest from any person that constitutes or would reasonably be expected to lead to any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any capital stock of the Company ("Acquisition Proposal") or agree to or endorse, approve or recommend any Acquisition Proposal or enter into discussions or negotiate with or provide information to any person or entity in furtherance of any such inquiries or to obtain or approve any Acquisition Proposal. UHS will notify Merger Sub within two business days of the existence of any Acquisition Proposal received by or known to UHS, the identity of the party making such proposal and the terms of any such proposal, and UHS will keep Merger Sub reasonably informed on the status of any such proposal. However, nothing contained in the Merger Agreement will prohibit UHS or UHS's Board of Directors from (i) taking and disclosing to UHS's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 under the Exchange Act or (ii) making such disclosure to UHS's Shareholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that UHS may not withdraw or modify or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal or enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, UHS may contact, and furnish information concerning UHS to, any corporation, partnership, person or other entity pursuant to an appropriate confidentiality agreement, and may negotiate and participate in discussions and negotiations with such entity if
(i) such entity has on an unsolicitated basis submitted a good faith written proposal to UHS pursuant to which such entity would acquire all or substantially all of the businesses and properties of UHS or at least a majority of the shares of UHS Common Stock outstanding on a fully diluted basis, (ii) such entity is financially capable of consummating such transaction, (iii) the Board of Directors of UHS determines in good faith and after consultation with its financial advisors that such proposed transaction represents a superior transaction to the Merger and (iv) the Board of Directors of UHS has determined, after receipt of advice from outside legal counsel, that the failure to provide such information or access or to engage in such discussions or negotiations could reasonably be expected to cause the Board of Directors to not fulfill its fiduciary duties to UHS's shareholders under applicable law (such an Acquisition Proposal is referred to in the Merger Agreement as a "Superior Proposal"). At any time after five business days following notification to Childs of UHS's intent to do so, the Board of Directors may withdraw or modify its approval or recommendation of the Merger in order concurrently to enter into a definitive agreement with respect to a Superior Proposal, provided it will concurrently with entering into such agreement pay to Childs the sum of $2,600,000 (the "$2,600,000 Break-Up Fee"). See "--Termination." If UHS notifies Childs of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the above, UHS may enter into a definitive agreement with respect to such a Superior Proposal after the expiration of the initial five business day period without any further notification.

ADDITIONAL COVENANTS OF UHS, CHILDS AND MERGER SUB


  In addition to the above, under the Merger Agreement UHS, Childs and Merger Sub have agreed to the following: (a) subject to certain exceptions, prior to the Effective Time and after any termination of the Merger Agreement, each party will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel and agents to hold, in confidence all confidential documents and information concerning the other party furnished in connection with the transactions under the Merger Agreement; (b) prior to the Effective Date each party will cause its respective subsidiaries (if any) not to take any actions that (1) would make any representation or warranty contained in the Merger Agreement untrue or incorrect or (2) result in any other conditions of the Merger Agreement not being satisfied as of the Effective Date; (c) with respect to UHS, UHS will afford to Merger Sub such access as is reasonable to books, records, agreements, properties, personnel, suppliers and franchises as Merger Sub reasonably requests from UHS; (d) each party will use their reasonable best efforts to file as soon as reasonably practicable notification under the HSR Act and will use reasonable business efforts to achieve the prompt termination of the expiration of the waiting period under the HSR Act; (e) each party will use its reasonable best efforts to perform its obligations under the Merger Agreement; (f) with respect to Merger Sub, Merger Sub will use commercially reasonable efforts to obtain all funds necessary to pay the aggregate Merger Consideration, Option Consideration and all fees and expenses incurred by it and to refinance all indebtedness of UHS that will or may come due as a result of the Merger and UHS will assist Childs and Merger Sub in connection with their financing of the transactions under the Merger Agreement;
(g) each party will use all reasonable efforts to cooperate with one another in filing with any governmental body or authority and in obtaining any consents, approvals or waivers with respect to any material contracts in connection with the consummation of the Merger; (h) the parties will release a joint press release and Merger Sub and UHS will consult each other before issuing any subsequent press release or public statement with respect to the Merger Agreement; (i) with respect to UHS, UHS promptly will, in accordance with applicable law and its Articles and Bylaws, (1) duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action upon the approval of the Merger and the adoption of the Merger Agreement, (2) prepare and file with the Commission a proxy statement (the "Proxy Statement") relating to the Merger and (3) include in the Proxy Statement the recommendation of the UHS Board of Directors that shareholders of UHS vote in favor of the Merger and the adoption of the Merger Agreement; (j) with respect to Childs and Merger Sub, both parties, together with UHS, will prepare and file with the Commission concurrently with the filing of the Proxy Statement, the Schedule 13E-3 with respect to the transactions under the Merger Agreement and UHS will promptly furnish to the Merger Sub any information required by Childs and Merger Sub for the purpose of filing such
Schedule 13E-3; (k) Childs and Merger Sub will promptly furnish to UHS all information with respect to Childs and Merger Sub as may be reasonably requested in connection with the preparation of the Proxy Statement; (l) Childs and Merger Sub will vote, or cause to be voted, any shares of UHS Common Stock owned by them or any of their respective affiliates in favor of approval of the Merger and adoption of the Merger Agreement; (m) UHS will give prompt notice to Childs and Childs will give prompt notice to UHS of (1) the occurrence or nonoccurrence of any event which causes any representation or warranty contained in the Merger Agreement to be materially untrue or inaccurate and (2) any material failure of UHS or Childs to comply with or satisfy any covenant, condition, or agreement under the Merger Agreement; (n) except for the amendment contemplated by the Merger Agreement, UHS will not amend the Rights Agreement in any manner and UHS will not redeem the Rights unless such redemption is consented to in writing by Childs or unless UHS is ordered to redeem the Rights by a court of competent jurisdiction; and (o) with respect to Childs, Childs unconditionally and irrevocably guarantees to and UHS the due and timely performance and observance by Merger Sub of all of its representations, warranties, covenants and obligations under the Merger Agreement .

CONDITIONS TO CONSUMMATION OF THE MERGER

  The Merger will occur only if the Merger Agreement is approved and adopted by the requisite vote of the holders of the UHS Common Stock. Consummation of the Merger also is subject to the satisfaction of certain other conditions specified in the Merger Agreement, unless such conditions are waived (to the extent such waiver is permitted by law). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Merger.

  The obligations of Childs to consummate the Merger are subject to satisfaction of, among others, the following conditions: (a) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of shares of UHS Common Stock under the MBCA in order to consummate the Merger; (b) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which restrains, prohibits or makes illegal the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect restraining, prohibiting or precluding consummation of the Merger; (c) the waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been terminated; (d) the representations and warranties of UHS as set forth in the Merger Agreement shall be true and correct as of the date referred to in any such representation which addresses matters of a particular date and as to all other representations and warranties as of the date of the Merger Agreement and as of the Effective Date, unless the inaccuracies do not in their entirety do not result in a Material Adverse Effect with respect to UHS; (e) UHS shall have performed all obligations and complied with all agreements or covenants under the Merger Agreement unless failure to do so would not result in a Material Adverse Effect on UHS; (f) Childs shall have received from UHS a certificate of a duly authorized officer of the Company (in such person's capacity as an officer without personal liability) certifying as to the fulfillment of the conditions set forth in (d) and (e) above; (g) Merger Sub shall have obtained and/or made available to the Surviving Corporation all funds necessary to pay the aggregate Merger Consideration and Option Consideration to all holders of Shares and Options, to pay all severance obligations pursuant to the Merger Agreement, to pay all fees and expenses incurred by them and to refinance all indebtedness of the Company that will or may come due as a result of the Merger; and (h) there shall not have occurred after the date of the Merger Agreement any change, event, loss or development in the business of the Company that taken together with other changes, events, losses or developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on the Company, taken as a whole.


  The obligations of UHS to consummate the Merger are subject to satisfaction of, among others, the following conditions: (a) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of the shares of UHS Common Stock under the MBCA in order to consummate the Merger; (b) no statute, rule or regulation shall have been enacted or promulgated by any governmental authority which restrains, prohibits or makes illegal the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect restraining, prohibiting or precluding consummation of the Merger; (c) the waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been terminated; (d) the representations and warranties of Childs and Merger Sub set forth in the Merger Agreement shall be true and correct as of the date referred to in any representation or warranty which addresses matters as of a particular date, and as to all other representations and warranties, as of the date of the Merger Agreement and as of the Effective Date, unless any inaccuracies under such representations and warranties do not individually or in the aggregate result in a Material Adverse Effect with respect to Childs and Merger Sub taken as a whole; (e) Childs and Merger Sub shall have performed all obligations and complied with all agreements or covenants to be performed or complied with by them under the Merger Agreement other than any failure to do so which would not either individually or in the aggregate result in a Material Adverse Effect with respect to Childs and Merger Sub, taken as a whole; and (f) UHS shall have received from Merger Sub certificates of a duly authorized officer of each of Childs and Merger Sub (in such person's capacity as an officer and without personal liability) certifying as to the fulfillment of the conditions set forth in (d) and (e) above.

EMPLOYMENT MATTERS

  The parties to the Merger Agreement have agreed to certain post-closing covenants regarding employees of UHS (the "UHS Employees"). Childs, UHS and Merger Sub have agreed that, as of the Effective Time, the UHS Employees will continue employment with the Surviving Corporation in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation is not obligated to continue any employment relationship with any UHS Employee for any period of time. In addition to any obligation required by law or under any plan of UHS, Childs, Merger Sub and UHS have agreed that UHS Employees whose employment is terminated on or after the Effective Time or within 12 months thereafter will receive severance payments to the extent provided pursuant to a policy agreed to by UHS and Childs.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Under the Merger Agreement, subject to the occurrence of the Effective Date, the Surviving Corporation will until the six year anniversary date of the Effective Date, cause its articles of incorporation and bylaws to continue to provide indemnification provisions for the benefit of those individuals who have served as directors or officers of UHS at any time prior to the Effective Date which are comparable to such provisions as were currently contained in UHS's articles of incorporation and bylaws as of the date of the Merger Agreement. Under the Merger Agreement, the Surviving Corporation shall obtain and maintain in effect for a period of not less than six years after the Effective Time, the directors' and officers' liability insurance policies maintained by UHS as of the date of the Merger Agreement (provided that the Surviving Corporation may substitute therefor a policy or policies providing substantially equivalent coverage containing similar terms and conditions so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated by the Merger Agreement, occurring prior to, and including the Effective Date; provided, that in no event is the Surviving Corporation required to expend more than the Maximum Premium and if the Surviving Corporation is unable to obtain such amount of insurance for such aggregate premium, the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of the Maximum Premium. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger--Indemnification of Officers and Directors."

TERMINATION

  The Merger Agreement may be terminated and the Merger abandoned at any time prior to the filing of articles of merger with the Minnesota Secretary of State, whether before or after approval by UHS shareholders under any of the following circumstances:

       (a) by mutual written consent of Childs and UHS;

       (b) by either of UHS or Childs, if (i) the Merger has not been consummated on or before April 30, 1998 (unless the failure to consummate the Merger by such date is due to the action, or failure to act, of the party seeking to terminate the Merger Agreement in breach of such party's obligation under the Merger Agreement) or (ii) any governmental entity or authority has issued an order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action has become final and nonappealable;

       (c) by UHS, if (i) UHS enters into a definitive agreement providing for a Superior Proposal in accordance with the terms of the Merger Agreement including certain notice provisions and payment of the $2,600,000 Break-Up Fee or (ii) Merger Sub or Childs breaches in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement not curable or not cured within 30 days after the giving of written notice to Merger Sub or Childs, as applicable; or


       (d) by Childs, if (i) UHS breaches in any material respect any of its respective representations, warranties, covenants or other agreements contained in the Merger Agreement not curable or not cured within 30 days after the giving of written notice to UHS or (ii) the Board of Directors of UHS withdraws or modifies in a manner adverse to Merger Sub or Childs its approval or recommendation of the Merger or the Merger Agreement, or recommends or approves any Acquisition Proposal by a party not affiliated with Childs or Merger Sub or (iii) UHS enters into any agreement in principle or definitive agreement with respect to any such Acquisition Proposal or (iv) the Board of Directors of UHS resolves to do any of the foregoing.

  In the event of the termination of the Merger Agreement, pursuant to its terms, written notice will be given to the other party or parties specifying the provision in the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will become null and void, and there will be no liability on the part of Merger Sub or Childs except for fraud or breach of the Merger Agreement prior to such termination and as set forth in certain other sections of the Merger Agreement.

  However, UHS is required to pay Childs the $2,600,000 Break-Up Fee if any of the following occur: (i) UHS terminates the Merger Agreement in connection with entering into a definitive agreement providing for a Superior Proposal; (ii) Childs terminates the Merger Agreement due to (A) the Board of Directors' withdrawal or modification in a manner adverse to Childs or Merger Sub of its approval or recommendation of the Merger or Merger Agreement, (B) the Board of Directors' recommendation or approval of any Acquisition Proposal by a party not affiliated with Childs or

Merger Sub or (C) the Board of Directors' resolution to do either of the foregoing; or (iii) in the event the Merger has not been consummated on or before April 30, 1998, Childs or UHS terminates the Merger Agreement (unless the failure to consummate the Merger by such date was not due to the action, or failure to act, of the party seeking to terminate the Merger Agreement in breach of such party's obligation under the Merger Agreement) and (A) prior thereto and after the date of the Merger Agreement there was publicly announced another Acquisition Proposal and (B) an Acquisition Proposal was consummated, or an agreement providing for an Acquisition Proposal was entered into, on or prior to December 31, 1998; provided, that no break-up fee shall be payable if Merger Sub or Childs was in material breach of its representations, warranties or obligations under the Merger Agreement at the time of its termination.

EXPENSES


  Under the Merger Agreement, generally all costs and expenses incurred by UHS, Childs and Merger Sub will be paid by the party that has incurred such costs and expenses. However, if the Merger Agreement is terminated as a result of the Board of Directors' decision to enter into a definitive agreement with respect to a Superior Proposal, UHS is required to pay Childs the $2,600,000 Break-Up Fee. See "--Restrictions on Solicitation" and "--Termination."

REGULATORY APPROVALS


  Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and specified waiting period requirements have been satisfied. Pursuant to the HSR Act, each of UHS and Childs filed with the FTC and the Antitrust Division a pre-merger notification and report form with respect to the Merger on or before December 5, 1997. In the notification and report forms, Childs and UHS requested early termination of the waiting period under the HSR Act and early termination was received on December 19, 1997.

  At any time before or after consummation of the Merger, and notwithstanding the satisfaction of the HSR Act requirements, the FTC or the Antitrust Division or any state could take action under the federal or state antitrust laws to seek to enjoin consummation of the Merger. Private parties may also seek to take legal action under the antitrust laws. Based on the information available to them, each of Childs and UHS believes that the Merger can be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or that, if such a challenge were made, Childs and UHS would prevail.

  Neither UHS nor Childs believes that any material federal or state regulatory approvals, filings or notices are required in connection with the Merger other than filings under the HSR Act and the Exchange Act and the filing of articles of merger with the Secretary of State of the State of Minnesota. Other than as described above, neither UHS nor Childs is aware of any license or regulatory permit that is material to the business of UHS and that is likely to be adversely affected by consummation of the Merger or any approval or other action by any state, federal or foreign government or governmental agency (other than routine relicensing procedures) that would be required prior to the Merger.

ACCOUNTING TREATMENT

  It is intended that the transactions contemplated by the Merger Agreement will be accounted for as a recapitalization, consisting of an equity investment by investors, debt financing and the redemption of shares in the Merger for the Merger Consideration.


                         THE SUPPORT/VOTING AGREEMENTS

  Pursuant to the Support/Voting Agreements, the Supporting Shareholders have severally agreed to vote in favor of the Merger Agreement all shares of UHS Common Stock that they owned on November 25, 1997, consisting of an aggregate of 1,007,520 shares of UHS Common Stock, or approximately 18.4% of the aggregate number of shares outstanding as of such date.

  In the Support/Voting Agreements, each Supporting Shareholder has also agreed not to (i) sell, contract to sell, or otherwise transfer or dispose of any such shares of UHS Common Stock, Options or other securities convertible thereinto held by him or her, unless in the case of Supporting Shareholders other than Mr. Dovenberg and his spouse the proposed transferee and UHS enter into a letter agreement with Childs and Merger Sub identical to the Support/Voting Agreement or (ii) except for actions in his capacity as an officer or director of UHS permitted under the Merger Agreement, solicit, initiate, encourage, or facilitate, or disclose non-public information in furtherance of, any Acquisition Proposal, negotiate, explore or otherwise engage in discussions with any person (other than Childs, Merger Sub and their respective officers, directors, employees, agents and representatives) with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding with respect to, or vote in favor of, any Acquisition Proposal.


  In their Support/Voting Agreement, Mr. Dovenberg and his spouse further agree that (i) at the Effective Time, the Dovenberg Shares, and any UHS Common Stock acquired by him prior to the Effective Time pursuant to the ESPP, will not be canceled or converted into a right to receive the Merger Consideration, but instead will remain issued and outstanding as fully paid and nonassessable shares of common stock of the Surviving Corporation and (ii) upon consummation of the Merger, all Options held by Mr. Dovenberg will not be canceled in exchange for the Option Consideration, but instead all such Options will remain issued and outstanding options to purchase shares of common stock of the Surviving Corporation. As of the Record Date, there were 170,787 Dovenberg Shares, representing approximately 3.1% of the then-outstanding shares of UHS Common Stock, and Mr. Dovenberg held Options to purchase an additional 49,440 shares. In addition, Childs agrees that Mr. Dovenberg will be entitled to designate other members of management of the Surviving Corporation, subject to the approval of the Board of Directors of the Surviving Corporation, who will be given the right to purchase shares of common stock of the Surviving Corporation for cash on a basis of $15.50 per share of common stock. See "SPECIAL FACTORS-- Interests of Certain Persons in the Merger--Continuing Shareholders." Childs and Merger Sub also agree to reimburse Mr. Dovenberg and his spouse for legal fees reasonably incurred by them in connection with the negotiation, delivery and execution of the Support/Voting Agreement, Employment Agreement and any other agreement that Childs or Merger Sub requests they enter into in connection with the Merger. In addition, certain of the Dovenberg Shares are pledged to secure a margin loan containing customary terms in the amount of approximately $97,000. To the extent that such margin loan is required to be repaid, Childs will, or will cause the Surviving Corporation to, loan Mr. Dovenberg an amount sufficient to repay the margin loan.

  The foregoing discussion of the Support/Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the Support/Voting Agreement of Mr. Dovenberg and his spouse and the Form of Support/Voting Agreement to which the other Supporting Shareholders are parties, copies of which are attached to this Proxy Statement as Appendix E and Appendix F, respectively.

                              FINANCING THE MERGER

FINANCING

  The consummation of the Merger is subject to, among other things, Merger Sub having obtained and/or made available to the Surviving Corporation all funds necessary to pay the aggregate Option Consideration and Merger Consideration to all holders of Options and shares of UHS Common Stock, except for the Continuing Optionholders and the Continuing Shareholders, to pay all severance obligations pursuant to the Merger Agreement, to pay all fees and expenses incurred by them and to refinance all indebtedness of UHS that will or may come due as a result of the Merger. If the Merger is consummated, the total amount required to pay the aggregate Merger Consideration to the shareholders of UHS entitled thereto, cash out certain Options held by certain directors and UHS employees, refinance indebtedness of UHS and pay transaction-related fees and expenses is estimated to be approximately $133,000,000. Such funds are expected to be obtained from capital contributions from investors, including Childs, and external borrowings.


  Childs has entered into an engagement letter and accompanying letter of indemnification with BT Alex. Brown Incorporated, each dated November 25, 1997 (the "BT Alex. Brown Letters"), pursuant to which Childs has engaged BT Alex. Brown Incorporated in connection with the possible sale of debt securities of the Surviving Corporation. Childs currently intends that the Surviving Corporation will seek to effect a private placement of approximately $105 million aggregate principal amount of senior notes, maturing in ten years, (the "Notes") and to obtain senior secured revolving credit financing. Although the definitive terms of the Notes have not yet been established, interest on the Notes is expected to accrue from the date of original issuance and be payable semi-annually in arrears. The Notes are expected to be redeemable in whole or in part, at the option of the Surviving Corporation, five years after the date of original issuance at prices to be determined, plus accrued interest. The Notes are expected to be general unsecured obligations of the Surviving Corporation, ranking pari passu in right of payment to all existing and future unsubordinated indebtedness of the Surviving Corporation and senior in right of payment to all subordinated obligations of the Company. The indenture pursuant to which the Notes are expected to be issued is expected to contain certain covenants restricting, among other things, the incurrence of additional indebtedness, the payment of dividends and other payments and the Surviving Corporation's ability to engage in certain transactions or exercise discretion with respect to the proceeds of such transactions, including certain mergers, asset sales and stock sales. In addition, Childs expects that the Surviving Corporation will enter into a Registration Rights Agreement with BT Alex. Brown Incorporated pursuant to which, among other things, the Surviving Corporation will agree to (i) file a registration statement with the Commission with respect to an offer to exchange the Notes for senior notes of the Surviving Corporation having substantially identical terms to the Notes (the "Exchange Notes") (except that the Exchange Notes would not contain terms with respect to transfer restrictions) within a specified period after the initial date of issuance of the Notes, (ii) use its best efforts to cause such registration statement to become effective under the Securities Act of 1933, as amended, within a specified period after the initial date of issuance of the Notes an (iii) upon such registration statement being declared effective, to offer the Exchange Notes in exchange for surrender of the Notes.


     In addition, Childs, on behalf of the Surviving Corporation, has entered into a commitment letter with Bankers Trust Company ("BTCo") dated January 22, 1998 (the "Revolving Credit Facility Commitment Letter") pursuant to which BTCo has agreed to provide a five-year, $25 million senior secured revolving credit facility to the Surviving Corporation (the "Revolving Credit Facility"), of which up to $5 million would be available as a letter of credit sub-facility, upon the terms and conditions set forth in the Revolving Credit Facility Commitment Letter. Amounts available to the Surviving Corporation under the Revolving Credit Facility would be subject to satisfaction of certain requirements (including a borrowing base test). Borrowings under the Revolving Credit Facility would be guaranteed by all of the direct and indirect subsidiaries of the Surviving Corporation, and such obligations of the Surviving Corporation and such subsidiaries would be secured by an exclusive first priority perfected security interest in substantially all of the assets of the Surviving Corporation and its subsidiaries (including accounts receivable, inventory, rental equipment and intangibles) and by an exclusive first priority perfected pledge of all capital stock and notes owned by the Surviving Corporation and its subsidiaries. Interest on indebtedness outstanding under the Revolving Credit Facility is expected to be payable at a rate per annum, selected at the option of the Surviving Corporation, equal to a specified base rate plus a margin of 100% or a specified adjusted Eurodollar rate plus a margin of of 2.25% (subject to adjustment beginning on the last day of the fiscal quarter ending six months after the closing date of the Revolving Credit Facility if the Surviving Corporation satisfied certain leverage ratios).

     Although Childs expects that the proposed offering of the Notes will be successful and the Revolving Credit Facility will be made available to the Surviving Corporation, there can be no assurance that such transactions will be consummated or as to the timing or terms of any such transactions.


  In the event that sufficient proceeds from any issuance of the Notes and borrowings under the Revolving Credit Facility are not made available to the Surviving Corporation, the Surviving Corporation may seek to establish and borrow funds under the Bank Facilities (as defined herein) described in the commitment letter (the "Bank Facility Commitment Letter") dated November 25, 1997 between Childs and BTCo, pursuant to which Childs received a commitment from BTCo, on behalf of the Surviving Corporation, with respect to an aggregate principal amount of $95 million in the form of a term loan facility (the "Term Loan Facility") in an aggregate principal amount of up to $80 million and a revolving credit facility (the "Revolving Loan Facility", and together with the Term Loan Facility, the "Bank Facilities") in an aggregate principal amount of $15 million, upon the terms and conditions set forth in the Bank Facility Commitment letter. The Bank Facilities would be funded by a syndicate of lenders formed by BTCo, with BTCo as Administrative Agent. Maturity for loans made under the Term Loan Facility ("Term Loans") would be the sixth anniversary of the initial funding date (the "Closing Date") under the Term Loan Facility (the "Final Maturity Date"). Term Loans would amortize quarterly on dates, and in amounts, satisfactory to BTCo and the Surviving Corporation. Term Loans would only be incurred on the Closing Date, and no amount of Term Loans could be reborrowed once repaid. All loans made under the Revolving Loan Facility ("Revolving Loans") would be required to be repaid in full at the Final Maturity Date. Revolving Loans could be borrowed, repaid and reborrowed on and after the Closing Date.


 The Bank Facilities would be obligations of the Surviving Corporation, would be guaranteed by all of the direct and indirect subsidiaries of the Surviving Corporation and would be secured by an exclusive first priority perfected security interest in substantially all assets of the Surviving Corporation and its subsidiaries (including accounts receivable, inventory, rental equipment and intangibles) and by an exclusive first priority perfected pledge of all capital stock and notes owned by the Surviving Corporation and its subsidiaries. Loans under the Bank Facilities would be maintained from time to time, at the option of the Surviving Corporation, as: (i) Base Rate Loans, bearing interest at 1.25% over the higher of (x) the Federal Reserve reported certificate of deposit rate plus 1/2 of 1% and (y) the rate that BTCo announces from time to time as its base rate, or (ii) Eurodollar Loans, bearing interest at the Eurodollar Rate as determined by BTCo for the respective interest period plus 2.25% with reductions based on leverage to be negotiated. Voluntary prepayments could be made under the Bank Facilities at any time without premium or penalty. Funding of the Bank Facilities would be subject to the satisfaction of certain customary conditions.

     Childs and Merger Sub currently have no specific plans or arrangements for the repayment of the Notes (or the Exchange Notes in the event that the Exchange Notes are issued) or borrowings under the Revolving Credit Agreement, or, in lieu thereof, the Bank Facilities; however, Childs and Merger Sub currently expect that such indebtedness will be repaid primarily from cash flow from operations of the Surviving Corporation or, to the extent that such repayment is not possible, Childs and Merger Sub expect that Surviving Corporation will seek to refinance such indebtedness, although there can be no assurance that the Surviving Corporation will be able to refinance such indebtedness on terms acceptable to it.


  The foregoing discussion of the BT Alex. Brown Letters, the Revolving Credit Facility Commitment Letter and the Bank Facility Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the BT Alex. Brown Letters, the Revolving Credit Facility Commitment Letter and the Bank Facility Commitment Letter copies of which have been filed as Exhibits to the Schedule 13E-3.

Management Agreement


  At the closing of the Merger, it is contemplated that the Surviving Corporation will enter into a management agreement with Childs providing for payment by the Surviving Corporation to Childs of (i) a $1.2 million advisory and financing fee in consideration of Child's services regarding the planning, structuring and negotiation of the Merger and (ii) an annual management fee of $240,000 in consideration of Childs' ongoing provision of certain consulting and management advisory services.

FEES AND EXPENSES

  Under the Merger Agreement, generally all costs and expenses incurred by UHS, Childs and Merger Sub will be paid by the party that has incurred such costs and expenses. See "THE MERGER AND MERGER AGREEMENT--Expenses." Childs and Merger Sub have also agreed to pay the legal fees reasonably incurred by Mr. Dovenberg and his spouse in connection with the negotiation, delivery and execution of the Support/Voting Agreement, Employment Agreement and any other agreement that Childs or Merger Sub requests they enter into in connection with the Merger. See "THE SUPPORT/VOTING AGREEMENTS." The expenses incurred and to be incurred by UHS, Childs and Merger Sub in connection with the Merger Agreement, the Merger and the related transactions are estimated as follows:


    Investment Banking Fees...................................  $ 1,700,000
    Financing and Commitment Fees; Debt Prepayment Penalties..  $ 6,000,000
    Management Fee............................................  $ 1,200,000
    Professional Fees.........................................  $ 2,000,000
    Filing Fees...............................................  $    63,000
    Printing and Mailing Costs................................  $    60,000
    Miscellaneous.............................................  $   477,000
                                                                -----------
              Total...........................................  $11,500,000
                                                                ===========


                       RIGHTS OF DISSENTING SHAREHOLDERS

  Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA") provide to each shareholder the right to dissent from the Merger, and obtain payment for the "fair value" of such shareholder's shares following the consummation of the Merger.

  The following summary of the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such sections, the full texts of which are attached as Appendix C to this Proxy Statement. These sections should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply with the procedures set forth herein or therein will result in the loss of dissenters' rights.

  Under the MBCA, holders of UHS Common Stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the Merger and to receive from the Surviving Corporation payment in cash of the "fair value" of their shares of UHS Common Stock after the Merger is completed. The term "fair value" means the value of the shares of UHS Common Stock immediately before the Effective Time.

  All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares of UHS Common Stock as to which dissenters' rights are asserted. A person having beneficial ownership of shares of UHS Common Stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

  Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be delivered to the executive offices of UHS before the taking of the shareholder vote on the Merger. This written demand must be in addition to and separate from any proxy or vote against the Merger. Voting against, abstaining from voting or failing to vote on the Merger does not constitute a demand for appraisal within the meaning of the MBCA.

  Shareholders electing to exercise their dissenters' rights under the MBCA must not vote for adoption of the Merger Agreement. A shareholder's failure to vote against the Merger Agreement will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the Merger Agreement or direction to abstain, the proxy will be voted for approval of the Merger Agreement, which will have the effect of waiving that shareholder's dissenters' rights.

  A UHS shareholder may not assert dissenters' rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of UHS Common Stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to UHS at or before the time such rights are asserted.

  A shareholder who elects to exercise dissenters' rights must send his or her written demand, before the taking of the vote on the Merger Agreement, to the Secretary of UHS, 1250 Northland Plaza, 3800 West 80th Street, Bloomington, Minnesota 55431-4442. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the value of his or her shares.

  If the Merger Agreement is approved by the shareholders of UHS at the Special Meeting, the Surviving Corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights. The notice will contain the address to which the shareholder shall send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received, a form to be used in connection therewith and other related information.

  In order to receive fair value for his or her shares, a dissenting shareholder must, within 30 days after the date such notice was given, send his or her stock certificates, and all other information specified in the notice from the Surviving Corporation, to the address specified in such notice. A dissenting shareholder will retain all rights as a shareholder until the Effective Time. After a valid demand for payment and the related stock certificates and other information are received, or after the Effective Time, whichever is later, the Surviving Corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the Surviving Corporation estimates to be the fair value of such shareholder's shares, with interest commencing five days after the Effective Time at a rate prescribed by statute. Remittance will be accompanied by the Surviving Corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Time, together with the latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder is demanding supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

  If the dissenting shareholder believes that the amount remitted by the Surviving Corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the Surviving Corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be given at the executive offices of UHS at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the Surviving Corporation.

  Within 60 days after receipt of a demand for supplemental payment, the Surviving Corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the Surviving Corporation or petition a court for the determination of the fair value of the shares, plus interest. The petition shall name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the Surviving Corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the Surviving Corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all UHS shareholders who properly exercised dissenters' rights and did not agree with the Surviving Corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the Surviving Corporation. The shareholders shall not be liable to the Surviving Corporation for any amounts paid by the Surviving Corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the Surviving Corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.


  The Surviving Corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder or who is dissenting on behalf of a person who was not a beneficial owner on November 26, 1997, the date on which the proposed Merger was first announced to the public (the "Public Announcement Date"). The Surviving Corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the Merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the Public Announcement Date. Any shareholder who did not own shares on the Public Announcement Date and who fails properly to demand payment will be entitled only to the amount offered by the Surviving Corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the Surviving Corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on the Public Announcement Date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the Public Announcement Date, except that any such shareholder is not entitled to receive any remittance from the Surviving Corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

  Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would receive pursuant to the Merger Agreement if they do not seek appraisal of their shares, and that the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473.

  Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences."

  ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT HIS OR HER RIGHTS OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS OR HER SHARES. SEE APPENDIX C.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth information regarding ownership of UHS Common Stock (the only class of voting securities of the Company) as of December 12, 1997 by each person beneficially owning at least 5% of such securities, by each director of UHS, by each of the executive officers of UHS, and by all executive officers and directors as a group. Prior to consummation of the Merger, Childs and Merger Sub do not beneficially own shares of UHS Common Stock.

                                             Amount and
                                         Nature of Beneficial
Name and Address of Beneficial Owner        Ownership(1)(2)          Percent
------------------------------------    ---------------------        -------
Thomas A. Minner(3)                            362,144 (4)             6.4%
Michael W. Bohman                              265,381                 4.8
Paul W. Larsen                                 209,769                 3.8
David E. Dovenberg                             210,317 (5)             3.8
Duane R. Wenell                                181,844 (6)             3.3
Karen M. Bohn                                    9,300                 *
Samuel B. Humphries                             11,735                 *
Terrance D. McGrath                             81,003                 1.6

Private Capital Management, Inc.               273,910 (7)             5.0
  3003 Tamiami Trail North
  Naples, Florida 33940

Dimensional Fund Advisors                      327,300 (8)             6.0
  1299 Ocean Avenue, 11th Floor
  Santa Monica, California 90401

All directors and executive                  1,331,493                21.9
  officers as a group (8 persons)

--------------
*   Less than 1%


(1) Beneficial ownership is determined in accordance with rules of the Commission and includes generally voting power and/or investment power with respect to securities. Shares of UHS Common Stock subject to options currently exercisable or exercisable within 60 days of December 12, 1997 are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the persons named in the table above have sole voting and investment power with respect to all shares of UHS Common Stock shown as beneficially owned by them.

(2) Includes the following number of shares which could be acquired within 60 days of December 12, 1997 through exercise of stock options: Mr. Minner, 66,593 shares; Mr. Bohman, 38,546 shares; Mr. Larsen, 38,546 shares; Mr. Dovenberg, 38,546 shares; Mr. Wenell, 38,546 shares; Ms. Bohn, 9,000 shares; Mr. Humphries, 10,000 shares; Mr. McGrath, 10,000 shares; and all executive officers and directors as a group, 249,777 shares. The table does not include options to purchase the following number of shares which do not become exercisable within such 60-day period but which will nevertheless automatically fully vest upon consummation of the Merger: Mr. Minner,

    21,787; Mr. Bohman, 10,894 shares; Mr. Larsen, 10,894 shares; Mr. Dovenberg, 10,894 shares; Mr. Wenell, 10,894 shares; and all executive officers and directors as a group, 65,363 shares.

(3) The address for these individuals is 1250 Northland Plaza, 3800 West 80th Street, Bloomington, Minnesota 55431-4442.

(4) Includes 100,000 shares held by Mr. Minner's spouse.

(5) Includes 62,653 shares held by Mr. Dovenberg's spouse and 1,158 shares held by Mr. Dovenberg's daughter of which Mr. Dovenberg disclaims beneficial ownership.

(6) Includes 63,298 shares held in trust as to which Mr. Wenell has sole voting and investment power and 80,000 shares held in trust as to which Mr. Wenell's spouse has sole voting and investment power.

(7) In its Schedule 13D Report dated as of October 10, 1997, Private Capital Management, Inc. ("PCM") has indicated that (a) PCM is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; (b) PCM shares dispositive power as to 251,910 of the shares listed above with Bruce
    S. Sherman, also an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; (c) PCM has voting power with respect to none of the shares listed above; (d) the shares listed above include 22,000 shares held by Michael J. Seaman; and (e) Mr. Seaman is an employee of PCM and affiliates thereof and (i) does not exercise sole or shared dispositive or voting powers with respect to the shares held by PCM and (ii) disclaims beneficial ownership of shares held by each other, Mr. Sherman or PCM.

(8) Based on a Schedule 13G Report dated as of February 5, 1997. Dimensional Fund Advisors ("DFA") has indicated that (a) DFA is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940; (b) DFA has sole voting power with respect to 219,700 of the shares; and (c) DFA has sole dispositive power as to all of the shares.


           MARKET PRICE AND DIVIDEND INFORMATION FOR UHS COMMON STOCK


   UHS Common Stock is traded on The Nasdaq Stock Market under the symbol "UHOS." As of January 26, 1998 there were approximately 1,200 shareholders of record. UHS has not paid any cash dividends on UHS Common Stock. The Company currently intends to retain earnings for use in the operation and expansion of its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The Company's loan agreements contain certain restrictions on the Company's ability to pay cash dividends on the UHS Common Stock.


   The following table shows the high and low sale prices for UHS Common Stock as reported on The Nasdaq Stock Market for each period indicated. On November 25, 1997, the last full trading day prior to the public announcement that UHS and Childs had entered into the Merger Agreement, the high and low sales prices reported for UHS Common Stock on The Nasdaq Stock Market were $12.00 and $11.94 per share, respectively, and the closing price on such date was $12.00 per share. On January 23, 1998 the closing price for shares of UHS Common Stock, as reported on The Nasdaq Stock Market, was $15.125 SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THEIR SHARES.


                                                        High    Low
                                                       ------  ------
     1995
          First Quarter..............................  $ 8.13  $ 6.25
          Second Quarter.............................    9.13    7.75
          Third Quarter..............................   10.88    7.75
          Fourth Quarter.............................   10.25    8.88

     1996
          First Quarter..............................  $10.50  $ 9.00
          Second Quarter.............................    9.50    7.75
          Third Quarter..............................    9.00    5.73
          Fourth Quarter.............................   11.13    6.25

     1997
          First Quarter..............................  $17.38  $10.75
          Second Quarter.............................   17.38   13.25
          Third Quarter..............................   15.63   10.50
          Fourth Quarter.............................   15.13   11.38

     1998
          First Quarter (through January 23, 1998)...  $15.25  $15.00

   On December 14, 1995, 1,451,000 shares of UHS Common Stock was sold by The Prudential Insurance Company of America in an underwritten public offering at a price of $9.375 per share. The Company did not receive any proceeds from such sale.


                         PURCHASES OF UHS COMMON STOCK

PURCHASES BY UHS


   The following table sets forth the purchases by UHS of UHS Common Stock since January 1, 1996, including the date such shares of UHS Common Stock were purchased, the number of shares purchased, the purchase price per share on such date and the weighted average purchase price per quarter.


                                              Average
                      Number of   Price per  Price per
   Purchase Date       Shares       Share     Quarter
--------------------  ---------   ---------  ---------
August 15, 1996          16,000      6.875    7.0619
September 3, 1996        52,000      7.125    7.0619
September 6, 1996        25,000      7.125    7.0619
September 20, 1996       10,000      6.875    7.0619
                      ---------
 Total                  103,000

Purchases by David E. Dovenberg


   The following table sets forth the purchases by David E. Dovenberg, individually or jointly with his wife, of UHS Common Stock since January 1, 1996, including the date such shares of UHS Common Stock were purchased, the number of shares purchased, the purchase price per share on such date and the weighted average purchase price per quarter.


                                                       Average
                            Number of     Price per   Price per
         Purchase Date       Shares         Share      Quarter
-------------------------   ---------     ---------   ---------
February  27, 1996            5,000          9.750       9.750
June 26, 1996                   346  *       7.230       7.230
December 31, 1996               322  *       7.230       7.230
June 30, 1997                   245  *       9.500       9.500
December 31, 1997               174  *      12.960      12.960
                            -------
 Total                        6,087

-----------
*  Shares purchased under the UHS 1992 Employee Stock Purchase Plan.

RECENT TRANSACTIONS

  Except in connection with the execution of the Merger Agreement, the Support/Voting Agreements and the Employment Agreement, (i) none of Childs, Merger Sub, or, to their knowledge any of the persons or entities named on
Schedule I hereto, or David E. Dovenberg have participated in any transaction involving UHS Common Stock in the last sixty days (except for Mr. Dovenberg's purchase of 175 shares of UHS Common Stock pursuant to the ESPP) and (ii) neither Childs nor Merger Sub has purchased any securities of the Company during the period beginning January 1, [1995] to date.


                        DESCRIPTION OF UHS CAPITAL STOCK


   The authorized capital stock of the Company consists of 10,000,000 shares of UHS Common Stock, $.01 par value, of which 5,480,829 shares were outstanding on January 26, 1998; 100,000 shares of Series A Junior Participating Preferred Stock, $.01 par value (the "Junior Preferred Shares"), no shares of which are outstanding; and 4,900,000 shares of undesignated preferred stock, $.01 par value, no shares of which are outstanding.

UHS COMMON STOCK

   The holders of UHS Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. There is no cumulative voting for the election of directors so that the holders of more than 50% of the outstanding UHS Common Stock can elect directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of UHS Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and in liquidation proceedings. Holders of UHS Common Stock have no preemptive or subscription rights and there are no redemption rights with respect to such shares. The outstanding shares of UHS Common Stock are fully paid and nonassessable.

UNDESIGNATED PREFERRED STOCK

   The Company's Board of Directors is authorized, without further shareholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock. The issuance of such preferred stock could adversely affect the voting power of the holders of UHS Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. Under the Merger Agreement, UHS has agreed not to issue any new class or series of preferred stock of the Company.

PROVISIONS OF THE COMPANY'S RESTATED ARTICLES AND BYLAWS
   AND THE MINNESOTA BUSINESS CORPORATION ACT

   The existence of authorized but unissued preferred stock, described above, and certain provisions of the Company's Restated Articles of Incorporation and Bylaws and Minnesota law, described below, could have an anti-takeover effect. These provisions are intended to provide management flexibility, to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board and to discourage an unsolicited takeover of the Company if the Board determines that such a takeover is not in the best interests of the Company and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Company which could deprive the Company's shareholders of opportunities to sell their shares of UHS Common Stock at prices higher than prevailing market prices.

   Pursuant to the Restated Articles of Incorporation and Bylaws, the Board of Directors of the Company is divided into three classes serving staggered three-year terms. As a result, at least two shareholders' meetings will generally be required for shareholders to effect a change in control of the Board of Directors.

   Section 302A.671 of the MBCA applies, with certain exceptions, to any acquisition of voting stock of the Company (from a person other than the Company, and other than in connection with certain mergers and exchanges to which the Company is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the shareholders of the Company prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by the Company within 30 days after the acquiring person has failed to give a timely information statement to the Company or the date the shareholders voted not to grant voting rights to the acquiring person's shares. Section 302A.671 does not apply to the Merger.

   Section 302A.673 of the MBCA generally prohibits any business combination by the Company, or any subsidiary of the Company, with any shareholder which purchases 10% or more of the Company's voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of the Company before the interested shareholder's share acquisition date. Section 302A.673 does not apply to the Merger.

RIGHTS AND JUNIOR PREFERRED SHARES

   On November 8, 1996, the Company adopted a shareholder rights plan under which a right (as described below) was declared as a dividend at the rate of one such right for each share of UHS Common Stock held by shareholders of record at the close of business on November 21, 1996. Such rights automatically accompany all shares of UHS Common Stock outstanding and trade with them.

   Under the shareholder rights plan, each holder of a Right is entitled to buy one 1/100th of a Junior Preferred Share at a price of $40.00 However, the Rights are exercisable only if a person or group acquires or makes a tender offer for 15% or more of the UHS Common Stock. The Rights are redeemable at 1/10c per Right at any time prior to the acquisition of a 15% position. The Rights expire on November 8, 2006.

   If a person or group acquires 15% or more of UHS Common Stock (except in connection with the Merger, as described below) each Right will entitle its holder to purchase, at the Right's then-current exercise price, Junior Preferred Shares having a market value of twice the Right's exercise price. If the Company is acquired in a merger (except in connection with the Merger, as described below) or sells 50% or more of its assets or earning power, each Right will entitle its holder to purchase, at the Rights' then current exercise price, the acquiring company's common stock having a market value of twice the Right's exercise price.

   The Junior Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of UHS Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $100.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of UHS Common Stock. Each Junior Preferred Share will have 100 votes, voting together with shares of UHS Common Stock. Finally, in the event of any merger, consolidation or other transaction in which the UHS Common Stock are exchanged, each Junior Preferred Share will be entitled to receive 100 times the amount received per share of UHS Common Stock. These rights are subject to adjustment in the event of a stock dividend on the shares of UHS Common Stock or a subdivision, combination or consolidation of the UHS Common Stock.

   The Rights are not currently exercisable and, pursuant to the Merger Agreement, UHS has taken all action necessary (i) to render the Rights inapplicable to the Merger and the transactions contemplated by the Merger Agreement and (ii) to ensure that a "Distribution Date" (as defined in the Rights Agreement) will not occur by reason of the announcement or consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Support/Voting Agreements. The Rights will terminate on the effective date of the Merger and thereafter the shareholders of UHS will not have any further rights with respect thereto.

TRANSFER AGENT AND REGISTRAR

   The Transfer Agent and Registrar with respect to the UHS Common Stock is Norwest Bank Minnesota, N.A.


                         COMPLIANCE WITH SECTION 16(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

   Section 16(a) of the Exchange Act requires UHS's officers and directors and persons who own more than ten percent of UHS Common Stock to file reports of ownership and changes in ownership with the Commission. These reporting persons are also required to furnish UHS with copies of all reports they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, UHS believes that during its 1997 fiscal year all filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with.


                            INDEPENDENT ACCOUNTANTS

   The consolidated financial statements of UHS as of December 31, 1996 and 1995 and for the years ended December 31, 1996, 1995 and 1994, included in UHS's Annual Report on Form 10-K for the Year Ended December 31, 1996 incorporated by reference in this Proxy Statement, have been audited by Coopers & Lybrand L.L.P., independent accountants.

   A representative of Coopers & Lybrand L.L.P. will be at the Special Meeting to answer questions by shareholders and will have the opportunity to make a statement if so desired.


        INFORMATION CONCERNING CHILDS MERGER SUB AND DAVID E. DOVENBERG

   Childs is a $463 million institutional private equity fund managed by J.W. Childs Associates, L.P., a Boston-based private investment firm. Childs invests in equity positions primarily in established small and middle-market growth companies. Childs is a Delaware limited partnership.

   Merger Sub is a wholly owned subsidiary corporation of Childs organized under the laws of the State of Minnesota for the purposes of entering into the Merger Agreement and effecting the Merger. Merger Sub has not engaged in any activities other than in connection with the transactions contemplated by the Merger Agreement. The financial statements of Merger Sub are not included herein because it has no material assets (other than its rights under the Merger Agreement).

   The principal executive offices of Childs and Merger Sub are located at One Federal Street, Boston, Massachusetts 02110 and their telephone number is (617) 753-1100.

   Certain information regarding the directors and officers of Merger Sub and the general partner of Childs is set forth in Schedule I to this Proxy Statement.


   David E. Dovenberg is the Vice President of Finance and Chief Financial Officer of UHS. Mr. Dovenberg's business address is 1250 Northland Plaza, 3800 West 80th Street, Bloomington, Minnesota 55431-4442. Mr. Dovenberg joined UHS in 1988 as Vice President, Finance, and Chief Financial Officer. Prior to joining UHS, he was with The Prudential Insurance Company of America since 1969. From 1979 to 1988, Mr. Dovenberg was a regional Vice President in the area of corporate investments in private placements for Prudential Capital Corporation. He is a member of the Healthcare Financial Management Association and the Financial Executive Institute. He is a member of the Boards of Directors of Lund International Holding, Inc., 911 Lund Boulevard, Anoka, Minnesota 55303, a publicly traded manufacturer of appearance accessories for light trucks, sport utility vehicles and vans (since 1994), Life Enhancements, Inc., Southdale Center, 6601 France Avenue South, Minneapolis, MN 55435, a retailer of aids for independent living (since 1993), the Minnesota Chapter of the United Ostomy Association 3316 West 66th Street, Minneapolis, Minnesota 55435 and the Hennepin County Unit of the American Cancer Society, 3316 West 66th Street, Minneapolis, Minnesota 55435. Mr. Dovenberg is a citizen of the United States.

                             SHAREHOLDER PROPOSALS

   If the Merger is not consummated, because the date of any such annual meeting cannot currently be determined, shareholders will be informed (by press release or other means determined reasonable by UHS) of the date by which shareholder proposals must be received by UHS for inclusion in the proxy materials relating to such annual meeting by UHS, which proposals must comply with the rules and regulations of the Commission then in effect.

                                 OTHER MATTERS

   The Board of Directors of UHS does not presently know of any matters to be presented for consideration at the Special Meeting other than matters described in the Notice of Special Meeting mailed together with this Proxy Statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. The proxy confers discretionary authority to vote only with respect to matters that the Board of Directors of UHS did not know, within a reasonable time before the mailing of these materials, were to be presented at the Special Meeting.


                 OTHER INFORMATION; YEAR 2000 ISSUE DISCLOSURE

   The Company is currently evaluating the potential impact of the situation referred to as the "Year 2000 Issue." The Year 2000 Issue concerns the inability of computer software programs to properly recognize and process date sensitive information relating to the Year 2000. Beginning in the second quarter of 1998, the Company will begin evaluating automated Year 2000 tools. Following that evaluation, the Company will either replace older applications or make such applications Year 2000 compliant. Certain of the Company's systems, including general ledger, accounts payable, fixed assets, payroll and human resources, are currently Year 2000 compliant. The Company's newer applications, which utilize a two-digit century field, are expected to require little additional effort to be Year 2000 compliant. Other systems, including the Company's AIMS/CS software package licensed to customers, are upgraded annually, and will be made Year 2000 compliant in the next upgrade required in 1999.

   The Company is in the process of determining the costs associated with and the potential impact of the Year 2000 Issue, but is unable to state at this time whether such costs are expected to be material.


                             AVAILABLE INFORMATION

   UHS is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. Reports, proxy statements and other information filed by UHS can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Citicorp Center, 5600 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site address, http://www.sec.gov. UHS Common Stock is listed and traded on The Nasdaq Stock Market; reports, proxy statements and other information concerning UHS may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   Neither Childs nor Merger Sub is subject to the informational requirements of the Exchange Act.

   Pursuant to the requirements of Section 13(e) of the Exchange Act and Rule 13e-3 promulgated thereunder, the Company, as the issuer of the class of equity securities which is the subject of the Rule 13e-3 transaction, Childs and Merger Sub have filed with the Commission a Transaction Statement on Schedule 13E-3 with respect to the Merger. As permitted by the rules and regulations of the Commission, this Proxy Statement omits certain information contained in the
Schedule 13E-3. The Schedule 13E-3 and the respective exhibits thereto, may be inspected at and obtained from the Commission in the manner set forth above and the Company in the manner set forth below.

   THIS PROXY STATEMENT INCORPORATES BY REFERENCE DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER, TO UNIVERSAL HOSPITAL SERVICES, INC., 1250 NORTHLAND PLAZA, 3800 WEST 80TH STREET, BLOOMINGTON, MINNESOTA 55431-4442, ATTENTION: PAUL W. LARSEN (TELEPHONE: (612) 893-3200). TO ENSURE DELIVERY OF DOCUMENTS PRIOR TO THE SPECIAL MEETING, ANY REQUEST THEREFOR SHOULD BE MADE BY FEBRUARY 17,
1998.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

   The following documents heretofore filed by UHS with the Commission pursuant to the Exchange Act are incorporated herein by reference:

   1.  Annual Report on Form 10-K for the year ended December 31, 1996;

   2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997; and

   3. Current Reports on Form 8-K, dated February 18, 1997 (as amended by the Current Report on Form 8-K/A, dated February 27, 1997), July 31, 1997, September 23, 1997 and November 26, 1997.

   In addition, all reports and other documents filed by UHS pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified and superseded for purposes of the Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall be not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.


                                    By Order of the Board of Directors,

                                    /s/ Paul W. Larsen

                                    Paul W. Larsen
                                    Secretary

Bloomington, Minnesota

January 26, 1998

                                                                      SCHEDULE I


                       CERTAIN INFORMATION REGARDING THE
                 DIRECTORS AND EXECUTIVE OFFICERS OF MERGER SUB
                       AND THE GENERAL PARTNER OF CHILDS


  1. Directors and Executive Officers of Merger Sub. The name and position of each director and executive officer of Merger Sub are set forth below. The business address of each of the persons named below is One Federal Street, 21st Floor, Boston, Massachusetts 02110. All individuals listed below and in the other sections of this Schedule I are citizens of the United States.

NAME                      POSITION

Steven G. Segal           President, Chief Executive Officer and Director

Adam L. Suttin            Vice President, Secretary and Assistant Treasurer

Edward D. Yun             Vice President, Treasurer and Assistant Secretary

Allan A. Dowds IV         Vice President, Assistant Secretary, Assistant
                            Treasurer and Director

  Certain required biographical information with respect to Messrs. Segal and Suttin is set forth Under "Directors and Executive Officers of J.W. Childs Associates, Inc." below.

  Mr. Yun joined J.W. Childs Associates, L.P. in September 1996 as an Associate. From August 1994 through August 1996, he was an Associate at DLJ Merchant Banking Partners, Inc. He received a Masters in Business Administration from Stanford University in June 1994.

  Mr. Dowds joined J.W. Childs Associates, L.P. in 1995 as Vice President and Chief Financial Officer. From 1993 to 1995, he served as Manager of Accounting and Reporting at Snapple Beverage Corp. From 1989 to 1993, he was a Senior Associate at Coopers & Lybrand.

  2. General Partner of Childs. The General Partner of Childs is J.W. Childs Advisors, L.P. The business address of J.W. Childs Advisors, L.P. is One Federal Street, 21st Floor, Boston, Massachusetts 02110.

  3. General Partner of J.W. Childs Advisors, L.P. The General Partner of J.W. Childs Advisors, L.P. is J.W. Childs Associates, L.P. The business address of J.W. Childs Associates, L.P. is One Federal Street, 21st Floor, Boston, Massachusetts 02110.

  4. General Partner of J.W. Childs Associates, L.P. The General Partner of J.W. Childs Associates, L.P. is J.W. Childs Associates, Inc. The business address of J.W. Childs Associates, Inc. is One Federal Street, 21st Floor, Boston, Massachusetts 02110.

  5. Directors and Executive Officers of J.W. Childs Associates, Inc. The name, present principal occupation or employment and material occupations, positions, offices or employment during the last five years of each director and executive officer of J.W. Childs Associates, Inc. are set forth below. The business address of each of the persons named below is One Federal Street, 21st Floor, Boston, Massachusetts 02110. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with J.W. Childs Associates, Inc.

NAME PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND OCCUPATIONS, POSITIONS, OFFICES OR EMPLOYMENT DURING THE LAST FIVE YEARS

John W. Childs.... President, Treasurer and sole director since February 1995;
                   President of J.W. Childs Associates, L.P. since July 1995, most recently holding the position of Senior Managing Director; executive at Thomas H. Lee Company from May 1987 through June 1995; Director of Big V Supermarkets, Inc., Cinnabon, Inc., The Edison Project, Inc., Select Beverages, Inc., Personal Care Group, Inc., Personal Care Holdings, Inc., Central Tractor Farm & Country, Inc., CT Holdings, Inc., Chevys Inc., Chevys Holdings, Inc., DESA International, Inc. and DESA Holdings Corporation.

Steven G. Segal... Vice President and Secretary since February 1995; Managing
                   Director of J.W. Childs Associates, L.P. since July 1995: executive at Thomas H. Lee Company from August 1987 through June 1995, most recently holding the position of Managing Director; Director of Big V Supermarkets, Inc., Cinnabon, Inc., Fitz and Floyd, Inc., Empire Kosher Holdings, Inc., Central Tractor Farm & Country, Inc., CT Holdings, Inc., and Jillians Entertainment Holdings, Inc.

Adam L. Suttin.... Vice President since February 1995; Vice President of J.W.
                   Childs Associates, L.P. since July 1995; executive at Thomas
                   H. Lee Company from August 1989 through June 1995, most recently holding the position of Associate; Director of Personal Care Group, Inc., Personal Care Holdings, Inc., Empire Kosher Holdings, Inc., DESA International, Inc. and DESA Holdings Corporation.

Glenn A. Hopkins.. Vice President since September 1995; Vice President of J.W.
                   Childs Associates, L.P. since September 1995; executive at Thomas H. Lee Company from may 1989 through August 1995, most recently holding the position of Associate; Director of Jillians Entertainment Holdings, Inc., Chevys, Inc., and Chevy Holdings, Inc.

                                                                      APPENDIX A


================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                               NOVEMBER 25, 1997



                                  BY AND AMONG


                             UHS ACQUISITION CORP.,

                       J.W. CHILDS EQUITY PARTNERS, L.P.

                                      AND

                       UNIVERSAL HOSPITAL SERVICES, INC.


================================================================================

                               TABLE OF CONTENTS
                                                                     Page

ARTICLE I--THE MERGER ..............................................   1
   Section 1.1.   The Merger........................................   1
   Section 1.2.   Effective Date and Time...........................   1
   Section 1.3.   Effect of the Merger..............................   2
   Section 1.4.   Subsequent Actions................................   2
   Section 1.5.   Articles of Incorporation; Bylaws;
                  Directors and Officers............................   2
   Section 1.6.   Cancellation of Company Shares....................   3
   Section 1.7.   Dissenting Shares.................................   4
   Section 1.8.   Company Plans.....................................   5
   Section 1.9.   Surrender of Securities; Funding of Payments;
                  Stock Transfer Books..............................   5

ARTICLE II--REPRESENTATIONS AND WARRANTIES
               OF THE COMPANY.......................................   8
   Section 2.1.   Corporate Organization and Authorization..........   8
   Section 2.2.   Capitalization....................................   9
   Section 2.3.   Noncontravention..................................  10
   Section 2.4.   SEC Filings.......................................  11
   Section 2.5.   No Material Adverse Changes.......................  12
   Section 2.6.   Legal Proceedings.................................  12
   Section 2.7.   No Dividends or Distributions.....................  13
   Section 2.8.   Disclosure Documents..............................  13
   Section 2.9.   Tax Matters.......................................  13
   Section 2.10.  Absence of Undisclosed Liabilities................  14
   Section 2.11.  Compliance with Laws; Permits.....................  15
   Section 2.12.  Contracts and Commitments.........................  15
   Section 2.13.  No Brokers or Finders.............................  16
   Section 2.14.  Employee Benefit Plans............................  16
   Section 2.15.  Rights Agreement..................................  20
   Section 2.16.  State Takeover Laws...............................  20
   Section 2.17.  Vote Required.....................................  20
   Section 2.18.  Intellectual Property.............................  20
   Section 2.19.  Certain Business Practices........................  21
   Section 2.20.  Insurance.........................................  21
   Section 2.21.  Properties; Environmental Matters.................  21
   Section 2.22.  Disclosure........................................  23
   Section 2.23.  Financial Advisory Opinion........................  23

ARTICLE III--REPRESENTATIONS AND WARRANTIES OF
               ACQUIROR AND PARENT..................................  24
   Section 3.1.   Corporate Organization and Authorization..........  24
   Section 3.2.   Capitalization....................................  25
   Section 3.3.   Noncontravention..................................  25
   Section 3.4.   Approvals or Consents.............................  25
   Section 3.5.   Legal Proceedings.................................  25
   Section 3.6.   Financing.........................................  25
   Section 3.7.   Disclosure Documents..............................  26
   Section 3.8.   Fraudulent Transfer Laws..........................  26
   Section 3.9.   Disclosure........................................  27

ARTICLE IV--COVENANTS...............................................  27
   Section 4.1.   Conduct of the Company Prior to the
                    Effective Time..................................  27
   Section 4.2.   Additional Covenants of Acquiror,
                    Parent and the Company .........................  31
   Section 4.3.   Guarantee of Acquiror's Obligations...............  37

ARTICLE V--CONDITIONS TO ACQUIROR'S AND PARENT'S OBLIGATIONS........  37
   Section 5.1.   Shareholder Approval..............................  37
   Section 5.2.   Statutes; Court Orders............................  37
   Section 5.3.   HSR Approval......................................  37
   Section 5.4.   Representations and Warranties....................  37
   Section 5.5.   Performance.......................................  38
   Section 5.6.   Officer's Certificate.............................  38
   Section 5.7.   Financing.........................................  38
   Section 5.8.   No Material Adverse Effect........................  38

ARTICLE VI--CONDITIONS TO THE COMPANY'S OBLIGATIONS.................  38
   Section 6.1.   Shareholder Approval..............................  38
   Section 6.2.   Statutes; Court Orders............................  39
   Section 6.3.   HSR Approval......................................  39
   Section 6.4.   Representations and Warranties....................  39
   Section 6.5.   Performance.......................................  39
   Section 6.6.   Officer's Certificate.............................  39

ARTICLE VII--TERMINATION............................................  39
   Section 7.1.   Termination.......................................  39
   Section 7.2.   Effect of Termination.............................  41

ARTICLE VIII--SURVIVAL OF REPRESENTATIONS...........................  41
   Section 8.1.   No Survival of Representations....................  41
   Section 8.2.   Exclusive Remedy..................................  41

ARTICLE IX--MISCELLANEOUS...........................................  42
   Section 9.1.   Waiver of Compliance..............................  42
   Section 9.2.   Break-Up Fee and Expenses.........................  42
   Section 9.3.   Assignability; Parties in Interest................  42
   Section 9.4.   Specific Performance..............................  42
   Section 9.5.   Agreement; Amendments.............................  43
   Section 9.6.   Headings..........................................  43
   Section 9.7.   Severability......................................  43
   Section 9.8.   Notices...........................................  43
   Section 9.9.   Law Governing.....................................  44
   Section 9.10.  Counterparts......................................  44

Schedule 2.1(c)
Schedule 2.2
Schedule 2.3
Schedule 2.5
Schedule 2.6
Schedule 2.9
Schedule 2.10
Schedule 2.12
Schedule 2.13
Schedule 2.14
Schedule 2.18
Schedule 2.20
Schedule 2.21

Schedule 3.1(b)
Schedule 3.5
Schedule 3.6
Schedule 4.1(b)
Schedule 4.2
Schedule 5.8

                          AGREEMENT AND PLAN OF MERGER



          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of November 25, 1997, is by and among UHS ACQUISITION CORP., a Minnesota corporation ("Acquiror"), J.W. CHILDS EQUITY PARTNERS, L.P., a Delaware limited partnership ("Parent"), and UNIVERSAL HOSPITAL SERVICES, INC., a Minnesota corporation (the "Company").

          WHEREAS, Acquiror, Parent and the Company desire to effect a business combination by means of a merger of Acquiror with and into the Company; and

          WHEREAS, the Boards of Directors of Acquiror, Parent and the Company have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the merger of the Acquiror with and into the Company upon the terms and subject to the conditions set forth herein; and

          WHEREAS, Acquiror, the Company and certain stockholders of the Company have entered into agreements dated as of the date hereof (the "Support Agreements") pursuant to which such stockholders have agreed, among other things, to vote all shares of the Company's common stock owned by them in favor of the merger.

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER
                                  ----------

          Section 1.1. The Merger. Subject to the satisfaction or waiver of the conditions set forth in Articles V and VI herein, on a date within five business days following such satisfaction or waiver, Acquiror will merge with and into the Company (the "Merger"). The Company in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "Surviving Corporation." The Merger will be effected pursuant to the provisions of, and with the effect provided in, the Minnesota Business Corporation Act (the "MBCA").

          Section 1.2. Effective Date and Time. Subject to the satisfaction or waiver of the conditions set forth in Articles V and VI herein, the parties hereto shall cause the Merger to be consummated by delivering to the Secretary of State of the State of Minnesota appropriate articles of merger (the "Articles of Merger"), in such form or forms as may be required by, and executed and acknowledged in accordance with, the relevant and applicable provisions of the MBCA. The parties hereto shall cause the effective date of the Merger (the "Effective Date") to occur on the date that the Articles of Merger are so filed in accordance with the relevant provisions of the MBCA (or at such later time, which shall be as soon as reasonably practicable, as may be specified in the Articles of Merger). The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

          Section 1.3. Effect of the Merger. At the Effective Time, the separate corporate existence of Acquiror shall cease and the Surviving Corporation shall continue its corporate existence under the laws of the State of Minnesota. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers, immunities and franchises of Acquiror and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Acquiror and the Company shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

          Section 1.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Acquiror acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Acquiror, all such deeds, bills of sale, assignments and assurances and to take, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the transactions contemplated by this Agreement.

          Section 1.5.   Articles of Incorporation; Bylaws; Directors and
Officers.

          (a) Subject to Section 4.2(c), at the Effective Time, the Articles of Incorporation of Acquiror, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the MBCA and the provisions of such Articles of Incorporation, except that the name of the Surviving Corporation shall be "Universal Hospital Services, Inc."

          (b) The Bylaws of Acquiror, as in effect immediately before the Effective Time, shall become the Bylaws of the Surviving Corporation until thereafter amended as provided by the MBCA, the provisions of the Articles of Incorporation of the Surviving Corporation and such Bylaws.

          (c) The directors and officers of Acquiror immediately before the Effective Time shall be the initial directors and officers of the Surviving Corporation in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy shall thereafter be filled in the manner provided by the MBCA, the Articles of Incorporation and Bylaws of the Surviving Corporation.

          Section 1.6. Cancellation of Company Shares. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any further action on the part of Acquiror, the Company, the Surviving Corporation or the holders of any of the following securities:

          (a) Except as may be otherwise agreed in writing between Acquiror and any holder thereof, each share of the Company's common stock, par value $.01 per share (the "Common Stock"), together with the associated Rights (as defined in Section 2.2), issued and outstanding immediately prior to the Effective Time (such shares, together with such Rights are herein referred to as the "Shares"), other than Shares canceled pursuant to
      Section 1.6(b) and Dissenting Shares (as defined in Section 1.7(b)), shall be canceled, extinguished and converted into and become a right to receive $15.50 in net cash per Share without any interest thereon (the "Merger Consideration"), subject to appropriate adjustment for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange with respect to the Shares occurring before the Effective Time.

          (b) Each Share that is issued and outstanding immediately prior to the Effective Time and owned by Parent, Acquiror or any direct or indirect wholly owned subsidiary of Parent or Acquiror or by the Company or any direct or indirect wholly owned subsidiary of the Company, shall be canceled, extinguished and retired, and no payment of any consideration shall be made with respect thereto.

          (c) Each share of the Acquiror's common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (d) As and to the extent provided in any written agreement between Acquiror and any holder of Shares, such holder's Shares shall not be canceled, extinguished or converted into the right to receive the Merger Consideration, but instead such Shares shall remain issued and outstanding as fully paid and nonassessable shares of common Stock of the Surviving Corporation.

          (e) As a result of their conversion pursuant to Section 1.6(a), all Shares (excluding any Dissenting Shares and any Shares described in Section 1.6(b) or 1.6(d)) issued and outstanding immediately before the Effective Time shall cease to be outstanding and shall automatically be canceled and retired, and each certificate ("Certificate") previously evidencing such Shares (other than Dissenting Shares and Shares described in Section 1.6(b) or 1.6(d)) ("Converted Shares") shall thereafter solely represent the right to receive the Merger Consideration pursuant to
      Section 1.6(a) of this Agreement. The holders of Certificates shall cease to have any rights with respect to such Converted Shares except as otherwise provided herein or by law.

          Section 1.7.   Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder (a "Dissenting Shareholder") who has demanded and perfected his demand for appraisal of his Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA and as of the Effective Time has neither effectively withdrawn nor lost his right to such appraisal shall not represent a right to receive any of the Merger Consideration for such Shares pursuant to
Section 1.6 above, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the MBCA. After the Effective Time, the Surviving Corporation shall make any and all payments to holders of Shares required by the MBCA to be made with respect to such demands.

          (b) Notwithstanding the provisions of Section 1.7(a) above, if any Dissenting Shareholder demanding appraisal of such Dissenting Shareholder's Shares ("Dissenting Shares") under the MBCA shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.6 above upon surrender of the certificate or certificates representing such Dissenting Shares.

          (c) The Company shall give Acquiror prompt notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by the Company under Sections 302A.473 of the MBCA and Acquiror shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Acquiror or as otherwise required by law, make any payment with respect to, or settle, or offer to settle, any such demands.

          Section 1.8.   Company Plans.

          (a) Stock Options. Except as may be otherwise agreed in writing between Acquiror and any holder of any Option (as hereinafter defined), upon the consummation of the Merger, each option to acquire Shares outstanding immediately prior to the Effective Time under the Company's 1992 Long-Term Incentive and Stock Option Plan, as amended (the "ISO Plan"), and the Company's 1992 Directors' Stock Option Plan, as amended (the "Directors' Plan"), whether vested or unvested (each, an "Option," collectively, the "Options"), shall automatically become immediately vested and exercisable and each holder of an Option shall have the right to receive from the Surviving Corporation a cash payment (less applicable withholding taxes) in an aggregate amount equal to the difference between the Merger Consideration less the applicable exercise price per Share applicable to such Option for all Shares subject to the Option as expressly stated in the applicable stock option agreement or other agreement (the "Option Consideration"). The Company shall take such other actions (including, without limitation, giving requisite notices to holders of Options advising them of such accelerated vesting and rights pursuant to this Section 1.8 and obtaining any requisite consents from holders of Options) as are necessary to fully advise holders of Options of their rights under this Agreement and the Options, to facilitate their timely exercise of such rights and to effectuate the provisions of this Section 1.8(a). From and after the Effective Time, other than as expressly set forth in this Section 1.8(a), no holder of an Option shall have any other rights in respect thereof other than to receive payment for his or her Options equal to the Option Consideration, and the Company shall take all necessary actions to terminate effective as of the Effective Time the Company's stock option plans, agreements and similar arrangements.

          (b) Employee Stock Purchase Plan. Outstanding purchase rights under the Company's 1992 Employee Stock Purchase Plan, as amended (the "ESPP"), shall be exercised on December 31, 1996 and thereafter upon the earlier of (i) the next scheduled purchase date under the ESPP or (ii) immediately prior to the Effective Time, and each participant in the ESPP shall accordingly be issued Shares at that time upon payment to the Company of the consideration required by the ESPP. The Company shall take all necessary action to terminate the ESPP as of the Effective Time and thereafter no purchase rights under the ESPP shall be granted or exercised.

          Section 1.9. Surrender of Securities; Funding of Payments; Stock Transfer Books.

          (a) Pursuant to an agreement reasonably satisfactory to the Company and Acquiror entered before the Effective Time, Acquiror shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares and Options (the "Exchange Agent") for the purpose of exchanging Certificates for the Merger Consideration and documents representing Options (the "Option Agreements") for the Option Consideration. The fees and expenses of the Exchange Agent shall be paid by Acquiror and Acquiror shall indemnify the Exchange Agent and the Company against actions taken by the Exchange Agent pursuant hereto other than for acts or omissions which constitute willful misconduct or gross negligence, pursuant to the agreement with the Exchange Agent.

          (b) At the Effective Time, the Surviving Corporation shall remit to the Exchange Agent an amount equal to the aggregate Merger Consideration and Option Consideration necessary to pay the holders of the Converted Shares and Options (collectively, the "Payment Fund").

          (c) Acquiror agrees that, as soon as practicable after the Effective Time and in no event later than five business days thereafter, the Surviving Corporation shall cause the distribution to holders of record of the Certificates and Option Agreements (as of the Effective Time) of a form of letter of transmittal and other appropriate materials and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor and in effecting the surrender of the Option Agreements
for payment of the Option Consideration therefor.   In the event any Certificate
or Option Agreement shall have been lost or destroyed, the Exchange Agent, subject to such other conditions as the Surviving Corporation may reasonably impose (including the posting of an indemnity bond or other surety in favor of the Surviving Corporation with respect to the Certificate alleged to be lost or destroyed), shall be authorized to accept an affidavit from the record holder of such Certificate or Option Agreement in a form reasonably satisfactory to Acquiror. Upon the surrender of each such Certificate formerly representing Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay to holders of such Certificates out of the Payment Fund the Merger Consideration multiplied by the number of Converted Shares represented by such Certificates, less any amounts required to be held pursuant to applicable tax laws. Upon the surrender of each such Option Agreement formerly representing Options, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall pay such holders the Option Consideration multiplied by the number of Shares for which such Options were exercisable as of the Effective Time, less any amounts required to be withheld pursuant to applicable tax laws.

          (d) If any portion of the Merger Consideration or Option Consideration is to be paid to a person other than the person in whose name a Certificate or Option Agreement is registered, it shall be a condition to such payment that such Certificate or Option Agreement shall be surrendered and shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation and the Exchange Agent that such tax either has been paid or is not payable.

          (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Shares thereafter on the records of the Company.

          (f) To the extent not immediately required for payment on surrendered Shares and Options, proceeds in the Payment Fund shall be invested by the Exchange Agent, as directed by the Surviving Corporation (as long as such directions do not impair the rights of holders of Shares or Options), in direct obligations of the United States of America, obligations for which the faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest investment quality by Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, or certificates of deposit issued by a commercial bank having at least $5 billion in assets, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation.

          (g) After the Effective Time, no dividends, interest or other distributions shall be paid to the holder of any unsurrendered Certificates.

          (h) After the Effective Time, holders of Certificates shall cease to have any rights as shareholders of the Company, except as provided herein or under applicable state corporation law. No interest shall be paid on any Merger Consideration or Option Consideration payable to former holders of Shares or Options.

          (i) Promptly following the six-month anniversary date of the Effective Date, the Exchange Agent shall return to the Surviving Corporation all of the remaining Payment Fund, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate or an Option Agreement may surrender the same to the Surviving Corporation and upon such surrender (subject to applicable abandoned property, escheat or similar laws) shall receive the applicable aggregate Merger Consideration and/or Option Consideration, as applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Shares or Options for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar law.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company represents and warrants to Parent and Acquiror that:

          Section 2.1.   Corporate Organization and Authorization.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business, and to enter into this Agreement and the Support Agreements and to carry out the transactions contemplated hereby and thereby.

          (b) (i) The Company has all requisite governmental authorizations, certificates, licenses, consents and approvals required to carry on its business as presently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals (either individually or in the aggregate) would not have a Material Adverse Effect on the Company (as defined in Section 2.1(b)(ii)). The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of the activities conducted by it makes such qualification necessary, except where the failure to so qualify and be in good standing (either in one jurisdiction or in the aggregate) would not have a Material Adverse Effect.

              (ii) For purposes of this Agreement, "Material Adverse Effect" shall mean with respect to the Company, Parent or Acquiror, as applicable, any effect, change or event that individually or in the aggregate when taken together with all similar effects, changes or events (i) is or is reasonably likely to be material and adverse to the assets, liabilities, condition (financial or otherwise), results of operations, cash flows or business of the Company, Parent or Acquiror, respectively, or (ii) does or is reasonably likely to impair materially the ability of the Company, Parent or Acquiror, respectively, to perform its obligations under this Agreement or otherwise to threaten materially or to impede materially the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect with respect to the Company shall not be deemed to include the impact of actions or omissions of the Company taken with the prior written consent of Parent or Acquiror, in contemplation of the transactions contemplated by this Agreement.

          (c) The Company does not have any subsidiaries. For purposes of this Agreement, "subsidiary" of any party means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are directly or indirectly owned by such party. Except as set forth in Schedule 2.1(c), the Company (i) does not directly or indirectly own, (ii) has not agreed to purchase or otherwise acquire or (iii) does not hold any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock or other equity interest of any corporation, partnership, company, joint venture or other business association or entity. Except as set forth in Schedule 2.1(c), there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no voting trusts, proxies or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company or any other entity required to be disclosed on Schedule 2.1(c).

          (d) The execution, delivery and performance by the Company of this Agreement and the Support Agreements and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of the Company and, except for obtaining the approval of the Company's shareholders to the Merger as contemplated by Section 4.2(j) hereof, no further corporate authorization on the part of the Company is necessary to consummate the transactions contemplated by this Agreement or the Support Agreements.

          (e) Each of this Agreement and the Support Agreements has been duly executed and delivered by the Company, and, assuming the due and valid authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, each of this Agreement and the Support Agreements constitutes a valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or in law).

          (f) The copies of the Articles of Incorporation and Bylaws, and all amendments thereto, of the Company heretofore delivered to Acquiror are complete and true copies of such documents as in effect on the date hereof.

          Section 2.2. Capitalization. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, 100,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share (the "Junior Preferred Stock"), and 4,900,000 shares of undesignated preferred stock, par value $.01 per share ("Undesignated Stock"). As of the date of this Agreement, (a) 5,475,959 shares of Common Stock were issued and outstanding, (b) no shares of Common Stock were issued and held in the treasury of the Company, (c) no shares of Junior Preferred Stock were issued and outstanding; and (d) 439,167 shares of Common Stock were reserved for issuance pursuant to outstanding Options heretofore granted under the ISO Plan and the Directors' Plan. The Company has outstanding rights to purchase shares of the Junior Preferred Stock (the "Rights"), pursuant that certain Rights Agreement dated as of November 8, 1996, as amended, between the Company and Norwest Bank Minnesota N.A., as Rights Agent (the "Rights Agreement"). Schedule
2.2 sets forth a schedule showing (i) each outstanding Option and the date it was granted; (ii) the number of shares of Common Stock subject thereto (assuming full acceleration of vesting as provided in such Options and in Section 1.8);
(iii) the exercise price, and (iv) the method by which the number of shares of Common Stock issuable pursuant to Section 1.8(b) under the ESPP may be determined. All of the outstanding shares of the Company's Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options or under the ESPP pursuant to Section 1.8(b) will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable, issued in material compliance with all applicable federal and state securities laws and not issued in violation of any preemptive or similar rights. Except as described in this Section 2.2 (including shares reserved under the ESPP), no shares of the capital stock of the Company are reserved for issuance for any purpose. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company issued and outstanding. Except as set forth above or in the Rights Agreement, there are no other shares of capital stock or other equity securities, instruments or other rights of the Company authorized, issued or outstanding and no other options, warrants, rights to subscribe to (including any preemptive rights), calls, agreements, arrangements or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance, transfer or sale of any shares of capital stock, Voting Debt or other equity interests of the Company or any securities or rights convertible into or exchangeable or exercisable for any such shares or equity interests, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional shares of its capital stock, options, warrants or rights or to purchase, redeem or acquire any shares of its capital stock or securities convertible into or exchangeable or exercisable for any such shares or other securities.

          Section 2.3.   Noncontravention.

          (a) Neither the execution or delivery of this Agreement or the Support Agreements nor the consummation of the transactions contemplated hereby or thereby does or will:

               (i) violate, conflict with, or constitute a default under, the Articles of Incorporation, as amended, or Bylaws, as amended, of the Company; or

               (ii) assuming that all consents, approvals, orders or authorizations contemplated by subsection (b) below have been obtained and all filings described therein have been made, (A) violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to which the Company or any of its assets or properties is subject or (B) except as disclosed on Schedule 2.3(a) hereto, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or modification of, any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which the Company is a party or by which it or any of its assets or properties may be bound, which default, breach or other action individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Except for the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and in connection with the MBCA, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "Blue Sky" laws or regulations (the "Blue Sky laws") and the Nasdaq Stock Market, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any (i) court, arbitral tribunal, administrative agency or commission or other governmental, regulatory or administrative authority or (ii) other person or entity required to be obtained by the Company in connection with the execution of this Agreement or the Support Agreements by the Company and the consummation of the transactions contemplated hereby or thereby.

          Section 2.4.   SEC Filings.

          (a) Prior to the execution of this Agreement, the Company has timely filed and has delivered or made available to Acquiror complete and accurate copies of all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1995 under the Exchange Act or the Securities Act of 1933, as amended (together with all subsequent forms, reports, schedules, statements and other documents filed by the Company with the United States Securities and Exchange Commission (the "SEC") prior to the Effective Date, collectively, the "Company Public Reports"), including without limitation
(i) the Company's Annual Reports on Form 10-K for the years ended December 31, 1996, 1995 and 1994, as amended, as filed under the Exchange Act with the SEC,
(ii) all Company proxy statements and annual reports to shareholders used in connection with meetings of Company shareholders held since January 1, 1995,
(iii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, as filed under the Exchange Act with the SEC. As of their respective dates, the Company Public Reports (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and
(y) complied in all material respects with the applicable laws and rules and regulations of the SEC. Since January 1, 1995, no subsidiary of the Company has been required to file any forms, reports, or other documents with the SEC.

          (b) The financial statements of the Company (including any footnotes thereto) contained in the Company Public Reports have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries and have been prepared in accordance with the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be otherwise indicated therein) and fairly presented the consolidated financial position of the Company and its subsidiaries (if any) as of the dates thereof and the consolidated results of operations, changes in shareholders' equity and cash flows of the Company and its subsidiaries (if any) for the periods then ended, except that any unaudited financial statements contained therein are subject to normal and recurring year-end adjustments.

          Section 2.5. No Material Adverse Changes. Since December 31, 1996 and on or prior to the date hereof, except as set forth on Schedule 2.5 or in the Company Public Reports filed prior to the date hereof, there has been no change, event, loss, occurrence or development in the business of the Company (including the incurrence of any liability of any nature, whether accrued, contingent or otherwise) that, taken together with other events, occurrences and developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on the Company. Except as disclosed in the Company Public Reports filed prior to the date of this Agreement, as contemplated in this Agreement or as set forth in Schedule 2.5, since December 31, 1996 and prior to the date hereof, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice, and the Company has not taken any action which, if taken after the date hereof, would be prohibited under Section 4.1(b) hereof.

          Section 2.6. Legal Proceedings. Except as set forth on Schedule 2.6 attached hereto, there are no, and since January 1, 1995 there have not been any, claims, actions, suits, proceedings (arbitration or otherwise) or investigations pending or, to the Company's knowledge, threatened against, the
Company or any of its subsidiaries.   Except as set forth on Schedule 2.6, no
such claims, actions, suits, proceedings or investigations (i) are seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby or (ii) would, if adversely determined, be reasonably likely to result in a Material Adverse Effect on the Company. There are no judgments, decrees or orders issued by any court, board or other governmental or administrative agency presently outstanding and unsatisfied against the Company.

          Section 2.7. No Dividends or Distributions. Since December 31, 1996, there has not been any declaration, setting aside or payment of any dividend or any other distribution with respect to the Company's capital stock or any redemption, purchase or other acquisition of any of the Company's securities.

          Section 2.8.   Disclosure Documents.

          (a) The Proxy Statement (as defined in Section 4.2(j)), and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

          (b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, the Proxy Statement, as supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in paragraphs (a) and (b) of this Section 2.8 will not apply to statements or omissions included in the Proxy Statement, based upon information furnished to the Company in writing by Acquiror or Parent specifically for use therein.

          (c) At the time of the filing of the Schedule 13E-3 (as defined in Section 4.2(j)), at the time of any distribution thereof and until the Effective Date, none of the information supplied by the Company specifically for inclusion or incorporation by reference in the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          Section 2.9.   Tax Matters.

          (a) Except as set forth in Schedule 2.9, the Company has filed all Tax Returns required to be filed by it (or any subsidiary) on or prior to the Effective Date and has paid (or the Company has paid on its behalf), or has set up an adequate reserve for the payment of, all Taxes required to be paid in respect of the periods covered by such returns (except where the failure to pay would not have a Material Adverse Effect on the Company). The information contained in such Tax Returns is true, complete and accurate in all material respects. The Company is not delinquent in the payment of any tax, assessment or governmental charge, except where such delinquency would not have a Material Adverse Effect on the Company. There are no Tax liens upon the assets of the Company except liens for Taxes not yet due or being contested in good faith through appropriate proceedings. No deficiency for any Taxes has been proposed, asserted or assessed against the Company or any of its subsidiaries that has not been resolved or paid in full. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Returns of the Company or any of its subsidiaries. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or company benefit plan currently in effect would be an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")). Neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the past five years.

          (b)  For Purposes of this Agreement:

               (i) "Tax or Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes; and

               (ii) "Tax Return" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities.

          Section 2.10. Absence of Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, and regardless of when asserted, including Taxes (as defined in Section 2.9)) with respect to or based upon transactions or events heretofore occurring ("Liabilities"), required to be reflected on the balance sheet as of September 30, 1997 included in the Company's Quarterly Report on Form 10-Q delivered to Acquiror pursuant to
Section 2.4 (the "Latest Balance Sheet") in accordance with generally accepted accounting principles have been so reflected. The Company has no Liabilities which are, in the aggregate, material to the business, assets, operations or financial condition of the Company, except (a) as reflected on the Latest Balance Sheet, (b) Liabilities which arose prior to the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice and which were not required under generally accepted accounting principles to be reflected on the Latest Balance Sheet, (c) current Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, and (d) as otherwise disclosed on Schedule 2.10.

          Section 2.11. Compliance with Laws; Permits. The Company and its subsidiaries have complied in all respects with all applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof ("Laws") which affect the business, assets or any owned or leased properties of the Company or any of its subsidiaries or to which the Company or any of its subsidiaries may otherwise be subject (including, without limitation, any state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting, equal employment opportunity, employee health and safety or the environment), except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company; and no claim has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its subsidiaries by any such governments or agencies relating to any alleged violation of any such law or regulation which has not been resolved to the satisfaction of such governments or agencies. Since December 31, 1994, neither the Company nor any subsidiary of the Company has received from any governmental entity any written notification with respect to possible conflicts, defaults or violations of Laws, except for written notices relating to possible conflicts, defaults or violations that have not had and could not reasonably be expected to have a Material Adverse Effect on the Company. The Company holds all of the permits, licenses, certificates and other authorizations of foreign, federal, state and local governmental agencies required for the conduct of its business ("Permits"), except where failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          Section 2.12.   Contracts and Commitments.

          (a) Except as set forth on Schedule 2.12, the Company (i) is not a party to or bound by any collective bargaining agreement or contract with any labor union, (ii) is not a party to or bound by any written or oral contract for the employment of any officer, individual employee or other person on a full-time, part-time or consulting basis, or relating to severance pay for any such person, (iii) is not a party to or bound by any (A) written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets) or (B) agreement for the sale of any capital asset, (iv) is not a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) which provides for future payments by Company in excess of $50,000 and is not terminable by Company within 60 days without payment of a penalty or premium, other than employment contracts, benefit plans and leases otherwise disclosed in
Schedule 2.12 or in another Schedule to this Agreement or listed as an exhibit in the Company Public Reports filed prior to the date hereof, (v) is not a party to or bound by any contract, arrangement, commitment or understanding which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company Public Reports filed prior to the date hereof, (vi) is not a party to or bound by any confidentiality agreement or any agreement which prohibits the Company from freely engaging in any business anywhere in the world, (vii) is not a party to or bound by any agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a lien on any of the assets of the Company, (viii) has not guaranteed any obligation for borrowed money, (ix) is not a party to or bound by any agreement or contract that obligates the Company to pay a customer consequential damages and (x) is not a party to or bound by any agreement pursuant to which any other party is granted exclusive marketing, distribution or manufacturing rights of any type or scope with respect to any products or services of the Company.

          (b) Except as disclosed on Schedule 2.12, the Company and each of its subsidiaries has performed all obligations required to be performed by them in connection with the contracts or commitments set forth on Schedule 2.12, and neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any other party to any such contract or commitment, is in breach of or default under any contract or commitment set forth on Schedule 2.12, except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

          (c) Prior to the date of this Agreement, Acquiror has been given an opportunity to review a true and correct copy of each written contract or commitment, and a written description of each oral contract or commitment, set forth on Schedule 2.12, together with all amendments, waivers or other changes thereto.

          Section 2.13.   No Brokers or Finders. Except as disclosed on Schedule
2.13 attached hereto, there are no claims or liability for brokerage commissions, finders' fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement, understanding, commitment or agreement made by or on behalf of the Company, obligating the Company, Parent or Acquiror or any of their respective affiliates to pay such claim. The Company has delivered to Acquiror a true and correct copy of all agreements related to the foregoing.

          Section 2.14.   Employee Benefit Plans.

          (a) Definitions. For the purpose of this Section 2.14, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "plan" means every plan, fund, contract, program, policy, agreement and arrangement (whether written or not) which is sponsored, maintained or contributed to or required to be contributed to, by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a single employer within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is a party, for the benefit of present or former employees or directors of the Company (or any subsidiary of the Company), including those intended to provide: (a) medical, surgical, health care, hospitalization, dental, vision, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA), (c) bonus, incentive compensation, stock option, stock appreciation right, phantom stock or stock purchase benefits, or (d) salary continuation, unemployment, supplemental unemployment, severance, termination pay, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA).

          The term "plan" shall also include every such plan, fund, contract, program, policy, agreement and arrangement: (a) which the Company or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future, (b) for which the Company is or may be financially liable as a result of the direct sponsor's affiliation to the Company or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by the Company for the benefit of its employees or former employees), (c) which is in the process of terminating (but such term does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement such that the Company has no present or potential liability with respect to such arrangement), or (d) for or with respect to which the Company is or may become liable under any common law successor doctrine, express successor liability provisions of law, provisions of a collective bargaining agreement, labor or employment law or agreement with a predecessor employer. Notwithstanding the foregoing, the term "plan" shall not include any arrangement or program mandated by federal, state or local law, such as social security benefits.

          (b) Disclosure of Plans and Other Information. Schedule 2.14 sets forth all plans, other than the Directors' Plan, by name and brief description identifying: (i) the type of plan, (ii) the funding arrangements for the plan,
(iii) the sponsorship of the plan, and (iv) the participating employers in the plan. Schedule 2.14 also sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with the Company within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with the Company within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of persons providing services to the Company as leased employees within the meaning of Section 414(n) of the Code as in effect for each plan.

          Except as disclosed on Schedule 2.14, the Company has furnished Acquiror with true and complete copies of: (i) the most recent determination letter, if any, received by the Company from the Internal Revenue Service (the "IRS") regarding each qualified plan; (ii) the two most recent financial statements and annual reports or returns, if any, for each plan; (iii) the most recent actuarial valuation reports, if any, for each plan; and (iv) all documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) currently in effect, or if not yet in effect, pending, with respect to each plan.

          Schedule 2.14 identifies each employee of the Company who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment due to a leave pursuant to the Family and Medical Leave Act or a comparable state law; (iii) absent from active employment due to other leave or approved absence or due to layoff; or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment) or (v) party to an employment agreement with the Company or any of its subsidiaries that requires more than 31 days' notice of termination of employment.

          With respect to continuation rights arising under federal or state law as applied to plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 2.14 identifies: (i) each employee, former employee or qualified beneficiary who has elected continuation; and (ii) each employee, former employee or qualified beneficiary who has not elected continuation coverage but is still within the period in which such election may be made as of November 1, 1997.

          (c) Compliance With Law. Except as disclosed on Schedule 2.14: (i) all plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code have received favorable determination letters from the IRS (subject to amendments to reflect changes where retroactive amendments are allowed, including but not limited to, Public Law 104-188, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997 and the Health Insurance Portability and Accountability Act of 1996), and the Company has no knowledge of any reason why any such letter would be revoked; (ii) all trusts established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt or, if a defect exists that may adversely affect the tax exemption of the trust, such defect can be cured through a program available under Internal Revenue Service procedures for the correction of operational defects; (iii) to the extent required either as a matter of law or to obtain the intended tax treatment and tax benefits, all plans comply in all material respects with the requirements of ERISA and the Code; (iv) all plans have been administered in material compliance, and, to the knowledge of the Company, in compliance, with the documents and instruments governing the plans, except in cases where changes in the law require compliance with the laws for periods preceding the date plans are required to be amended with retroactive effect; (v) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each plan have been properly and timely made; (vi) all material disclosures and notices required by law or plan provisions to be given to participants and beneficiaries in connection with each plan have been properly and timely made; and (vii) the Company has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code. For purposes of Sections 2.14(c), (d) and (e), any failure to comply with the requirements of ERISA or the Code, or any other event, occurrence or claim resulting in a fine, penalty or other liability of more than $10,000 shall be deemed to be "material."

          (d) Funding. Except as disclosed on Schedule 2.14: (i) all contributions, premium payments and other payments required to be made in connection with the plans as of the date of this Agreement have been made; (ii) proper accrual has been made on the books of the Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (iii) no contribution, premium payment or other payment has been made in support of any plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419, Section 419A of the Code or otherwise) that could result in any material liability; and (iv) with respect to each plan that is subject to Section 301 et. seq. of ERISA or Section 412 of the Code, such plan has met the minimum funding standard for the 1996 plan year and all installments required to be made through the date hereof to meet the funding requirements for the 1997 plan year have been paid.

          (e) Absence of Certain Claims. Except as disclosed on Schedule 2.14 or as otherwise contemplated by this Agreement: (i) no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any plan other than routine claims for benefits, or if contested, are not material in amount; (ii) the consummation of the transactions contemplated by this Agreement will not cause any plan to increase benefits payable to any participant or beneficiary; (iii) the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of the Company to severance pay, unemployment compensation or any other payment, benefit or award under the plans, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee under the plans; (iv) no plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the SEC; (v) the Company has no actual or potential liability arising under Title IV of ERISA as a result of any plan that has terminated or is in the process of terminating; (vi) the Company has no actual or potential liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and (vii) with respect to the plans, the Company has no material liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (A) any excise taxes under Section 4971 through Section 4980B, Section 4999 or Section 5000, or (B) any penalty under Section 502(i), Section 502(l),
Part 6 of Title I or any other provision of ERISA, or (C) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable law.

          (f) Post-Separation Benefits. Except as disclosed on Schedule 2.14 or as otherwise contemplated by this Agreement: (i) all accruals required under FAS 106 have been properly accrued on the financial statements of the Company and
(ii) the Company has no liability for life insurance, death or medical benefits after separation from employment other than: (A) such death benefits under the plans identified on Schedule 2.14, (B) health care continuation benefits described in Section 4980B of the Code or (C) as may be required under other federal, state or local law.

          Section 2.15. Rights Agreement. The Company has amended the Rights Agreement so that the execution and delivery of this Agreement and the Support Agreements and the consummation of the transactions contemplated hereby and thereby do not and will not, with or without the passage of time, result in (i) the grant of any rights to any person under the Rights Agreement or enable or require the Company's outstanding Rights to be exercised, distributed or triggered, (ii) Parent, Acquiror or any of their affiliates becoming an "Acquiring Person" (as defined in the Rights Agreement), or (iii) a "Distribution Date" (as defined in the Rights Agreement).

          Section 2.16. State Takeover Laws. The Board of Directors of the Company and a special committee thereof satisfying the requirements of Section 673(d) of the MBCA has approved the execution of this Agreement and authorized and approved the Merger prior to the execution by the Company of this Agreement in accordance with the Section 673 of the MBCA, so that such Section will not apply to this Agreement contemplated hereby. The Board of Directors of the Company has taken all such action required to be taken by it to provide that this Agreement and the Support Agreements and the transactions contemplated hereby and thereby shall be exempt from the requirements of any "moratorium," "control share," "fair price" or other anti-takeover laws or regulations of any state (including without limitation Section 671 of the MBCA).

          Section 2.17. Vote Required. The only vote of the holders of any class or series of the Company's capital stock that may be necessary to approve any of the transactions contemplated hereby (including without limitation the Merger) or by the Support Agreements is the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding Shares.

          Section 2.18. Intellectual Property. Schedule 2.18 sets forth a true and complete list of each fictitious business name, tradename, registered and unregistered trademark, service mark and related application, patent, patent right and patent application, copyright in published and material unpublished works and all software other than generally available software (such as Excel, WordPerfect and the like) in each case owned, used, filed by, granted to or licensed by Company and which is material to the Company's business (collectively, the "Intellectual Property"). Except as otherwise disclosed on
Schedule 2.18: (i) the Company owns or has the exclusive perpetual right to use, without payment to any other party, all Intellectual Property; (ii) no other person has any rights in or to any of the Intellectual Property (including, without limitation, any rights to royalties or other payments with respect to, or rights to market or distribute any of, the Intellectual Property); (iii) the rights of the Company in and to any of the Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby; (iv) the Intellectual Property is sufficient for the conduct of the Company's business as such is presently conducted; (v) none of the Intellectual Property infringes or is alleged to infringe any trademark, copyright, patent or other proprietary right of any person; and (vi) to the knowledge of the Company, no third party has interfered with, infringed upon or misappropriated any Intellectual Property rights of the Company or any of its subsidiaries.

          Section 2.19. Certain Business Practices. None of the Company, any subsidiary of the Company or any director, officer, agent or employee of the Company or any subsidiary of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of
Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

          Section 2.20. Insurance. Set forth in Schedule 2.20 is a complete and correct list of all insurance policies and programs (other than welfare benefit insurance policies and programs disclosed in Schedule 2.14), including self-insurance programs, maintained by the Company.

          Section 2.21.   Properties; Environmental Matters.

          (a) The only real property owned by the Company is the Company's district office located at 2438 27th Avenue South, Minneapolis, Minnesota, and neither the Company nor any subsidiary of the Company has owned any other real property since 1987. Schedule 2.21 sets forth by office location all real property used or occupied by the Company that is held under lease or sub-lease by the Company (the "Leases"). Except for the properties subject to the Leases and as set forth on Schedule 2.21, the Company has good title, free and clear of all liens, mortgages, claims, restrictions, pledges, or other claims or encumbrances to all their material tangible properties and tangible assets reflected on the Latest Balance Sheet or acquired since the date thereof, except for (i) liens for current Taxes not yet due and payable, (ii) assets disposed of since the date of the Latest Balance Sheet in the ordinary course of business,
(iii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers and materialmen,
(iv) liens in respect of pledges or deposits under workers' compensation laws, and (v) liens and encumbrances which do not affect marketability of title or the use being made of such properties or immaterial title defects which can be corrected or cured at no cost, all of which, individually and in the aggregate, do not have a Material Adverse Effect on the Company. The Leases are in full force and effect, and the Company holds a valid existing leasehold interest under each of the Leases on the terms set forth in such Leases. The Company has delivered to Acquiror complete and accurate copies of each of the Leases, and none of the Leases has been modified in any material respect, except to the extent such modifications are disclosed by the copies delivered to Acquiror.
All rent and other sums and charges payable by the Company under the Leases are current, and no termination event or condition or default of a material nature on the part of the Company exists under any such Lease, nor does any circumstance exist which, if unremedied, would, either with or without notice or the passage of time or both, result in a termination event or default of a material nature under any of the Leases.

          (b) All of the buildings, machinery, equipment and other tangible assets necessary for the conduct of the Company's business as currently being conducted are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. The Company owns, or leases under valid leases, all buildings, machinery, equipment and other tangible assets necessary for the conduct of its business as currently being conducted. All rental equipment and disposable medical care products inventory reflected on the Latest Balance Sheet is in the possession or under the control of the Company, except for rental equipment inventory which is (i) currently being rented or held by a customer and therefore is in the possession or control of a customer, or (ii) in transit with a common carrier for delivery to or from a customer.

          (c) The Company is, and at all times the Company and each of its subsidiaries has been, in compliance in all material respects with all Environmental Laws (as hereinafter defined) and all Permits.

          (d) Neither the Company nor any subsidiary of the Company (i) has received written notice of any person, including but not limited to, a governmental entity, alleging that the Company (or any subsidiary of the Company) is in violation of any Permit or applicable Environmental Law or otherwise may be liable under any Permit or applicable Environmental Law, including but not limited to, liability in connection with a Cleanup (as hereinafter defined), which violation or liability is unresolved, (ii) knows of any event or circumstance that exists which (A) may constitute or result in a violation by the Company of, or the failure on the part of the Company to comply with such Permits or Environmental Laws, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of any Cleanup which, in the case of clauses (A) or (B), could have a Material Adverse Effect on the Company.

          (e) To the knowledge of the Company, there have been no releases, spills or discharges of Regulated Materials (as hereinafter defined) on or underneath any location which is owned, leased or otherwise operated by the Company ("Properties"), which release, spills or discharges could have a Material Adverse Effect on the Company. There are no pending or, to the knowledge of the Company, threatened, claims, liens, encumbrances or other restrictions of any nature, resulting from Environmental Laws, with respect to or affecting any of the Properties.

          (f) For the purposes of this Agreement the following terms shall have the following meanings:

          "Cleanup" means all actions required to: (a) cleanup, remove, treat or remediate Regulated Materials; (ii) prevent the release of Regulated Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; (iv) respond to any government or private party requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Regulated Materials in the environment; or
(v) any legal or administrative proceeding related to items (1) through (iv) including, but not limited to, actions brought by third parties to recover costs incurred with respect to Cleanup.

          "Environmental Laws" shall mean all federal, state, local laws, statutes, ordinances, codes, rules and regulations related to the protection of the environment, natural resources, or the handling, use, recycling, generation, treatment, storage, transportation or disposal of Regulated Materials.

          "Regulated Materials" shall mean any pollutants, contaminants, toxic, hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

         Section 2.22. Disclosure. The representations and warranties of the Company contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

          Section 2.23. Financial Advisory Opinion. Piper Jaffray Inc. has delivered to the Board of Directors its written opinion, subject to the qualifications and limitations stated therein, to the effect that the consideration to be received by the holders of the Shares pursuant to the Merger is fair to the holders of Shares from a financial point of view.


                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND PARENT
             -----------------------------------------------------

          Each of Acquiror or Parent represents and warrants to the Company that:

          Section 3.1.   Corporate Organization and Authorization.

          (a) Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Parent is duly organized and is validly existing as a limited partnership under the laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

          (b) Except as set forth on Schedule 3.1(b), each of Acquiror and Parent has all requisite power and authority and all governmental authorizations, certificates, licenses, consents and approvals required to carry on its respective business as presently conducted, except where the failure to possess such authorizations, certificates, licenses, consents and approvals (either individually or in the aggregate) would not have a Material Adverse Effect on Acquiror and Parent, taken as a whole.

          (c) The execution, delivery and performance by Acquiror and Parent of this Agreement and the consummation by Acquiror and Parent of the transactions contemplated hereby have been duly authorized by all requisite corporate or partnership action, as the case may be, including that, if required, of Parent's partners and Acquiror's shareholders, and no further corporate or partnership authorization on the part of Acquiror or Parent is necessary to consummate the transactions contemplated by this Agreement.

          (d) This Agreement has been duly executed and delivered by each of Acquiror and Parent and, assuming the due and valid authorization, execution and delivery hereof by the Company, this Agreement constitutes a valid and binding agreement of each of Acquiror and Parent, enforceable against each of Acquiror and Parent in accordance with its terms, except to the extent enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affect creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or in law).

          (e) The copies of the Articles of Incorporation and Bylaws, or comparable organizational documents, and all amendments thereto, of Acquiror and Parent delivered to the Company are complete and true copies of such documents as in effect on the date hereof.

          Section 3.2. Capitalization. As of the date hereof, all outstanding shares of capital stock of Acquiror are owned beneficially and of record by Parent. As of the Effective Time, at least a majority of the outstanding shares of capital stock of Acquiror will be owned beneficially and of record by Parent.

          Section 3.3. Noncontravention. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (i) violates, conflicts with, or constitutes a default under, the Articles of Incorporation, as amended, or Bylaws, as amended, of Acquiror or the certificate of limited partnership or partnership agreement of Parent or (ii) assuming all consents, approvals, orders or authorizations contemplated by Section 3.4 have been obtained and all filings described therein have been made, (y) violates or will violate any statute or law or any rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to which Acquiror or Parent or any of their respective assets or properties is subject or
(z) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, acceleration or modification of, any material contract or agreement of any kind to which Acquiror or Parent is a party or by which it or any of its assets or properties may be bound which default, breach or other action individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect on Acquiror and Parent, taken as a whole.

          Section 3.4. Approvals or Consents. Except for the expiration or termination of the applicable waiting period under the HSR Act, and in connection with the MBCA, the Exchange Act, the Blue Sky laws and the Nasdaq Stock Market, there is no other consent, approval, order or authorization of, or filing with, or any permit from, or any notice to, any (i) court, arbitral tribunal, administrative agency or commission or other federal, governmental, regulatory or administrative authority or (ii) other person or entity required to be obtained by Acquiror or Parent in connection with the execution of this Agreement by Acquiror or Parent and the consummation of the transactions contemplated hereby.

          Section 3.5. Legal Proceedings. Except as set forth on Schedule 3.5 attached hereto, there are no claims, actions, suits, proceedings or investigations pending or, to Acquiror's or Parent's knowledge, threatened against, Acquiror or Parent (i) seeking to enjoin, prohibit, restrain or otherwise prevent the transactions contemplated hereby or (ii) which are reasonably likely to impair materially the ability of Acquiror or Parent to fulfil its respective obligations under this Agreement or to impede materially or threaten to impede materially the consummation of the transactions contemplated hereby.

          Section 3.6. Financing. Parent has received commitments from financial institutions in the amount of $95 million and prior to the Effective Time Acquiror will receive capital from Parent or other investors selected by Parent in an amount sufficient to satisfy the equity financing requirement of any debt financing commitment selected by Parent to be drawn upon in order to consummate the transactions contemplated hereby (which capital amount would be not less than $49.1 million in the event the commitments from financial institutions referred to above are to be drawn upon). True correct and complete copies of such commitments from financial institutions are attached hereto as
Schedule 3.6. At the Effective Time, assuming the funding of such commitments from financial institutions, the Surviving Corporation shall have all funds necessary to consummate the Merger including, but not limited to, paying the aggregate Merger Consideration and Option Consideration to all holders of Shares and Options, paying all severance obligations pursuant to Section 4.2, paying all fees and expenses incurred by it and refinancing all indebtedness of the Company that will or may come due as a result of the Merger.

          Section 3.7.    Disclosure Documents.

          (a) The Schedule 13E-3 and any amendments or supplements thereto, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

          (b) At the time of the filing of the Schedule 13E-3, at the time of any distribution thereof and until the Effective Date, the Schedule 13E-3, as supplemented or amended, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in paragraphs (a) and (b) of this Section 3.7 will not apply to statements or omissions included in the Schedule 13E-3, based upon information furnished to Acquiror, Parent or any affiliate thereof by the Company specifically for use therein.

          (c) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time such shareholders vote on adoption of this Agreement, none of the information supplied by the Acquiror or Parent specifically for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

          Section 3.8. Fraudulent Transfer Laws. Assuming the Company is not insolvent (as defined below) prior to the Effective Time and assuming the satisfaction of the conditions in Sections 5.4 and 5.5 hereof, immediately after the Effective Time and after giving effect to any change in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not be insolvent. For purposes hereof, an entity will be deemed to be "insolvent" if (i) such entity's financial condition is such that either the sum of its debts is greater than the fair value of its assets or the fair salable value of its assets is less than the amount required to pay its probable liability on existing debts as they mature, (ii) such entity has unreasonably small capital with which to engage in its business or (iii) such entity has incurred liabilities beyond its ability to pay as they become due. The representation and warranty set forth in this Section 3.8 shall be deemed to be made only at the Effective Time.

          Section 3.9. Disclosure. The representations and warranties of Acquiror and Parent contained in this Agreement are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                                   COVENANTS
                                   ---------

          Section 4.1.   Conduct of the Company Prior to the Effective Time.

          (a)  No Solicitation; Other Offers.

               (i) From the date hereof until the termination of this Agreement or the Effective Date, whichever first occurs, the Company will not, and will use its best efforts to cause the officers, directors, employees, representatives and agents (including, without limitation, attorneys, investment bankers and accountants) of the Company not to, directly or indirectly, solicit, initiate or encourage any inquiry, proposal, offer or indication of interest from any person that constitutes or would reasonably be expected to lead to any Acquisition Proposal (as hereinafter defined) or agree to or endorse, approve or recommend any Acquisition Proposal, or enter into discussions or negotiate with or provide any information to any person or entity in furtherance of any such inquiries or to obtain or approve any Acquisition Proposal, except that nothing contained in this Section
          4.1 or any other provision of this Agreement shall prohibit the Company or the Company's Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 4.1(a)(ii), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. For purposes hereof, "Acquisition Proposal" means any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any capital stock of the Company,whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company.

               (ii) Nothing contained in this Section 4.1 or any other provision of this Agreement shall prohibit the Company or the Company's Board of Directors from notifying any third party that contacts the Company on an unsolicited basis after the date hereof concerning an Acquisition Proposal of the Company's obligations under this Section 4.1. Notwithstanding this Section 4.1 or any other provision of this Agreement, prior to the Effective Time, the Company may furnish information concerning the Company to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group if (w) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company pursuant to which such person or group would acquire all or substantially all of the businesses and properties of the Company or at least a majority of the Shares outstanding on a fully diluted basis, (x) such entity or group is financially capable of consummating such transaction, (y) the Board of Directors of the Company determines in good faith (after consultation with its financial advisors) that such proposed transaction represents a superior transaction to the Merger and (z) the Board of Directors of the Company has determined, after receipt of advice from outside legal counsel to the Company, that the failure to provide such information or access or to engage in such discussions or negotiations could reasonably be expected to cause the Board of Directors to not to fulfill its fiduciary duties to the Company's shareholders under applicable law (a proposal which satisfies clauses (w) through (z) being referred to herein as a "Superior Proposal"). The Company will notify Acquiror within two business days of the existence of any proposal relating to any Acquisition Proposal received by or actually known to the Company, the identity of the party making such proposal, and the terms (both initial and as may be modified) of any such proposal, and the Company will keep Acquiror reasonably informed of the status (including any amendments or proposed amendments) of any such proposal. At any time after five business days following notification to Parent of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms of this Section 4.1(a)(ii), the Board of Directors may withdraw or modify its approval or recommendation of the Merger in order concurrently to enter into a definitive agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to Parent the sum of $2.6 million (the "Break-Up Fee"). If the Company shall have notified Parent of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into a definitive agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification) after the expiration of the initial five business day period without any further notification.

          (b) Conduct of the Company's Business and Operations. Except as expressly provided in this Agreement or as agreed in writing by Parent and Acquiror, from the date hereof to the Effective Date, the Company covenants and agrees that:

               (i) The Company shall carry on its business in the usual, regular and ordinary course and consistent with past practice and shall use its reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it. The Company shall: (A) maintain insurance coverages and its books, accounts and records in the usual manner consistent with prior practices; (B) comply with all laws, ordinances and regulations of governmental entities applicable to the Company; (C) maintain and keep its properties and equipment in good repair, working order and condition, ordinary wear and tear excepted; and (D) perform its obligations under all contracts and commitments to which it is a party or by which it is bound, in each case where the failure to so maintain, comply or perform, either individually or in the aggregate, would result in a Material Adverse Effect on the Company;

               (ii) The Company shall not and shall not propose to: (A) amend its Articles of Incorporation or Bylaws; (B) split, combine or reclassify its outstanding capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or declare, set aside or pay any dividend or other distribution payable in cash, stock or property; or (C) directly or indirectly redeem, purchase or otherwise acquire or agree to redeem, purchase or otherwise acquire any shares of Company capital stock; or (D) create any subsidiary of the Company;

               (iii) The Company shall not: (A) except as required by this Agreement and pursuant to Option Agreements outstanding on the date hereof or under the ESPP as in effect on the date hereof, issue, deliver or sell or agree to issue, deliver or sell any additional shares of, or rights of any kind to acquire any shares of, its capital stock of any class, any Voting Debt or indebtedness or any options, rights or warrants to acquire, or securities convertible into, shares of capital stock; (B) acquire, lease or dispose of or agree to acquire, lease or dispose of any interest in any capital assets or any other assets other than in the ordinary course of business and consistent with past practice; (C) incur additional indebtedness or encumber or grant a security interest in any asset or enter into any other material transaction other than in each case in the ordinary course of business and consistent with past practice (and in the case of incurring additional indebtedness, in any event in an amount not more than $3.0 million in excess of the amount reflected on the Latest Balance Sheet); (D) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase or lease of assets from suppliers or vendors in the ordinary course of business consistent with past practice); (E) permit any insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; (F) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or (G) make any loans or advances other than in the ordinary course of business and consistent with past practice;

               (iv) Except as disclosed on Schedule 4.1(b), the Company shall not (except as required to comply with applicable law): (A) adopt, enter into, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee including any plan as described in Section 2.14; (B) increase in any manner the compensation, health benefit or other fringe benefit of any director, officer or employee (except for normal increases in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company relative to the level of such expense in effect prior to such increase); (C) pay any benefit not provided under any existing plan or arrangement; (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including, without limitation, the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder); (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or employee benefit plan other than in the ordinary course of business consistent with past practice; or (F) adopt, enter into, amend or terminate any contract, agreement, commitment or arrangement to do any of the foregoing;

               (v) The Company shall not enter into or amend any agreements pursuant to which any other party is granted exclusive marketing, distribution or manufacturing rights of any type or scope for any period extending beyond the Effective Time with respect to any products or services of the Company;

               (vi) the Company shall not release any third party from its obligations under any existing standstill agreement or arrangement or under any confidentiality, non-competition or other similar agreement;

               (vii) the Company shall not (A) change any of its methods of accounting in effect at December 31, 1996, or (B) make or rescind any express or deemed election relating to Taxes or make any election relating to Taxes, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1996, except, in the case of clause (A) or clause
          (B), as may be required by Law or generally accepted accounting principles, or (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy;

               (viii) the Company will not settle or compromise any claim, lawsuit, liability or obligation or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the settlement, payment, discharge or satisfaction of any such claims, liabilities or obligations (w) not exceeding $25,000 per claim or $50,000 in the aggregate, (x) to the extent reserved against in the Financial Statements, (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied; and

               (ix) except as permitted by Section 4.1(a) hereof, the Company will not enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce any intention to do any of the foregoing.


          Section 4.2. Additional Covenants of Acquiror, Parent and the the Company.

          (a) Employee Benefits. As of the Effective Time, the employees of the Company (the "Company Employees") shall continue employment with the Surviving Corporation, in the same positions and at the same level of wages and/or salary and without having incurred a termination of employment or separation from service; provided, however, except as may be specifically required by applicable law or any contract, the Surviving Corporation shall not be obligated to continue any employment relationship with any Company Employee for any period of time. In addition to any obligation required by law or under any plan of the Company disclosed on Schedule 2.14, Acquiror, Parent and the Company agree that Company Employees whose employment is terminated on or after the Effective Date or within 12 months thereafter will receive severance payments pursuant to policy attached hereto as Schedule 4.2. To the extent any employee benefit plan, program or policy of Acquiror or its affiliates is made available to the employees of the Surviving Corporation: (i) service with the Company (or any subsidiary of the Company) by any Company Employee prior to the Effective Time shall be credited in determining such employee's eligibility, vesting and benefit levels, and (ii) with respect to any welfare benefit plans in which such employees may become eligible to participate, Acquiror shall cause such plans to provide credit for any co-payments or deductibles by such employees and waive all pre-existing condition exclusions and waiting periods, other than limitations or waiting periods that have not been satisfied under any welfare plans maintained by the Company for Company Employees prior to the Effective Time, effective upon the Effective Time. The Surviving Corporation expressly assumes and agrees to be bound by the terms of the change in control agreements set forth on Schedule 4.2 at the Effective Time.

          (b) Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each party will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the other party furnished in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by such party, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired by such party from sources other than the other party; provided that such party may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement and, in the case of Acquiror, to lenders in connection with obtaining the financing for the transactions contemplated by this Agreement so long as such persons are informed by such party of the confidential nature of such information and are directed by such party to treat such information confidentially. Each party's obligation to hold any such information in confidence shall be satisfied if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each party will, and will cause its subsidiaries (if any) to, use its best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from the other party in connection with this Agreement that are subject to such confidence.

          (c) Indemnification; Directors' and Officers' Insurance. Subject to the occurrence of the Effective Date, until the six year anniversary date of the Effective Date, the Surviving Corporation will cause its Articles of Incorporation and Bylaws to continue to provide indemnification provisions for the benefit of those individuals who have served as directors or officers of the Company at any time prior to the Effective Date which are comparable to such provisions as are currently contained in the Company's Articles of Incorporation and Bylaws. In the event the Surviving Corporation or any of its successors or assigns (A) consolidates with or merges into any other person and the Surviving Corporation shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 4.2(c). The Surviving Corporation shall obtain and maintain in effect for not less than six years after the Effective Date, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor a policy or policies providing substantially equivalent coverage containing similar terms and conditions so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including the Effective Date; provided that in no event shall the Surviving Corporation be required to expend more than 250% of the current annual premiums paid by the Company for such coverage (the "Maximum Premium"); and provided, further, that if the Surviving Corporation is unable to obtain the amount of insurance required by this Section 4.2(c) for such aggregate premium, the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of the Maximum Premium. The Surviving Corporation will, promptly after the Effective Time, confirm to each such officer and director in writing that it has undertaken to perform such obligations.

          (d) Conduct of Business Pending the Merger. Prior to the Effective Date, unless otherwise contemplated or permitted by this Agreement: (a) each of the Company, Acquiror and Parent shall not take, and shall cause its respective subsidiaries (if any) not to take, or agree in writing or otherwise to take, any actions that would (i) make any representation or warranty of the Company, Acquiror or Parent, respectively, contained in this Agreement untrue or incorrect so as to cause the conditions set forth in Articles V and VI hereof not to be fulfilled as of the Effective Date or (ii) result in any of the other conditions of this Agreement not being satisfied as of the Effective Date. The Company's sole remedy (except as otherwise expressly provided in this Merger Agreement) for any breach of this Section 4.2(d) shall be injunctive relief.

          (e) Access to Information. The Company will (and will cause each of its representatives to) afford to Acquiror (or representatives of Acquiror, including without limitation directors, officers and employees of the Acquiror and their affiliates and counsel, accountants and other professionals retained by Acquiror) such access throughout the period prior to the earlier of the termination of this Agreement or the Effective Time as is reasonable to books, records (including without limitation tax returns and work papers of independent auditors), agreements, properties (including for the purpose of making any reasonable environmental investigation), personnel, suppliers and franchisees as Acquiror reasonably requests from the Company.

          (f) HSR Act. The Company, Acquiror and Parent shall use their reasonable best efforts to file as soon as reasonably practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each, a "Governmental Entity"), in connection with antitrust matters. The Company, Acquiror and Parent shall use reasonable business efforts to achieve the prompt termination of the expiration of the waiting period under the HSR Act.

          (g) Reasonable Best Efforts. Parent, Acquiror and the Company will each use its reasonable best efforts to perform its obligations under this Agreement, to satisfy the conditions set forth in Articles V and VI, and to consummate the Merger on the terms and conditions set forth in this Agreement. Without limiting the foregoing, Acquiror shall use commercially reasonable efforts to obtain and to cause to be made available to the Surviving Corporation all funds necessary to pay the aggregate Merger Consideration and Option Consideration to all holders of Shares and Options, to pay all severance obligations pursuant to Section 4.2, to pay all fees and expenses incurred by it and to refinance all indebtedness of the Company that will or may come due as a result of the Merger, and the Company shall, and shall cause its representatives, employees and advisors to, at the Company's expense, assist Parent and Acquiror in connection with their financing of the transactions contemplated hereby, including without limitation (i) making available on a timely basis any financial information of the Company and its subsidiaries that may be requested, (ii) obtaining comfort letters and updates thereof from the Company's independent certified public accountants, with such letters to be in customary form and to cover matters of the type customarily covered by accountants in such financing transactions, and (iii) making available representatives and employees of the Company and its accountants and attorneys in connection with any such financing, including for purposes of due diligence and marketing efforts related thereto. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and Acquiror shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. Nothing in this Agreement shall require Parent or Acquiror to make available equity financing in excess of $49.1 million or otherwise to seek or accept debt financing on terms less favorable to Parent and Acquiror than the terms of the commitments from financial institutions referenced in Section 3.6.

          (h) Certain Filings. The Company, Acquiror and Parent shall each use all reasonable efforts to cooperate with one another in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and in seeking to timely obtain any such actions, consents, approvals or waivers, or making any such filings or furnishing information required in connection therewith.

          (i) Public Announcements.   The initial press release relating to this
Agreement shall be a joint press release and thereafter Acquiror and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, will not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law, any securities exchange or the National Association of Securities Dealers, Inc. if it has used all reasonable efforts to consult with the other party.

          (j) Special Meeting; Proxy Statement; Schedule 13E-3.

                 (i) The Company shall, in accordance with applicable law and its Articles of Incorporation and Bylaws:

                 (A) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as promptly as practicable for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                 (B) as promptly as practicable, prepare and file with the SEC a proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement (the "Proxy Statement") and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement and after consultation with Acquiror, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and cause a definitive copy of the Proxy Statement to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Acquiror and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

                 (C) subject to Section 4.1(a) hereof, include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

                 (ii) Concurrently with the filing of the Proxy Statement, Acquiror, Parent and their respective affiliates (to the extent required by law) shall prepare and file with the SEC, together with the Company, a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with all supplements and amendments thereto, the "Schedule 13E-3") with respect to the transactions contemplated by this Agreement. The Company shall promptly furnish to Acquiror all information concerning the Company as may reasonably be requested in connection with the preparation of the Schedule 13E-3. The Company shall promptly supplement, update and correct any information provided by it for use in the Schedule 13E-3 if and to the extent that it is or shall have become incomplete, false or misleading. In any such event, Acquiror and the Company shall take all steps necessary to cause the Schedule 13E-3 as so supplemented, updated or corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities laws. The Company shall be given an opportunity to review and comment on the
     Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to its being filed with or delivered to the SEC.

                 (iii) Parent and Acquiror shall promptly furnish to the Company all information with respect to Parent and Acquiror as may be reasonably requested in connection with the preparation of the Proxy Statement. Acquiror and Parent shall promptly supplement, update and correct any information provided by it for use in the Proxy Statement if and to the extent that it is or shall have become incomplete, false or misleading.

                 (iv) Acquiror and Parent shall vote, or cause to be voted, any Shares owned by them or any of their respective affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

          (k) Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty made by such entity contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.2(k) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          (l) Rights Agreement.  Except for the amendment contemplated by
Section 2.15 hereof, the Company will not, following the date hereof, amend the Rights Agreement in any manner. In addition, the Company covenants and agrees that it will not redeem the Rights unless such redemption is consented to in writing by Parent prior to such redemption or unless the Company is ordered to redeem the Rights by a final, nonappealable judgment of a court of competent jurisdiction.

          Section 4.3. Guarantee of Acquiror's Obligations. Parent hereby unconditionally and irrevocably guarantees to the Company the due and timely performance and observance by Acquiror of all of its representations, warranties, covenants and obligations under this Agreement.

                                   ARTICLE V

               CONDITIONS TO ACQUIROR'S AND PARENT'S OBLIGATIONS
               -------------------------------------------------

          The obligations of Acquiror and Parent under this Agreement to consummate the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Acquiror and Parent to the extent permitted by applicable law:

          Section 5.1. Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares under the MBCA in order to consummate the Merger.

          Section 5.2. Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which restrains, prohibits or makes illegal the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect restraining, prohibiting or precluding consummation of the Merger.

          Section 5.3. HSR Approval. The waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been terminated.

          Section 5.4. Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, and (ii) as to all other representations and warranties, as of the date of this Agreement and as of the Effective Date, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, do not, individually or in the aggregate, result in a Material Adverse Effect with respect to the Company.

          Section 5.5. Performance. The Company shall have performed all obligations and complied with all agreements or covenants to be performed or complied with by it under this Agreement other than any failure to so perform or comply which would not have, either individually or in the aggregate, a Material Adverse Effect on the Company.

          Section 5.6. Officer's Certificate. The Company shall have delivered to Acquiror a certificate of a duly authorized officer of the Company in such person's capacity as an officer and without personal liability, dated the Effective Date, certifying as to the fulfillment of the conditions specified in Section 5.4 and 5.5 hereof.

          Section 5.7. Financing. Acquiror shall have obtained and/or made available to the Surviving Corporation all funds necessary to pay the aggregate Merger Consideration and Option Consideration to all holders of Shares and Options, to pay all severance obligations pursuant to Section 4.2, to pay all fees and expenses incurred by them and to refinance all indebtedness of the Company that will or may come due as a result of the Merger.

          Section 5.8. No Material Adverse Effect. There shall not have occurred after the date of this Agreement any change, event, loss or development in the business of the Company and/or its subsidiaries, if any (including the incurrence of any liability of any nature, whether accrued, contingent or otherwise), which is not disclosed on Schedule 5.8 that, taken together with other changes, events, losses or developments with respect to such business, has had or would reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries, if any, taken as a whole.

                                   ARTICLE VI

                    CONDITIONS TO THE COMPANY'S OBLIGATIONS
                    ---------------------------------------

          The obligations of the Company under this Agreement to consummate the Merger shall be subject to the satisfaction on or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable laws:

          Section 6.1. Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares under the MBCA in order to consummate the Merger.

          Section 6.2. Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which restrains, prohibits or makes illegal the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect restraining, prohibiting or precluding consummation of the Merger.

          Section 6.3. HSR Approval. The waiting period under the HSR Act applicable to the consummation of the Merger shall have expired or been terminated.

          Section 6.4. Representations and Warranties. The representations and warranties of Parent and Acquiror set forth in this Agreement shall be true and correct (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, and (ii) as to all other representations and warranties, as of the date of this Agreement and as of the Effective Date; unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, do not, individually or in the aggregate, result in a Material Adverse Effect with respect to Parent and Acquiror, taken as a whole;

          Section 6.5. Performance. Parent and Acquiror shall have performed all obligations and complied with all agreements or covenants to be performed or complied with by them under this Agreement other than any failure to so perform or comply which would not have, either individually or in the aggregate, a Material Adverse Effect with respect to Parent and Acquiror, taken as a whole.

          Section 6.6. Officer's Certificate. Acquiror shall have delivered to the Company certificates of a duly authorized officer of each of Parent and Acquiror in such person's capacity as an officer and without personal liability, dated the Effective Date, certifying as to the fulfillment of the conditions specified in Section 6.4 and 6.5 hereof.


                                  ARTICLE VII

                                  TERMINATION
                                  -----------

          Section 7.1. Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after approval by the Company's shareholders thereof:

          (a) By the mutual written consent of Parent and the Company.

          (b) By either of the Company or Parent:

                 (i) if the Merger has not been consummated on or before April 30, 1998 (unless the failure to consummate the Merger by such date shall be due to the action, or failure to act, of the party seeking to terminate this Agreement in breach of such party's obligations under this Agreement); or

                 (ii) if any governmental entity or authority shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

          (c)  By the Company:

                 (i) in connection with entering into a definitive agreement providing for a Superior Proposal in accordance with Section 4.1(a)(ii), provided it has complied with all provisions thereof, including the notice provisions therein, and that it makes simultaneous payment of the Break-Up Fee; or

                 (ii) if Acquiror or Parent shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Acquiror or Parent, as applicable.

          (d)  By Parent:

                 (i) if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreement contained in this Agreement which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or

                 (ii) if (x) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Acquiror or Parent its approval or recommendation of the Merger or this Agreement, or recommended or approved any Acquisition Proposal by a party not affiliated with Parent or Acquiror; or (y) the Company shall have entered into any agreement in principle or definitive agreement with respect to any such Acquisition Proposal; or (z) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing.

          Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to its terms, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith terminate and there shall be no liability on the part of the Acquiror or the Company (for costs, expenses, loss of anticipated profits or otherwise) except (A) for fraud or for breach of this Agreement prior to such termination and (B) as set forth in this Section 7.2, Sections 4.1(a)(ii), 4.2(b) and 9.2.

                                  ARTICLE VIII

                          SURVIVAL OF REPRESENTATIONS
                          ---------------------------

          Section 8.1. No Survival of Representations. The representations, warranties, covenants and agreements made by the Company, Acquiror and Parent in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on, and shall have no further force or effect after, the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time. In the event of a breach of any of such representations, warranties, covenants or agreements, the party to whom such representations, warranties, covenants or agreements have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement, regardless of any disclosure to, or investigation made by or on behalf of, such party on or before the Effective Date.

          Section 8.2.   Exclusive Remedy.

          (a) Acquiror and Parent hereby waive, from and after the Effective Time to the fullest extent permitted under applicable law, any and all rights, claims and causes of action they or any of their affiliates may have against the Company relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise.

          (b) Acquiror and Parent further acknowledge and agree that (i) other than the representations and warranties of the Company specifically contained in this Agreement, there are no representations or warranties of the Company either expressed or implied with respect to the Company or its assets, liabilities and business, and (ii) they shall have no claim against or right to indemnification from the Company with respect to any information (whether written or oral), documents or material furnished by the Company or any of its officers, directors, employees, agents or advisors to Acquiror, including any information, documents or material made available to Acquiror in certain "data rooms," management presentations or any other form in expectation of the transactions contemplated by this Agreement.


                                   ARTICLE IX

                                 MISCELLANEOUS
                                 -------------

          Section 9.1. Waiver of Compliance. Except for any regulatory approval required hereunder, any failure of a party to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the other party hereto, but such waiver will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 9.2. Break-Up Fee and Expenses. Except as otherwise expressly provided herein, each party will bear its respective expenses, fees and costs incurred or arising in connection with the negotiation and preparation of this Agreement and any documents related hereto, and the parties will have no liability between or among themselves for such expenses, fees or costs. Notwithstanding the foregoing, if (x) the Company shall terminate this Agreement pursuant to Section 7.1(c)(i), (y) Parent shall terminate this Agreement pursuant to Section 7.1(d)(ii) hereof, or (z) (A) either the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i) and (B) prior thereto and after the date hereof there shall have been publicly announced another Acquisition Proposal and (C) an Acquisition Proposal shall be consummated, or an agreement providing for an Acquisition Proposal shall be entered into, on or prior to December 31, 1998, then in any such case the Company shall promptly pay to Acquiror the Break-Up Fee; provided, however, that no Break-Up Fee shall be payable if Acquiror or Parent was in material breach of its representations, warranties or obligations under this Agreement at the time of its termination.

          Section 9.3. Assignability; Parties in Interest. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties, except that Acquiror may assign, in its sole discretion, any or all of its rights and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent. All the terms and provisions of this Agreement will be binding upon, inure to the benefit of and be enforceable by, the respective successors and permitted assigns of the parties hereto. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, except that Section 4.2(c) of this Agreement shall inure to the benefit of the persons identified therein.

          Section 9.4. Specific Performance. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such nonperforming party, in addition to all other remedies available to it, shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

          Section 9.5.   Agreement; Amendments.

          (a) This Agreement, including the schedules and other documents delivered pursuant hereto, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous understandings or agreements, oral or written, of the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly signed by the parties hereto or their respective successors or assigns.

          (b) No discussions regarding or exchange of drafts or comments in connection with the transactions contemplated herein shall constitute an agreement among the parties hereto. Any agreement among the parties shall exist only when the parties have fully executed and delivered this Agreement.

          Section 9.6. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of any provision of this Agreement.

          Section 9.7. Severability. The invalidity of any term or terms of this Agreement will not affect any other term of this Agreement, which will remain in full force and effect.

          Section 9.8. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to the Company, to: 1250 Northland Plaza
                       3800 West 80th Street
                       Bloomington, Minnesota 55431-4442
                       Attention:  Thomas A. Minner
                                   Chief Executive Officer
                       Telephone #:  (612) 893-3200
                       Facsimile #:  (612) 893-3237

with copies to:        Dorsey & Whitney LLP
                       Pillsbury Center South
                       220 South Sixth Street
                       Minneapolis, Minnesota 55402
                       Attention:  Elizabeth C. Hinck, Esq.
                       Telephone #:  (612) 340-8877
                       Facsimile #:  (612) 340-8738
if to Acquiror or Parent, to:  J.W. Childs Equity Partners, L.P.
                               One Federal Street
                               21st Floor
                               Boston, Massachusetts 02110
                               Attention:  Steven Segal
                               Telephone:  (617) 753-1100
                               Facsimile:  (617) 753-1101

with copies to:                Skadden, Arps, Slate, Meagher & Flom LLP
                               One Beacon Street
                               31st Floor
                               Boston, Massachusetts 02108-3194
                               Attention:  Louis A. Goodman, Esq.
                               Telephone:  (617) 573-4800
                               Facsimile:  (617) 573-4822

                               Skadden, Arps, Slate, Meagher & Flom LLP
                               1440 New York Avenue N.W.
                               Washington, DC 20005
                               Attention:  C. Kevin Barnette, Esq.
                               Telephone:  (202) 371-7000
                               Facsimile:  (202) 393-5760


or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate answerback is received or (ii) if given by any other means, when delivered at the address specified in this Section.

          Section 9.9.   Law Governing.   This Agreement shall be governed by,
and construed and enforced in accordance with, the laws of the State of Minnesota, without regard to its conflict of laws rules. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any State of Minnesota or federal court.

          Section 9.10. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all counterparts so executed will constitute one and the same agreement.

          IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of each of the parties hereto as of the day and year first above written.


                              UHS ACQUISITION CORP.


                              By:    /s/ Steven G. Segal
                                  -----------------------------------
                                  Name:  Steven G. Segal
                                  Title: President


                              J.W. CHILDS EQUITY PARTNERS, L.P.

                                  By:  J.W. Childs Advisors, L.P.,
                                         its general partner

                                  By:  J.W. Childs Associates, L.P.,
                                         its general partner

                                  By:  J.W. Childs Associates, Inc.,
                                         its general partner


                              By:    /s/ Steven G. Segal
                                  -----------------------------------
                                  Name:  Steven G. Segal
                                  Title: Vice President



                              UNIVERSAL HOSPITAL SERVICES, INC.


                              By:    /s/ Thomas A. Minner
                                  -----------------------------------
                                  Name:  Thomas A. Minner
                                  Title: Chief Executive Officer

                                                                      APPENDIX B





January 26,1998

Special Committee of the Board of Directors
Universal Hospital Services, Inc.
1250 Northland Plaza
3800 West 80th Street
Bloomington, MN 55431

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock (the "Shares") of Universal Hospital Services, Inc. ("UHS" or the "Company"), of the $15.50 per Share in cash into which each outstanding Share of the Company is proposed to be converted pursuant to the terms of the proposed merger (the "Merger") of the Company with UHS Acquisition Corp. ("Merger Sub") an affiliate of J.W. Childs Equity Partners, L.P. ("Parent"). The terms of the Merger are set forth in the Agreement and Plan of Merger, dated as of November 25, 1997, by and among the Company, Merger Sub and Parent (the "Merger Agreement").

Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. Piper Jaffray is currently acting as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Merger, for which the Company will pay a fee that is contingent upon the consummation of the Merger. For our services in rendering this opinion, the Company will pay us a fee that is not contingent upon the consummation of the Merger. The Company has also agreed to indemnify us against certain liabilities in connection with this engagement. In the past, we have provided certain investment banking services to UHS. Piper Jaffray makes a market in UHS Common Stock and provides research coverage on the Company. Karen Bohn, a Managing Director and the Chief Administrative Officer of Piper Jaffray Companies, Inc., the parent of Piper Jaffray, is a director of the Company and a member of the Special Committee of the Board of Directors.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

  (i)   reviewed the Merger Agreement;

  (ii) reviewed the Annual Reports on Form 10-K for UHS for the three fiscal years ended December 31, 1996;

  (iii) reviewed the Quarterly Reports on Form 10-Q for UHS for the quarters ended September 30, 1997, June 30, 1997, and March 31, 1997;

  (iv) reviewed estimated financial results for the Company for the fiscal year ended December 31, 1997 and five-year financial forecasts for UHS prepared by the Company management for the years 1998 through 2002;

Special Committee of the Board of Directors
Universal Hospital Services, Inc.

January 26, 1998
Page 2



  (v) visited the headquarters and the Minneapolis facility of UHS and conducted discussions with certain members of senior management of UHS concerning topics such as the financial condition, operating performance and balance sheet of UHS, the prospects for the Company and the background and rationale of the proposed Merger;

  (vi) conducted discussions with members of the Special Committee of the Board of Directors and the entire Board of Directors of the Company;

  (vii) reviewed the historical prices and trading activity for the Company Common Stock;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which we deemed relevant;

  (ix) performed discounted cash flow analysis on the five-year financial forecasts for UHS furnished by UHS management;

  (x) compared certain financial data of UHS with certain financial and securities data of companies deemed similar to UHS or representative of the business sector in which UHS operates; and

  (xi) reviewed the financing commitment letter furnished to Parent by Bankers Trust Company. We have relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided by UHS or otherwise made available to us and have not attempted independently to verify such information.

We have assumed, in reliance upon the assurances of UHS management, that the information provided pertaining to UHS has been prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data, reflects the best currently available estimates and judgment of UHS's management as to the expected future financial performance of UHS, and that the management of UHS is not aware of any information or facts that would make the
information provided to us incomplete or misleading.   Without limiting the
generality of the foregoing, for the purpose of this opinion, we have assumed that UHS is not a party to any pending transaction, including external financing, recapitalizations, acquisitions or mergers discussions, other than the Merger or in the ordinary course of business. We have also assumed that there have been no material changes in the Company's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us.

In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of UHS, have not been furnished with any such appraisals or valuations, have made no physical inspection of the properties or assets of the Company and express no opinion regarding the liquidation value of UHS.

Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either UHS or its affiliates is a party or may be subject and at UHS's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Special Committee of the Board of Directors
Universal Hospital Services, Inc.

January 26, 1998
Page 3



Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which shares of Company Common Stock have traded or at which such shares may trade at any future time.

This opinion is furnished pursuant to our engagement letter dated September 29, 1997. Except with respect to the use of this opinion in connection with the proxy statement relating to the Merger, this opinion may not be used or referred to by the Company or quoted or disclosed to any person in any manner without our prior written consent. This opinion is not intended to be and shall not be deemed to be a recommendation to any shareholder of the Company as to how to vote with respect to the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the cash consideration to be received by shareholders of the Company pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders as of the date hereof.

Sincerely,

/s/Piper Jaffray Inc.


PIPER JAFFRAY INC.

                                                                      APPENDIX C


   SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT -
                          DISSENTERS' APPRAISAL RIGHTS


302A.471.  Rights of dissenting shareholders

  Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

  (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

  (1) alters or abolishes a preferential right of the shares;

  (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

  (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

  (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

  (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

  (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

  (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

  (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

  Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

  (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

  Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

  (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

  Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.


302A.473.  Procedures for asserting dissenters' rights

  Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

  (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

  (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

  (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

  Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

  Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

  Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

  (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

  (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

  (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

  (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

  Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

  (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

  (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

  (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

  (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a) a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

  (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

  Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

  Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

  Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

  (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

  (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                                                      APPENDIX D


              CHRONOLOGY OF EVENTS LEADING TO THE MEDIQ AGREEMENT


  Set forth below is a chronology of events that led to the execution on February 10, 1997 of a definitive agreement (the "MEDIQ Agreement") between Universal Hospital Services, Inc. ("UHS" or the "Company") and MEDIQ Incorporated ("MEDIQ") providing for the acquisition of UHS by MEDIQ. The MEDIQ Agreement was terminated on September 22, 1997. The following summary is intended to provide further detail relating to the background of the Merger (as defined in the Company's Proxy Statement January 26, 1998 (the "Proxy Statement")). Capitalized terms used but not defined in this Appendix D have the meanings assigned to them in the Proxy Statement.

  On October 7, 1996, Peter H. Kamin and Peak Investment Limited Partnership (together, "Peak") filed a Schedule 13D reporting that Peak had acquired shares of UHS Common Stock representing 7.8% of the Company's reported outstanding UHS Common Stock, that Peak intended to review its investment and that Peak may propose one or more actions to enhance shareholder value or to effect a change of control of the Company. During September 1996, members of the Company's management met with representatives of Piper Jaffray to discuss ways to enhance shareholder value.

  At the October 29, 1996 regular meeting of the Board of Directors the concerns of the Company's investors were discussed. Based upon preliminary discussions between members of the Company's management and representatives of Piper Jaffray in September 1996, the Company asked Piper Jaffray to make a presentation to its full Board of Directors. At the October 29, 1996 meeting, the Board of Directors met with Piper Jaffray to discuss in general terms ways to enhance shareholder value and the possible engagement of Piper Jaffray to assist in the Company's efforts. In addition, representatives of each of Piper Jaffray and outside counsel to the Company presented certain information to the Company regarding the potential benefits of adopting a shareholder rights plan in order to provide the Board of Directors the opportunity to adequately review the Company's strategic alternatives. At the October 29, 1996 Board meeting the directors determined to schedule a November 8, 1996 meeting to further discuss the benefits of adopting a shareholder rights plan.

  On October 30, 1996, Private Capital Management (together with its affiliates, "PCM"), a significant shareholder of UHS which had previously reported in a
Schedule 13G that it had acquired shares of UHS Common Stock for investment purposes, filed a Schedule 13D stating that it believed that the then current market price of UHS Common Stock did not reflect the intrinsic value of the Company, that the Company should consider taking proactive steps to enhance shareholder value (including, among other things, a possible business combination with a strategic or financial buyer), and that PCM intended to review its investment in the Company on a continuing basis and might consider taking such actions as it believed would facilitate the enhancement of shareholder value.

  On October 31, 1996, Thomas A. Minner, the Company's Chief Executive Officer, received a telephone call from Thomas E. Carroll, President of MEDIQ Incorporated indicating MEDIQ's interest in acquiring the Company. On that occasion, Mr. Minner indicated to Mr. Carroll that the Company was not currently for sale, but that he would inform the Company's Board of Directors of MEDIQ's interest.

  On November 5, 1996, the Company received a letter from MEDIQ indicating MEDIQ's interest in acquiring the Company for an unspecified consideration "in the range of" $10.50 per share.

  On November 7, 1996, the Company engaged Piper Jaffray to assist the Company in analyzing its strategic alternatives and to assist the Board of Directors in
evaluating, and potentially implementing, a shareholder rights plan.   Karen M.
Bohn, a director of UHS, is a Managing Director and Chief

Administrative Officer of Piper Jaffray Companies, Inc., the parent of Piper Jaffray. See "SPECIAL FACTORS--Interest of Certain Persons in the Merger-- Certain Relationships" in the Proxy Statement.

  On November 8, 1996, the Board of Directors of UHS met with Piper Jaffray and the Company's outside counsel to discuss the process of exploring alternatives to enhance shareholder value and the merits of implementing a shareholder rights
plan during such a process.   Representatives of Piper Jaffray and outside
counsel to the Company made presentations regarding shareholder rights plans generally and the proposed form of rights agreement to be adopted by the Company. At that meeting, after a thorough discussion and analysis, the Board of Directors approved the Rights Agreement dated as of November 8, 1996 (the "Rights Agreement") between the Company and Norwest Bank Minnesota, N.A., as rights agent. Under the Rights Agreement, rights to purchase shares of Series A Junior Participating Preferred Stock of UHS (the "Rights") were distributed as a dividend to shareholders of record of UHS Common Stock as of the close of business on November 21, 1996. For a description of the terms of the Rights, see "DESCRIPTION OF UHS CAPITAL STOCK--Rights" in the Proxy Statement.

  At the November 8, 1996 Board meeting, the Board also authorized Piper Jaffray to initiate a process of exploring its strategic alternatives, including the possible sale of the Company or continuing to operate the Company as an independent entity, and to contact potential buyers. On November 11, 1996, the Company issued a press release announcing the initiation of this process, the engagement of Piper Jaffray, the receipt of the letter referred to above from MEDIQ (without naming MEDIQ or the price range set forth in the letter), and the Company's adoption of the Rights Agreement.

  Thereafter, the Company and Piper Jaffray received calls from the representatives of various entities interested in an acquisition of the Company. During the course of the next several weeks, Piper Jaffray also initiated contact with a number of potential acquirors of the Company, some of whom had informally expressed a possible interest in such a transaction prior to November 1996. Over the course of its engagement, Piper Jaffray contacted a total of 30 potentially interested parties representing both strategic and financial buyers for purposes of soliciting proposals for potential acquisitions, mergers or other strategic alliances. Piper Jaffray and the Company prepared a confidential information memorandum and distributed the memorandum to 23 interested parties, each of whom signed a confidentiality agreement.

  On November 22, 1996, representatives of Smith Barney Inc., on behalf of MEDIQ, met with representatives of Piper Jaffray to discuss the process announced by the Company and to express again the strong interest of MEDIQ in acquiring the Company. No price or other specific terms of a transaction were discussed.

  On November 25, 1996, David E. Dovenberg informed the Company's Chairman of the Board of Directors, Thomas A. Minner, that Mr. Dovenberg intended to contact certain potential parties to a transaction with the Company that might be interested in inviting Mr. Dovenberg to serve in an executive capacity with the Company after such a transaction. Thereafter, Mr. Dovenberg also informed other members of the Board of Directors of his interest. Mr. Dovenberg then contacted four or five potential parties to a transaction with the Company, two of which (including Childs) would subsequently participate in the Company's auction process and would propose a transaction with UHS in connection with which Mr. Dovenberg would become the Chief Executive Officer of the Company.

  At a December 9, 1996 special meeting of the Board of Directors, the Board established a special committee (the "Special Committee") comprised of the Company's non-employee directors to carry out the process of exploring alternatives to enhance shareholder value and to make a recommendation to the full Board of Directors. On December 12, 1996, the Company announced the establishment of the Special Committee.

  In response to a request from Piper Jaffray for preliminary proposals, on or prior to December 13, 1996 the Company received eight preliminary indications of interest. Of the eight indications of interest, five expressed interest in a purchase of the Company, one proposed a strategic alliance between the Company and a major medical products company, one proposed the sale to UHS of a subsidiary of another company and one proposed financing a self-tender by the Company for a portion of its shares which would be accompanied by a change in management of the Company. All of the five acquisition proposals (including a proposal from MEDIQ) involved a cash acquisition of all of the UHS Common Stock with cash consideration to the Company's shareholders in the range of $11.50 to $14.00 per share. Two of the proposed transactions, one of which was from Childs, contemplated that David E. Dovenberg would serve as Chief Executive Officer of the Company after the transaction.

  On December 18, 1996, the Special Committee held a meeting to review each of these indications of interest as well as the other strategic alternatives that were being evaluated. At this meeting, the Special Committee's legal advisors and Piper Jaffray reviewed the process by which the proposals had been solicited and the terms of each of the proposals received. Piper Jaffray also analyzed other strategic alternatives available to the Company such as pursuing a strategy of growth through acquisitions, the declaration of a special dividend and the self-tender proposal. Based on this review, the Special Committee determined that each of the five acquisition proposals should be given further consideration by the Company. In addition, the Special Committee requested that Piper Jaffray, together with certain members of the Company's management, continue to assist the Special Committee in further assessing the strategic alliance proposal. Based on the presentations and analysis of its financial and legal advisors, the Special Committee determined that it would not then pursue further the self-tender proposal, the proposed acquisition by the Company of the subsidiary of another company, the strategy of pursuing growth through acquisitions generally or the declaration of a special dividend. On December 19, 1996, the Company issued a press release announcing that it had received at least four preliminary indications of interest from qualified parties and a preliminary indication of interest from a major healthcare company concerning a possible a strategic alliance.

  Over the next six weeks, Piper Jaffray and senior management of the Company met with representatives of the five potential acquirors referred to above (including MEDIQ and Childs) and engaged in a telephone conference with representatives of the healthcare company that submitted the strategic alliance proposal. Piper Jaffray and the Company's senior management assisted these potential acquirors in their conduct of a due diligence review of the Company.

  On or before January 27, 1997, four of the five potential acquirors of the Company (including MEDIQ and Childs) submitted revised proposals to acquire the Company, including their changes to a form of acquisition agreement supplied by the Company. All four of the second round proposals involved a cash acquisition (through tender offer or merger) of all of the UHS Common Stock. Two of the proposals involved a price per share of $14.00 and two of the proposals involved a price per share of $15.00.

  On January 30, 1997, the Special Committee held a meeting to review each of these four proposals as well as the strategic alliance alternative. At this meeting, the Special Committee's legal advisors and Piper Jaffray reviewed the process by which the proposals had been solicited and the terms of each of the proposals received. Piper Jaffray again provided the Special Committee with its valuation analysis of the Company as an independent publicly-traded company, which analysis had not materially changed from its presentations at prior meetings. The Special Committee concluded that each of the four second round proposals compared favorably to Piper Jaffray's valuation analysis. In addition, the Special Committee, together with its legal and financial advisors, reviewed the strategic alliance proposal, an analysis of the impact such an alliance would have on the financial performance of the Company, the time such an alliance would take to be implemented and the uncertainty regarding the future potential of such an alliance. Based on these factors, the Special Committee concluded that the second round acquisition proposals appeared to present a greater opportunity to enhance shareholder value.

  After evaluating the alternatives for enhancing shareholder value, in consultation with its legal and financial advisors, the Special Committee determined to recommend to the Board of Directors of the Company that the Company pursue a sale of the Company on terms acceptable to the Company and its shareholders. Immediately following the meeting of the Special Committee, on January 30, 1997, the Board of Directors met and reviewed this recommendation of the Special Committee. The full Board of Directors unanimously ratified and approved the recommendation of the Special Committee and further authorized the Special Committee to proceed with the negotiation and approval of a sale of the Company on terms approved by the Special Committee.

  Thereafter, three of the four bidders (including MEDIQ and Childs) modified their proposals. On February 5, 1997, the Special Committee met and, together with its financial and legal advisors, reviewed the three third round proposals, which proposals all continued to involve a cash acquisition of all of the UHS Common Stock with a per share price in the range of $14.50 to $17.50. Based on this review, the Special Committee concluded that the proposal from MEDIQ (which offered a transaction priced at $17.50 per share of UHS Common Stock) provided price and other terms sufficiently more favorable to the Company and its shareholders than any other proposal. The Special Committee authorized its financial advisors and legal counsel (including legal counsel to the Company) to negotiate a sale of the Company to MEDIQ on substantially the terms outlined in MEDIQ's third round bid.

  Following the February 5, 1997 meeting of the Special Committee, representatives of the Company and of MEDIQ continued their discussions and negotiations regarding the terms of the MEDIQ Agreement. These further discussions and negotiations continued throughout the period from February 5 to February 10, 1997. The MEDIQ Agreement in substantially its definitive form was discussed with members of the Special Committee at a telephonic meeting on February 9, 1997. The definitive MEDIQ Agreement was approved by both the Special Committee and the Board of Directors of the Company at a special meeting held on February 10, 1997, and was signed by the Company and MEDIQ on February 10, 1997.

                                                                      APPENDIX E


                                                               November 25, 1997

J.W. Childs Equity Partners, L.P.
c/o J.W. Childs Associates, L.P.
One Federal Street
Boston, MA 02110
Attention: President

UHS Acquisition Corp.
c/o J.W. Childs Associates, L.P.
One Federal Street
Boston, MA 02110
Attention: President


     Re:  Support/Voting Agreement
          ------------------------

Gentlemen:

       The undersigned understand that J.W. Childs Equity Partners, L.P. ("Holdings"), UHS Acquisition Corp., a wholly owned subsidiary of Holdings ("Merger Sub"), and Universal Hospital Services, Inc., a Minnesota corporation ("UHS"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into UHS (the "Merger"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. The undersigned are entering into this letter agreement at the request of Holdings and Merger Sub, as a condition to their willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

       Section 1. The undersigned confirm and agree with you as follows:

       A. He or she is the beneficial and, record owner of the number of shares of common stock, par value $.01 per share, of UHS ("UHS Common Stock") set forth opposite his or her name on Schedule I hereto (together with the associated preferred stock purchase rights, the "Shares"), free and clear of all liens, charges, encumbrances, adverse claims, voting agreements and commitments of every kind, except as disclosed on Schedule I. Except as set forth on Schedule I and except for Options held by him as set forth in Schedule 2.2 to the Merger Agreement, none of he, she or any company, trust or other entity controlled by him, her or them owns any additional shares of the capital stock of UHS or any interest therein or has any voting rights with respect to any additional shares of capital stock of UHS.

       B. They will not, and will not permit any company, trust or other entity controlled by them or either of them, to (i) contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or options or securities convertible thereunto or any voting rights with respect thereto, other than as contemplated hereby, or (ii) take any action which would make any representation or warranty made by them in this Agreement untrue or incorrect.

       C. They will, and will cause any company, trust or other entity controlled by them or either of them to, cooperate fully with you in connection with the Merger Agreement and the transactions contemplated thereby. They will not, and will not permit any such company, trust or other entity to, directly or indirectly (including through its officers, directors, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving UHS, or acquisition of any capital stock or any material portion of the assets of UHS, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Holdings, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall restrict him from taking any action in his capacity as an officer or director of UHS that he is permitted to take in such capacity under the Merger Agreement.

       D. They will, and will cause any company, trust or other entity controlled by them or either of them to, vote all of the Shares in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, and none of he, she or any company, trust or other entity controlled by them or either of them will vote any of the Shares (or grant any proxy with respect to any of the Shares) in favor of any Competing Transaction at any meeting of the shareholders of UHS.

       E. They agree that (i) at the Effective Time, the Shares will not be cancelled, extinguished or converted into the right to receive the Merger Consideration, but instead each Share will remain issued and outstanding as one fully paid and nonassessable share of common stock of the Surviving Corporation, and (ii) upon consummation of the Merger, all Options held by him as set forth in Schedule 2.2 to the Merger Agreement will not be cancelled in exchange for the Option Consideration in accordance with Section 1.8(a) of the Merger Agreement, but instead all such Options will remain issued and outstanding options to purchase shares of common stock of the Surviving Corporation. Holdings agrees that its capital contributions to Merger Sub (and thus to the Surviving Corporation) in connection with the Merger will be made in cash on the basis of $15.50 per share of common stock. For purposes of this Section 1(E) only, "Shares" includes any shares of UHS Common Stock acquired by the undersigned after the date hereof and prior to the Effective Time pursuant to employee benefit plans of UHS. Holdings further agrees that David Dovenberg shall be entitled to designate other members of management of the Surviving Corporation, subject to the approval of the Board of Directors of the Surviving Corporation, who shall be given the right to purchase shares of common stock of the Surviving Corporation for cash on the basis of $15.50 per share of common stock.

       F. They represent and warrant that they have all necessary power and authority to enter into this letter agreement and that this letter agreement is the legal, valid and binding agreement of each of them, and is enforceable against each of them in accordance with its terms.

       G. They agree that they will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Holdings or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Shares as contemplated by Section 1(D).

       Section 2. UHS agrees with and covenants to Holdings and Merger Sub that UHS shall not register the transfer of any of the undersigned's Shares without the prior written consent of Holdings.

       Section 3. UHS and the undersigned agree that damages are an inadequate remedy for the breach of any term or condition of this letter agreement and that you shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the terms of this letter agreement.

       Section 4. This letter agreement may be terminated at the option of any party at any time upon the earlier of (i) termination of the Merger Agreement, or (ii) the Effective Time (as defined in the Merger Agreement).

       Section 5. Holdings and Merger Sub hereby agree that the obligations of the undersigned hereunder, including without limitation, the agreements of the undersigned contained in Section 1(D) and (E) hereof, are expressly conditioned upon the observance and performance by Holdings and Merger Sub of their respective obligations hereunder in all material respects.

       Section 6. Holdings and Merger Sub hereby agree to pay or reimburse, or cause UHS to pay or reimburse, the undersigned for legal fees reasonably incurred by them, or either of them, in connection with the negotiation, execution and delivery of this Agreement, the related Employment Agreement of even date herewith between David E. Dovenberg and Merger Sub and any other agreements that Holdings or Merger Sub requests you to enter into in connection with the Merger Agreement and the transactions contemplated thereby.

  Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                              Very truly yours,

                              /s/ David E. Dovenberg
                              ---------------------------------
                              Name: David E. Dovenberg

                              /s/ Jean Marie Dovenberg
                              --------------------------------
                              Name: Jean Marie Dovenberg

Acknowledged and agreed to as to Sections 2 and 3:
Universal Hospital Services, Inc.

By:  /s/ Thomas A. Minner
     --------------------------------
     Name:
     Title:

Confirmed on the date first above written:
J.W. Childs Equity Partners, L.P.

By: J.W. Childs Advisors, L.P.
     General Partner

By:  J.W. Childs Associates, L.P.
     General Partner

By: J.W. Childs Associates, Inc.
     General Partner

By:  /s/ Steven G. Segal
     ----------------------------------
     Name: Steven G. Segal
     Title: Vice President

UHS Acquisition Corp.

By:  /s/ Steven G. Segal
     ----------------------------------
     Name: Steven G. Segal
     Title: President

                                  SCHEDULE I


                                           Number of Shares Owned
Shareholder                                Beneficially or of Record



David E. Dovenberg and
Jean Dovenberg                                       170,613


170,613 total above represents Shares owned individually or jointly. For purposes of this letter agreement, "Shares" excludes 1,158 shares of common stock owned by the Dovenberg's daughter, Kirsten; such shares would not be "rolled over" but would be converted into the right to receive the Merger Consideration.

Certain of the Shares are pledged to secure a margin loan containing customary terms in the amount of approximately $97,000. To the extent that such margin loan is required to be repaid, Holdings will, or will cause the Company to, loan Mr. Dovenberg (on terms reasonably satisfactory to Holdings and Mr. Dovenberg) an amount sufficient to repay the margin loan (or portion thereof that is required to be repaid).

                                                                      APPENDIX F


                                                               November 25, 1997



J.W. Childs Equity Partners, L.P.
c/o J.W. Childs Associates, L.P.
One Federal Street
Boston, MA 02110
Attention: President

UHS Acquisition Corp.
c/o J.W. Childs Associates, L.P.
One Federal Street
Boston, MA 02110
Attention: President


  Re: Support/Voting Agreement
      ------------------------

Gentlemen:

       The undersigned understands that J.W. Childs Equity Partners, L.P. ("Holdings"), UHS Acquisition Corp., a wholly owned subsidiary of Holdings ("Merger Sub"), and Universal Hospital Services, Inc., a Minnesota corporation ("UHS"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into UHS (the "Merger"). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. The undersigned is entering into this letter agreement at the request of Holdings and Merger Sub, as a condition to their willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby.

       Section 1. The undersigned confirms and agrees with you as follows:

       A. He is the beneficial or record owner of the number of shares of common stock, par value $.01 per share, of UHS ("UHS Common Stock") set forth opposite his name on Schedule I hereto (the "Shares"), free and clear of all liens, charges, encumbrances, adverse claims, voting agreements and commitments of every kind, except as disclosed on Schedule I. Except as set forth on Schedule I and except for Options held by him as set forth in Schedule 2.2 to the Merger Agreement, neither he nor any company, trust or other entity controlled by him owns any additional shares of the capital stock of UHS or any interest therein or has any voting rights with respect to any additional shares of capital stock of UHS.

       B. He will not, and will not permit any company, trust or other entity controlled by him, to (i) contract to sell, sell or otherwise transfer or dispose of any of the Shares or any interest therein or options or securities convertible thereunto or any voting rights with respect thereto, other than pursuant to the Merger, unless the proposed transferee and UHS enter into a letter agreement with Holdings and Merger Sub identical to this letter agreement concurrently with such proposed transfer, or (ii) take any action which would make any representation or warranty made by him in this Agreement untrue or incorrect.

       C. He will, and will cause any company, trust or other entity controlled by him to, cooperate fully with you in connection with the Merger Agreement and the transactions contemplated thereby. He will not, and will not permit any such company, trust or other entity to, directly or indirectly (including through its officers, directors, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving UHS, or acquisition of any capital stock or any material portion of the assets of UHS, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than Holdings, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to or otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall restrict him from taking any action in his capacity as an officer or director of UHS that he is permitted to take in such capacity under the Merger Agreement.

       D. He will, and will cause any company, trust or other entity controlled by him to, vote all of the Shares beneficially owned or controlled by him at the record date for any meeting of shareholders of UHS at which the Merger, the Merger Agreement and/or the transactions contemplated thereby are considered, in favor of the Merger, the Merger Agreement and the transactions contemplated thereby, and neither he nor any company, trust or other entity controlled by him will vote any of the Shares (or grant any proxy with respect to any of the Shares) in favor of any Competing Transaction at any meeting of the shareholders of UHS.

       E. He represents and warrants that he has all necessary power and authority to enter into this letter agreement and that this letter agreement is the legal, valid and binding agreement of him, and is enforceable against him in accordance with its terms.

       F. He agrees that he will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents and other instruments as Holdings or Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and to vest the power to vote the Shares as contemplated by Section 1(D).

       Section 2. UHS agrees with and covenants to Holdings and Merger Sub that UHS shall not register the transfer of any of the undersigned's Shares without the prior written consent of Holdings.

       Section 3. UHS and the undersigned agree that damages are an inadequate remedy for the breach by it of any term or condition of this letter agreement and that you shall be entitled to a temporary restraining order and preliminary and permanent injunctive relief in order to enforce the terms of this letter agreement.

       Section 4. This letter agreement may be terminated at the option of any party at any time upon the earlier of (i) termination of the Merger Agreement, or (ii) the Effective Time (as defined in the Merger Agreement).

  Please confirm that the foregoing correctly states the understanding between us by signing and returning to me a counterpart hereof.

                              Very truly yours,

                              *
                              --------------------------------

                              Name:


Acknowledged and agreed to as to Sections 2 and 3:

Universal Hospital Services, Inc.


By:  /s/ Paul W. Larsen
     ----------------------------------------------
     Name: Paul W. Larsen
     Title: Vice President of Administrative Services,
            Secretary and Treasurer

Confirmed on the date first above written:

J.W. Childs Equity Partners, L.P.

By:  J.W. Childs Advisors, L.P.,
     -----------------------------
        its general partner
        -------------------

By:  J.W. Childs Associates, L.P.,
     -----------------------------
        its general partner
        -------------------

By:  J.W. Childs Associates, Inc.,
     -----------------------------
        its general partner
        -------------------


By:  /s/ Steven G. Segal
     -----------------------------------------------
     Name: Steven G. Segal
     Title: Vice President

UHS Acquisition Corp.


By:  /s/ Steven G. Segal
     -----------------------------------------------
     Name: Steven G. Segal
     Title: President

     * An agreement in this form was executed among Universal Hospital Services, Inc., J.W. Childs Equity Partners, L.P., UHS Acquisition Corp. and each of the following individuals: Paul W. Larsen, Thomas A. Minner, Michael W. Bohman and Duane R. Wenell.

                                   SCHEDULE I


                                          Number of Shares Owned
Shareholder                               Beneficially or of Record

Thomas A. Minner                          295,551
Michael W. Bohman                         226,835
Paul W. Larsen                            171,223
Duane R. Wenell                           143,298


FRONT OF PROXY CARD

                       UNIVERSAL HOSPITAL SERVICES, INC.
[LOGO OF UNIVERSAL           1250 NORTHLAND PLAZA
HOSPITAL SERVICES            3800 WEST 80TH STREET
APPEARS HERE]          BLOOMINGTON, MINNESOTA 55431-4442


          NOTICE OF SPECIAL MEETING OF SHAREHOLDERS FEBRUARY 25, 1998 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned appoints Thomas A. Minner and Paul W. Larsen and each of them, with power to act without the other and with all the right of substitution in each, the proxies of the undersigned to vote all shares of Universal Hospital Services, Inc. (the "Company") held by the undersigned on January 26, 1998, at the Special Meeting of Shareholders of the Company, to be held on February 25, 1998 at 9:00 a.m at the Radisson Hotel South, 7800 Normandale Boulevard Bloomington, Minnesota and all adjournments thereof, with all powers the undersigned would possess if present in person. All previous proxies given with respect to the meeting are revoked.

    Receipt of Notice of Special Meeting of Shareholders and Proxy Statement is acknowledged by your execution of this proxy. Complete, sign, date, and return this proxy in the addressed envelope--no postage required. Please mail promptly to save further solicitation expenses.

1. Approval of Merger Agreement, dated    [ ] FOR the Merger
   as of November 25, 1997, by and among  [ ] AGAINST the Merger
   UHS Acquisition Corp., J.W. Childs     [ ] ABSTAIN
   Equity Partners, L.P. and Universal
   Hospital Services, Inc.

            (continued, and to be dated and signed, on other side)





BACK OF PROXY CARD

2. To vote with discretionary authority upon such other matters as may come exercised with respect to votes in favor or abstentions.)


     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS PROVIDED BY THE UNDERSIGNED SHAREHOLDER, THIS PROXY WILL BE VOTED "FOR" ITEM 1 LISTED HEREIN, AND UPON ALL OTHER MATTERS, THE PROXIES SHALL VOTE AS THEY DEEM IN THE BEST INTERESTS OF THE COMPANY.

                                           SIGNATURE(S)

                                           ------------------------------------

                                           ------------------------------------

                                           DATED:                        , 1998
                                                 ------------------------
                                           INSTRUCTION: When shares are held by
                                           joint tenants, all joint tenants
                                           should sign. When signing as
                                           attorney, executor, administrator,
                                           trustee, custodian, or guardian,
                                           please give full title as such. If
                                           shares are held by a corporation,
                                           this proxy should be signed in full
                                           corporate name by its president or
                                           other authorized officer. If a
                                           partnership holds the shares subject
                                           to this proxy, an authorized person
                                           should sign in the name of such
                                           partnership.